Exhibit 4.2

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

June 3, 2020

among

LIBBEY GLASS INC.

and

LIBBEY EUROPE B.V.,

each as a Borrower,

LIBBEY INC., as a Loan Guarantor,

The Other Loan Parties Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

J.P. MORGAN SECURITIES LLC
as Lead Arranger

ASSET BASED LENDING

i

Section 10.14	Keepwell	148

ARTICLE XI The Borrower Representative		148

Section 11.01	Appointment; Nature of Relationship	148
Section 11.02	Powers	148
Section 11.03	Employment of Agents	148
Section 11.04	Notices	148
Section 11.05	Successor Borrower Representative	148
Section 11.06	Execution of Loan Documents; Borrowing Base Certificate	149
Section 11.07	Reporting	149

SCHEDULES:

Commitment Schedule

Schedule S-1	–	Terminated Swap Agreements
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.05	–	Properties
Schedule 3.06	–	Disclosed Matters
Schedule 3.14	–	Insurance
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 5.16	–	Milestones
Schedule 5.23	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	[Reserved]
Exhibit C	–	Form of US Borrowing Base Certificate
Exhibit D	–	Form of Netherlands Borrowing Base Certificate
Exhibit E	–	Closing Checklist
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Form of Weekly Collections Report
Exhibit I	–	Form of Aggregate Borrowing Base Certificate
Exhibit J-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	–	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	–	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	–	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	–	[Reserved]
Exhibit L	–	Form of Borrowing Notice
Exhibit M	–	Initial Approved Budget
Exhibit N	–	Interim Financing Order

v

DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June 3, 2020 (as it may be amended or modified from time to time, this "Agreement"), among LIBBEY GLASS INC. and LIBBEY EUROPE B.V., as Borrowers, LIBBEY INC., as a Loan Guarantor, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, on June 1, 2020 (the "Filing Date"), Holdings, US Borrower, and their respective domestic Subsidiaries (each a "Debtor" and collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

WHEREAS, the Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Borrowers have requested that Lenders provide a secured revolving credit facility to Borrowers in order to (i) fund the continued operation of Borrowers' businesses during the pendency of the Bankruptcy Cases and (ii) repay in full the Existing Secured Obligations (as hereinafter defined) other than the Existing Netherlands Secured Obligations (as hereinafter defined); and

WHEREAS, the Lenders are willing to make available to Borrowers such post-petition loans, other extensions of credit and financial accommodations upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABL Priority Collateral" means "ABL Priority Collateral" as defined in the Intercreditor Agreement.

"Account" has the meaning assigned to such term in the US Security Agreement and, with respect to the Netherlands Loan Parties, "Receivables" as defined in the Deed of Disclosed Pledges of Receivables and Deed of Undisclosed Pledges of Receivables.

"Account Debtor" means any Person obligated on an Account.

"Act" has the meaning set forth in Section 5.15.

"Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, with respect to Netherlands Loans, the Adjusted LIBO Rate shall equal the LIBO Rate for such Interest Period.

"Adjusted One Month LIBOR Rate" means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Administrative Agent" means JPMorgan Chase Bank, N.A, in its capacity as administrative and collateral agent for the Lenders hereunder, or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the "Administrative Agent" shall include any other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing such obligations in such capacity (including, with respect to acting as collateral agent under the Portugal Collateral Documents and the Netherlands Collateral Documents, J.P. Morgan Europe Limited).

"Administrative Agent Consultant" means, any consultant, financial advisor, appraiser or other professional engaged by the Administrative Agent or any legal counsel to the Administrative Agent and designated as an Administrative Agent Consultant by the Administrative Agent in writing. As of the Effective Date, the Administrative Agent Consultant is AlixPartners.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affected Financial Institution" means (a) any EEA Financial Institutional or (b) any UK Financial Institution.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Availability" means, with respect to all the Borrowers, at any time, an amount equal to the sum of (a) the US General Availability and (b) the Netherlands Availability.

"Aggregate Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit I or another form which is acceptable to the Administrative Agent in its sole discretion.

"Aggregate Credit Exposure" means, at any time, the aggregate Credit Exposure of all the Lenders.

"Agreement Currency" has the meaning set forth in Section 9.18(b).

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Percentage" means, with respect to any Lender, at any time, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender's Revolving Commitment then in effect and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Revolving Commitment shall be disregarded in the calculation, (b) with respect to Revolving Loans made to the Netherlands Borrower pursuant to the Revolving Netherlands Sublimit, a percentage equal to a fraction the numerator of which is such Lender's Revolving Netherlands Sublimit then in effect and the denominator of which is the aggregate Revolving Netherlands Sublimit of all Revolving Lenders (if the Revolving Netherlands Sublimit has terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the aggregate Revolving Netherlands Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Revolving Netherlands Sublimit shall be disregarded in the calculation and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Commitment shall be disregarded in the calculation.

"Applicable Rate" means, for any day, with respect to any CBFR Loan, 2.50% per annum, with respect to any Eurocurrency Loan, 3.50% per annum, with respect to the commitment fees payable hereunder, 0.50% per annum, or with respect to the Terminated Swap Obligations, 3.50% per annum to the extent bearing interest at a rate determined by the CB Floating Rate, and 4.50% per annum to the extent bearing interest with respect to a rate determined by the Adjusted LIBO Rate.

"Approved Budget" means the Initial Approved Budget as amended and supplemented by any Weekly Cash Flow Forecast delivered in accordance with Section 5.01(g) and approved by the Administrative Agent in accordance with Section 5.21.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and in the case of such Assignment and Assumption not substantially in the form of Exhibit A, the Borrower Representative.

"Availability" means at any time, with respect to the US Borrower, US General Availability at such time and, with respect to the Netherlands Borrower, the Netherlands Availability at such time.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

"Available Commitment" means, at any time, the difference of (a) the total Commitments then in effect minus (b) the aggregate (USD Equivalent) amount of the Revolving Exposures of all Revolving Lenders and the "Revolving Exposures" (as defined in the Existing Credit Agreement) under the Existing Credit Agreement at such time.

"Avoidance Actions" means any and all claims and causes of action of any Debtor's estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with all proceeds therefrom.

"Avoided Payments" has the meaning specified in Section 2.11(d).

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation administration or other insolvency proceedings).

"Banking Services" means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and international treasury management services).

"Banking Services Obligations" with respect to any Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Banking Services Reserves" means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

"Bankruptcy Cases" means the cases of the Debtors jointly administered under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court, bearing case number 20-11439 and any superseding chapter 7 case or cases.

"Bankruptcy Code" means, as applicable, Title 11 of the U.S. Code (11 U.S.C. §101 et seq), and any rule or regulation issued thereunder.

"Bankruptcy Court" has the meaning assigned to such term in the preamble.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

"Benchmark Replacement Adjustment" means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "CB Floating Rate," the definition of "Interest Period," timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LIBO Rate:

(1)      in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2)      in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)      a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2)      a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3)      a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrowers, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Blocking Regulation" has the meaning assigned to it in Section 3.23.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" or "Borrowers" means, individually or collectively, the US Borrower and the Netherlands Borrower.

"Borrower Representative" means the US Borrower, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan of the same Type and (c) a Protective Advance of the same Type.

"Borrowing Base" means, at any time, with respect to each Borrower, the US Borrowing Base at such time; provided that, with respect to the Netherlands Borrower, "Borrowing Base" in respect of Borrowings pursuant to the Revolving Netherlands Sublimit means the Netherlands Borrowing Base.

"Borrowing Base Certificate" means, individually or collectively, the US Borrowing Base Certificate and the Netherlands Borrowing Base Certificate.

"Borrowing Date" means any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

"Borrowing Notice" means a notice substantially in the form of Exhibit L by the Borrower Representative requesting any Revolving Borrowing pursuant to Section 2.03 or such other form satisfactory to the Administrative Agent.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago (or, with respect to notices in respect of or Borrowings or payments of Loans made to the Netherlands Borrower, London) are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude (a) with respect to a Eurocurrency Loan denominated in dollars, any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) with respect to a Loan denominated in Euros, (i) any day on which banks are not open for dealings in or Euro deposits in the London interbank market and (ii) any day on which the TARGET payment system is not open for the settlement of payment in Euro.

"Calculation Date" means (a) each day on which a Borrowing Base Certificate is required to be delivered pursuant to Section 5.01(h) of this Agreement and (b) any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Carve Out" or "Carveout" has the meaning specified therefor in the Financing Order.

"Cash Management Order" has the meaning set forth in Section 4.01(z).

"CB Floating Rate" means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

"CBFR", when used in reference to: (a) a rate of interest, refers to the CB Floating Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.

"CEA Swap Obligation" means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof but excluding any employee benefit plan of such Person or its subsidiaries), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of Holdings by any Person or group; (d) Holdings shall cease to own, free and clear of all Liens or other encumbrances (other than (i) Liens created pursuant to the Collateral Documents, (ii) Liens securing the Existing Secured Obligations and (iii) Liens securing the Term Loan Obligations permitted hereunder so long as with respect to the ABL Priority Collateral such Liens are junior in priority to the Liens created pursuant to the Collateral Documents), directly or indirectly, all of the outstanding voting Equity Interests of each Borrower on a fully diluted basis; or (e) a Specified Change in Control shall occur.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Chase" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

"Closing Checklist" means that certain Closing Checklist attached hereto as Exhibit E.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means, collectively, all assets and interests and proceeds thereof now owned or hereafter acquired by Holdings, any Borrower or any Loan Guarantor in or upon which a Lien is granted or purported to be granted by such Person in favor of the Administrative Agent under any of the Collateral Documents. Without limitation of the foregoing, subject to the terms of the Interim Financing Order, Final Financing Order, the Intercreditor Agreement and the Carve Out, the Collateral shall include all proceeds of any and all Avoidance Actions.

"Collateral Access Agreement" has the meaning assigned to such term in the US Security Agreement (it being agreed that each "Collateral Access Agreement" entered into in connection with the Existing Credit Agreement shall be a Collateral Access Agreement hereunder).

"Collateral Documents" means, collectively, the US Collateral Documents, the Netherlands Collateral Documents, the Portugal Collateral Documents, the Mexico Collateral Documents and the Financing Orders.

"Collection Account" has the meaning assigned to the term "Collection Account" in the US Security Agreement.

"Commitment" means, with respect to each Lender, such Lender's Revolving Commitment and Revolving Netherlands Sublimit, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amounts of each Lender's Commitments are set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitments, as applicable.

"Commitment Schedule" means the Schedule attached hereto identified as such.

"Committees" means collectively, the Official Committee and any another committee formed, appointed or approved in any Bankruptcy Case.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative (or the Borrowers), in substantially the form of Exhibit G or another form which is acceptable to the Administrative Agent in its sole discretion.

"Compounded SOFR" means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)     the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)     if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of "Benchmark Replacement."

"Consultant" means a Person acting as financial consultant of Debtors, which as of the Effective Date, the Consultant is Alvarez & Marsal; each such Consultant to be reasonably acceptable to the Administrative Agent and engaged by Debtors at Borrowers' sole cost and expense, and with respect to any Consultant engaged after the Effective Date, pursuant to the terms of an engagement agreement reasonably acceptable to the Administrative Agent.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Corresponding Tenor" with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

"Covered Entity" means any of the following:

(i)     a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)     a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning assigned to it in Section 9.28.

"Credit Exposure" means, as to any Lender at any time, the sum of (a) such Lender's Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

"CRO" means a chief restructuring officer engaged by the Debtors or any of them.

"Debtor" or "Debtors" has the meaning assigned to such term in the preamble.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender, as determined by the Administrative Agent in its reasonable discretion, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans in accordance with the terms and conditions of this Agreement within three (3) Business Days of the date required to be funded by it under this Agreement, (b) has notified any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its required funding obligations under this Agreement or required funding obligations under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) is not Solvent or has a parent company that is not Solvent (solely for the purposes of this clause (e), references to "Loan Parties" in the definition of "Solvent" shall be deemed to be references to such Lender or parent company, as applicable), (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action or has had a parent company that has become the subject of a Bail-In Action.

"Deposit Account Control Agreement" has the meaning assigned to such term in the US Security Agreement (it being agreed that each "Deposit Account Control Agreement" entered into in connection with the Existing Credit Agreement shall be a Deposit Account Control Agreement hereunder).

"DIP Liens" means the Liens granted to the Administrative Agent under the Loan Documents and authorized by the Financing Order.

"Disbursements Testing Date" has the meaning assigned to such term in the definition of Testing Date.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"Disclosure Statement" has the meaning assigned to such term on Schedule 5.16.

"Dividing Person" has the meaning assigned to it in the definition of "Division."

"Division" means the division of the assets, liabilities and/or obligations of a Person (the "Dividing Person") among two or more Persons (whether pursuant to a "plan of division" or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

"Document" has the meaning assigned to such term in the US Security Agreement.

"dollars" or "$" refers to lawful money of the United States of America.

"Early Opt-in Election" means the occurrence of:

(1)     (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)     (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

"ECP" means an "eligible contract participant" as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means June 3, 2020.

"Eligible Accounts" means, at any time, with respect to each Borrower and any other US Loan Party or Netherlands Loan Party, the Accounts of such Borrower or other US Loan Party or Netherlands Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein, Eligible Accounts shall not include any Account:

(a)     which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)     which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance, (iii) a Lien securing the Existing Secured Obligations or (iv) a Lien expressly permitted under Section 6.02(j) securing the Term Loan Obligations permitted hereunder, in each case which does not have priority over (or equal to) the Lien in favor of the Administrative Agent;

(c)     with respect to which (i) the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than 90 days after the date of the original invoice therefor, or (iii) which has been written off the books of such Borrower, US Loan Party or Netherlands Loan Party or otherwise designated as uncollectible; provided that the aggregate amount of accounts with a scheduled due date of more than 30 days after the original invoice date which remain unpaid after such scheduled due date shall not exceed $1,000,000.

(d)     which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates, other than Accounts arising from customer chargebacks, are ineligible pursuant to clause (c) above;

(e)     which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Loan Parties exceeds 20% of the aggregate amount of Eligible Accounts of all Loan Parties;

(f)     with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been materially breached or is not true in any material respect;

(g)     which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the applicable US Loan Party's or Netherlands Loan Party's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)     for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such US Loan Party or Netherlands Loan Party;

(i)     with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)     which is owed by an Account Debtor which has currently (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)     which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)     which is owed by an Account Debtor which (A) in the case of a US Loan Party, (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada or (B) in the case of a Netherlands Loan Party, (i) does not maintain its chief executive office in The Netherlands or any other Eligible European Jurisdiction satisfactory to the Administrative Agent or (ii) is not organized under applicable law of The Netherlands or any other Eligible European Jurisdiction satisfactory to the Administrative Agent unless, in each case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m)     which is owed in any currency other than U.S. dollars or Euros;

(n)     which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's satisfaction;

(o)     which is owed by any Affiliate, employee, officer or director of any Loan Party;

(p)     which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(q)     which is owed by an Account Debtor or any Affiliate of such Account Debtor to which a Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r)     which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)     which is evidenced by any promissory note, chattel paper, or instrument;

(t)     which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the applicable US Loan Party or Netherlands Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u)     with respect to a US Loan Party or Netherlands Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(v)     which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w)     which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable US Loan Party or Netherlands Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(x)     which was created on cash on delivery terms;

(y)     which, with respect to Accounts of any Netherlands Loan Party, have not been submitted for filing to the Dutch Tax Authority or evidence of such filing has not been provided by the Loan Parties to the Administrative Agent;

(z)     which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally, in each case unless the Administrative Agent has determined that such limitation is not enforceable; or

(aa)     which the Administrative Agent determines may not be paid by reason of the Account Debtor's inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent's Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount or as otherwise taken into account in clause (p) or (r) above, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable US Loan Party or Netherlands Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable US Loan Party or Netherlands Loan Party to reduce the amount of such Account.

"Eligible European Jurisdiction" means each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom; provided that the Administrative Agent may, in its sole discretion, remove one or more of the countries comprising the Eligible European Jurisdictions and subsequently add one or more countries back as Eligible European Jurisdictions.

"Eligible Inventory" means, at any time, with respect to each Borrower and any other US Loan Party or Netherlands Loan Party, the Inventory of such Borrower, US Loan Party or Netherlands Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent's discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)     which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)     which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance, (iii) a Lien securing the Existing Secured Obligations or (iv) a Lien expressly permitted under Section 6.02(j) securing the Term Loan Obligations permitted hereunder, in each case which does not have priority over (or equal to) the Lien in favor of the Administrative Agent;

(c)     which is, in the Administrative Agent's Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(d)     with respect to which any covenant, representation, or warranty contained in this Agreement, the US Security Agreement or the Netherlands Security Agreement has been materially breached or is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e)     in which any Person other than a Borrower, US Loan Party or Netherlands Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)     which is not finished goods, raw materials, packaging and shipping materials or which constitutes work-in-process, spare or replacement parts, subassemblies, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)     which is not located in the U.S. or, with respect to Inventory of a Netherlands Loan Party, The Netherlands or is in transit with a common carrier from vendors and suppliers , provided that, up to $2,000,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the applicable Borrower, US Loan Party or Netherlands Loan Party and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with the applicable Borrower's, US Loan Party's or Netherland's Loan Party's customs broker, in which the customs broker agrees that it holds the negotiable bill of lading as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor or supplier;

(h)     which is located in any location leased by a Borrower or US Loan Party or Netherlands Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for three months of rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i)     which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Reserve for three months of charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(j)     which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)     which is a discontinued product or component thereof;

(l)     which is the subject of a consignment by a Borrower or US Loan Party or Netherlands Loan Party as consignor;

(m)     which is perishable;

(n)     which contains or bears any intellectual property rights licensed to the applicable Borrower or US Loan Party or Netherlands Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or

(o)     which is not reflected in a current perpetual inventory report of the applicable Borrower or US Loan Party or Netherlands Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as "in transit" Inventory);

(p)     for which reclamation rights have been asserted by the seller until such Inventory is in the seller's possession;

(q)     which is subject to any retention of title claim;

(r)     which has been acquired from a Sanctioned Person; or

(s)     which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

"Employee Benefit Plan" means an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, to which any Loan Party has any liability to make contributions including as the result of being an ERISA Affiliate.

"Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (however designated) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to meet the funding requirements of Section 412 and 430 of the Code or Section 302 and 303 of ERISA; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be insolvent, within the meaning of Title IV of ERISA.

"ERISA Reserve" means a Reserve in the amount of $2,000,000 on the date hereof, as such Reserve may be increased or decreased in the Administrative Agent's Permitted Discretion.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Euro" or "€" means the single currency of the Participating Member States.

"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"European Collateral Agent" means J.P. Morgan Europe Limited, as administrative agent with respect to the Netherlands Collateral Documents and the Portugal Collateral Documents.

"Event of Default" has the meaning assigned to such term in Article VII.

"Exchange Rate" means, with respect to Euros on a particular date, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with Euros in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the "ask price", or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

"Excluded Swap Obligation" means, with respect to guaranty by any Loan Guarantor, any CEA Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor's failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

"Excluded Taxes" means with respect to each Recipient any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted from payment to such Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. federal or Netherlands withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or any Tax that is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that either (i) such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such Tax pursuant to Section 2.17(a) or (ii) the withholding tax that is imposed by a Paying Guarantor's jurisdiction is higher than the amount that would have been imposed by the applicable Borrower's jurisdiction, in which case to such extent it shall not be deemed as Excluded Taxes; (c) any U.S. federal withholding Taxes (including backup withholding) imposed as the result of a Lender's failure to comply with Section 2.17(g); (d) any Taxes imposed under FATCA; and (e) any Taxes that become payable under the laws of the Netherlands as a result of a Recipient having a substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Netherlands Loan Party.

"Existing Administrative Agents" means the Existing US Administrative Agent and the Existing Netherlands Administrative Agent

"Existing Banking Services Obligations" means "Banking Services Obligations" as defined in the Existing Credit Agreement.

"Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of February 8, 2010 by and among Holdings, the Borrowers, the other Loan Parties party thereto from time to time, the Existing Lenders and the Existing Administrative Agents, as amended from time to time.

"Existing Intercreditor Agreement" means the Intercreditor Agreement, dated as of April 9, 2014 among the US Borrower, Holdings, the other US Loan Parties party thereto, Existing US Administrative Agent and Existing Term Loan Agent, as the same has been amended, restated or otherwise modified from time to time prior to the date hereof.

"Existing Lender" means a Person holding loans and commitments under the Existing Credit Agreement, solely in their capacity as such, and not in their capacity as a "Lender" hereunder, if applicable.

"Existing Letters of Credit" has the meaning set forth in Section 2.06(k).

"Existing Loan Documents" means "Loan Documents" as defined in the Existing Credit Agreement.

"Existing Netherlands Administrative Agent" means J.P. Morgan Europe Limited, as administrative agent with respect to the Existing Netherlands Secured Obligations under the Existing Credit Agreement.

"Existing Netherlands Secured Obligations" means the Existing Secured Obligations constituting "Netherlands Obligations" under the Existing Credit Agreement and Existing Banking Services Obligations provided to the Netherlands Loan Parties under the Existing Credit Agreement. For the avoidance of doubt the Existing Netherlands Secured Obligations (including, without limitation, Netherlands Loans (as defined under the Existing Credit Agreement) outstanding on the date hereof with a principal balance equal to €15,500,000.00 on the date hereof) shall remain outstanding under, and subject to the terms of, the Existing Credit Agreement (but the US Loan Parties and each of the other Loan Parties are guaranteeing such Existing Netherlands Secured Obligations pursuant to the Loan Guaranty and the Portugal Guarantee, as applicable, and the obligations in respect of such guarantees are obligations of such Loan Parties hereunder or under the Portugal Guarantee, as applicable).

"Existing Secured Obligations" means all outstanding principal, accrued interest, accrued fees and expenses and any other indebtedness and amounts owing to the Existing Administrative Agents and the Existing Lenders (or the agents therefor) under the Existing Loan Documents (in any event excluding, for the avoidance of doubt, upon the Effective Date, the reimbursement obligations with respect to the Existing Letters of Credit that are deemed to be reissued as Letters of Credit hereunder on the Effective Date and the Existing Banking Services Obligations and the Terminated Swap Obligations which are each deemed to be Secured Obligations hereunder on the Effective Date).

"Existing Term Loan Agent" means Cortland Capital Market Services, LLC, as the administrative agent and collateral agent under the Existing Term Loan Agreement.

"Existing Term Loan Agreement" means the Senior Secured Credit Agreement dated April 9, 2014 by and among US Borrower, Holdings, the lenders from time to time party thereto, and Existing Term Loan Agent, as the same has been amended, restated or otherwise modified from time to time prior to the date hereof.

"Existing Term Loan Documents" means the "Loan Documents" as defined in the Existing Term Loan Agreement.

"Existing Term Loan Obligations" means the "Loan Obligations" as defined in the Existing Term Loan Agreement, but in each case solely to the extent outstanding on the Effective Date.

"Existing US Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent with respect to the US Loans under the Existing Credit Agreement.

"Existing US Secured Obligations" means the Existing Secured Obligations constituting "US Obligations" under the Existing Credit Agreement (in any event excluding, for the avoidance of doubt, upon the Effective Date, the reimbursement obligations with respect to the Existing Letters of Credit that are deemed to be reissued as Letters of Credit hereunder on the Effective Date and the Existing Banking Services Obligations provided to the US Loan Parties and the Terminated Swap Obligations which are each deemed to be US Secured Obligations hereunder on the Effective Date).

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing and implementing such Sections of the Code.

"Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York's Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

"Federal Reserve Bank of New York's Website" means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

"Fee Letter" means that certain Fee Letter dated as of the date hereof among the Administrative Agent and the Borrowers, as the same may be amended, restated or otherwise modified from time to time.

"Filing Date" has the meaning assigned to such term in the preamble.

"Final Financing Order" means the "Final Order" as defined in the Interim Financing Order, together with all amendments, modifications and supplements to such Final Financing Order, in each case, in form and substance satisfactory to the Debtors and the Administrative Agent (and, solely to the extent such "Final Order" or amendments, modifications or supplements thereto (x) do not permit a rollup of all Existing US Secured Obligations under the Existing Credit Agreement into US Secured Obligations hereunder, the Required Lenders, or (y) would not contain (or would result in a modification of) provisions substantially consistent with the provisions of paragraph 24 (Discharge) of the Interim Financing Order with respect to the Secured Obligations or paragraph 39 (Order Governs) of the Interim Financing Order, each affected Lender (it being understood that each Lender would be considered affected with respect to paragraph 23 (if affecting the Secured Obligations of such Lender) and paragraph 39)), in their respective sole discretion.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or other executive officer of a Loan Party.

"Financing Order" means (a) until entry of the Final Financing Order, the Interim Financing Order, and (b) from and after entry of the Final Financing Order, the Final Financing Order.

"First Day Hearing" means the first day of the hearing scheduled on which entry of the Interim Financing Order shall be heard.

"Foreign Lender" means, with respect to a Borrower, any Lender that is organized under the laws of a jurisdiction other than a jurisdiction in which the Borrower is organized or a resident for Tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary organized under the law of any jurisdiction outside the United States of America.

"Funding Account" means the deposit account(s) of each Borrower to which the Administrative Agent and the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings by such Borrower requested or authorized pursuant to this Agreement.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other public entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Grants of Security Interests in Intellectual Property" means, collectively, each Grant of Security Interest in Patent Rights, each Grant of Security Interest in Trademark Rights and each Grant of Security Interest in Copyright Rights to be filed with the United States Patent and Trademark Office (it being agreed that each "Grants of Security Interests in Intellectual Property" entered into in connection with the Existing Credit Agreement shall be a Grants of Security Interests in Intellectual Property hereunder).

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) without duplication of any other Guarantee of such Indebtedness or obligation, as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guaranteed Obligations" has the meaning assigned to such term in Section 10.01.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Holdings" means Libbey Inc., a Delaware corporation.

"Hong Kong Share Mortgage" means that certain Share Mortgage dated on or after the Effective Date between US Borrower, as mortgagor, and the Administrative Agent with respect to the issued share capital of Libbey Asia Limited.

"Impacted Interest Period" has the meaning assigned to such term in the definition of "LIBO Rate".

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued liabilities with respect to obligations owing to employees in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, however, that such Indebtedness, if not assumed, shall be valued at the lower of fair market value of such property on the amount of such Indebtedness incurred, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, to the extent that prior to the Filing Date, any Mexico Loan Guarantor has agreed with a counterparty to extend the payment terms of accounts payable to such counterparty, any accounts payable to such counterparty shall be deemed not to constitute Indebtedness notwithstanding any change in the accounting treatment of such accounts payable.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Initial Approved Budget" means a 13-week cash flow forecast setting forth all forecasted receipts and disbursements of the Debtors and their Subsidiaries on a weekly basis during such 13-week period which shall include, among other things, available cash, revenue, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to this Agreement and the transactions contemplated hereby and the Term Loan Agreement, vendor disbursements, liquidity, Availability under this Agreement, net operating cash flow and net cash flow, fees and expenses relating to the Bankruptcy Cases (including, for the avoidance of doubt, professional fees), working capital and other general corporate financial needs. Such Initial Approved Budget shall be in the form set forth in Exhibit M hereto. For all purposes hereunder, the Initial Approved Budget shall constitute an "Approved Budget".

"Insolvency Regulation" means the Council Regulation (EC) No. 848/2015 of 20 May 2015 on Insolvency Proceedings.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intercreditor Agreement" means the Amended and Restated Intercreditor Agreement, dated as of the date hereof among the US Borrower, Holdings, the other Loan Parties party thereto, Administrative Agent, the Existing Administrative Agents, Term Loan Agent and Existing Term Loan Agent, and the other parties thereto from time to time, as the same has been and may further be amended, restated or otherwise modified from time to time, which amends and restates in its entirety the Existing Intercreditor Agreement.

"Interest Election Request" means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.07.

"Interim Financing Order" means collectively, the order of the Bankruptcy Court substantially in the form of Exhibit N (except as may otherwise be agreed in writing or on the record by the Debtors and the Administrative Agent at the interim hearing with respect to such order in the Bankruptcy Cases) entered in the Bankruptcy Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which order is in effect and not stayed, in form and substance satisfactory to the Debtors, the Administrative Agent and Required Lenders, together with all extensions, modifications, supplements and amendments thereto, in each case, in form and substance satisfactory to the Debtors and the Administrative Agent (and, solely to the extent such extension, modification, amendment or supplement thereto would modify the provisions of paragraph 24 (Discharge) of the Interim Financing Order or paragraph 39 (Order Governs) of the Interim Financing Order, each affected Lender (it being understood that each Lender would be considered affected with respect to paragraph 24 (if affecting the Secured Obligations of such Lender) or paragraph 39)), in their respective sole discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, Debtors to execute and perform under the terms of this Agreement and the other Loan Documents.

"Interest Payment Date" means (a) with respect to any CBFR Loan (other than a Swingline Loan), the first Business Day of each April, July, October and January and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

"Interest Period" means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

"Inventory" has the meaning assigned to such term in the US Security Agreement and, with respect to the Netherlands Loan Parties, "Movables" as defined in the Deed of Disclosed Pledges of Movables in so far as it constitutes inventory for the purposes hereof.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Investment Banker" has the meaning set forth in Section 5.17.

"Issuing Bank" means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) or if Chase is unable to issue a requested Letter of Credit, subject to Chase's consent (not to be unreasonably withheld), any other Lender that upon request by the Borrower Representative consents to be an Issuing Bank hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"Judgment Currency" has the meaning set forth in Section 9.18(b).

"LC Collateral Account" has the meaning assigned to such term in Section 2.06(j).

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any letter of credit issued or deemed issued pursuant to this Agreement.

"Libbey Europe Sublimit" means an amount equal to $55,000,000.

"Libbey Mexico" has the meaning set forth in Section 3.09.

"Libbey Mexico Tax Assessment" has the meaning set forth in Section 3.09.

"LIBO Rate" means, with respect to any Eurocurrency Borrowing for any applicable Interest Period or for any CBFR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period"), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that "LIBO Rate" or "Adjusted LIBO Rate" is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

"LIBO Screen Rate" means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement; provided, further that, notwithstanding the foregoing, with respect to the definition of "Adjusted One Month LIBOR Rate" only, if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, trust agreement, lien, pledge, hypothecation, encumbrance, attachment, charge, seizure or security interest in, on or of such asset, including, without limitation, all "liens" as defined by Section 101(37) of the Bankruptcy Code, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, the Reaffirmation Agreement, the Fee Letter, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Intercreditor Agreement, the Loan Guaranty, the Portugal Guarantee, the Netherlands Subordination Agreement, any Collateral Access Agreement, any Deposit Account Control Agreement, and all Borrowing Base Certificates and Borrowing Notices and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other agreements, instruments, documents and certificates, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loan Guarantor" means each of the US Loan Guarantors, the Netherlands Loan Guarantors, the Mexico Loan Guarantors and the Portugal Loan Guarantor.

"Loan Guaranty" means Article X of this Agreement; provided that with respect to the Portugal Loan Guarantor, the "Loan Guaranty" shall mean the Portugal Guarantee.

"Loan Parties" means the US Loan Parties, the Netherlands Loan Parties, the Mexico Loan Guarantors and the Portugal Loan Guarantor.

"Loans" means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

"Local Time" means, with respect to any Borrowing or payment made by the US Borrower or the Netherlands Borrower, Chicago time and London time, respectively.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party, (c) the Administrative Agent's Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder or any other Loan Document. For the avoidance of doubt, solely for purposes of clause (a) hereof, "Material Adverse Effect" shall expressly exclude (i) any matters disclosed in any "first day" pleadings or declarations and (ii) the effect of filing the Bankruptcy Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the Financing Order.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of a Swap Agreement of any Loan Party or any of its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the "obligations" of Holdings or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Maturity Date" means the earliest of (a) the date that is one hundred eighty (180) days after the Filing Date, (b) the consummation of a sale of all or substantially all of the Debtor's assets, (c) if the Final Financing Order has not been entered, the date that is thirty-five (35) days after the Filing Date (or such later date to which the deadline for the entry of the Final Financing Order may be extended in accordance with the terms of Section 5.16), (d) the Plan Effective Date of a Plan of Reorganization, (e) the Maturity Date (under and as defined in the Term Loan Agreement) or (f) any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof.

"Maximum Liability" has the meaning assigned to such term in Section 10.10.

"Mexico" means the United Mexican States (Estados Unidos Mexicanos).

"Mexico Collateral" means, collectively, any and all property of whatever kind and nature, owned, leased or operated by a Person covered by the Mexico Collateral Documents and any and all other property of whatever kind and nature of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent (or any other designated Person under the Intercreditor Agreement), on behalf of itself and the Lenders and their Affiliates, to secure any Secured Obligations.

"Mexico Collateral Documents" means, collectively, the Mexico Non-Possessory Pledge Agreement, the Mexico Equity Interest Pledge Agreement, the Mexico Security Trust Agreement and all other documents, instruments and agreements governed by the laws of Mexico now or hereafter securing (or giving with intent to secure) a Lien upon the Mexico Collateral as security for the Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Mexico Equity Interest Pledge Agreement" means, collectively, one or more Mexican law-governed Non-Possessory Equity Pledge Agreements (Contratos de Prenda sin Transmisión de Posesión sobre Partes Sociales), in form and substance satisfactory to the Administrative Agent, pursuant to which the Persons holding any Equity Interests issued by the Mexico Loan Guarantors and/or owners of the equity interests of the Mexico Loan Guarantors, as pledgors, have pledged and granted a first priority Lien in favor of the Administrative Agent (or any other designated Person under the Intercreditor Agreement), as pledgee, with the consent and acknowledgement of the corresponding Mexico Loan Guarantor, over all of the present and future assets (Bienes Pignorados, as defined therein), except as otherwise transmitted to the Mexico Security Trustee and subject to the Mexico Security Trust Agreement, and given as security for the Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Mexico Loan Guarantors" means the US Borrower's Subsidiaries that are organized under the laws of Mexico (other than Crisa Libbey, S.A. de C.V.) party to this Agreement and the Mexico Collateral Documents.

"Mexico Non-Possessory Pledge Agreement" means, collectively, one or more Mexican law-governed Non-Possessory Pledge Agreements (Contratos de Prenda sin Transmisión de Posesión), in form and substance satisfactory to the Administrative Agent, pursuant to which the corresponding Mexico Loan Guarantors, as pledgors, have pledged and granted a first priority Lien in favor of the Administrative Agent (or any other designated Person under the Intercreditor Agreement), as pledgee, over all or substantially all of the present and future assets (Bienes Pignorados, as defined therein), except as otherwise transmitted to the Mexico Security Trustee and subject to the Mexico Security Trust Agreement or covered by the Mexico Equity Interest Pledge Agreement, and given as security for the Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Mexico Security Trust Agreement" means, one Mexican law-governed Irrevocable Transfer of Title and Security Trust Agreement with Reversion Right (Contrato de Fideicomiso Irrevocable Traslativo de Dominio y de Garantía con Derechos de Reversión), in form and substance satisfactory to the Administrative Agent, to be entered into by and among each corresponding Loan Guarantor, as settlors, the Mexico Security Trustee, as trustee, the Administrative Agent (or any other designated Person under the Intercreditor Agreement) and Term Loan Agent, as first and second place beneficiaries, respectively, pursuant to which the corresponding settlors, have transferred or will transfer to the Mexico Security Trustee all of the Mexico Collateral identified therein to form part of the trust estate (Patrimonio del Fideicomiso, as defined therein), and given as security for the Secured Obligations, except to the extent otherwise covered by the Mexico Non-Possessory Pledge Agreement and the Mexico Equity Interest Pledge Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Mexico Security Trustee" means any Mexican banking institution acceptable to the Administrative Agent, acting as trustee under the Mexico Security Trust Agreement.

"Milestones" has the meaning set forth in Section 5.16.

"Minimum Aggregate Availability" has the meaning set forth in Section 6.18.

"Moody's" means Moody's Investors Service, Inc.

"Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto (including any Netherlands Mortgage, any US Mortgage and the Mexico Security Trust Agreement, with respect to any real property located in Mexico owned by the Mexico Loan Guarantors).

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Netherlands Availability" means, with respect to the Netherlands Borrower, at any time, an amount equal to (a) the lesser of the Revolving Netherlands Sublimit and the Netherlands Borrowing Base at such time minus (b)(i) the aggregate amount of the Revolving Netherlands Exposures of all Revolving Lenders at such time, (ii) the "Revolving Netherlands Exposure" (as defined in the Existing Credit Agreement), and (iii) the principal amount of any Reinstated Existing Netherlands Secured Obligations in respect to "Revolving Netherlands Exposure" (as defined in the Existing Credit Agreement); provided that such Netherlands Availability will at no time exceed the difference of (x) the sum of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)) minus (y) the Aggregate Credit Exposure and the "Aggregate Credit Exposure" (as defined in the Existing Credit Agreement) at such time; and provided, further, that such Netherlands Availability will at no time exceed the difference of (i) the Libbey Europe Sublimit minus (ii) the aggregate amount of the Credit Exposures and the "Credit Exposures" (as defined in the Existing Credit Agreement) of all Lenders at such time relating to the Netherlands Borrower at such time.

"Netherlands Bank Account Establishment Trigger Event" is defined in the definition of Restriction Period Grid.

"Netherlands Borrower" means Libbey Europe B.V., a limited liability company incorporated in The Netherlands.

"Netherlands Borrowing Base" means, at any time, the sum of (a) 85% of the Netherlands Loan Parties' Eligible Accounts at such time, plus (b) the lesser of (i) 65% of the Netherlands Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Netherlands Loan Parties' Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves without duplication of the Reserves with respect to the US Borrowing Base related to the Netherlands Loan Parties. The maximum amount of the Netherlands Borrowing Base attributable to Inventory is $12,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Netherlands Borrowing Base.

"Netherlands Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is acceptable to the Administrative Agent in its sole discretion.

"Netherlands Collateral" means any and all property owned, leased or operated by a Person covered by the Netherlands Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure any Secured Obligations.

"Netherlands Collateral Documents" means, collectively, the Netherlands Security Agreement, the Netherlands Mortgages and any other documents granting a Lien upon the Netherlands Collateral (or equity interests issued by a Netherlands Loan Party) as security for payment of the Secured Obligations and the Existing US Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Netherlands Collection Account" means the collection account maintained by the Netherlands Borrower with the Administrative Agent or other bank acceptable to the Administrative Agent, and, in each case, designated as such by Administrative Agent.

"Netherlands Financial Supervision Act" means the Netherlands Financial Supervision Act (Wet op het financieel toezicht).

"Netherlands Fiscal Unity" means any fiscal unity for Dutch corporate income tax or Dutch value added tax purposes.

"Netherlands Intercompany Pledge" means the pledge by Libbey Mexico to Libbey Mexico Holdings B.V. of the Equity Interests of Crisa Libbey México, S. de R.L. de C.V. pursuant to the Netherlands Intercompany Note and the Netherlands Intercompany Pledge Agreement, which shall be subject in all respects to the terms of the Netherlands Subordination Agreement.

"Netherlands Intercompany Pledge Agreement" means that certain non-possessory pledge agreement dated as of April 22, 2016 between Libbey Mexico, as pledgor, and Libbey Mexico Holdings B.V., as pledgee, which agreement shall be subject in all respects to the terms of the Netherlands Subordination Agreement.

"Netherlands Intercompany Note" means that certain intercompany loan agreement dated April 30, 2011, and amended on April 22, 2016, between Libbey Mexico, as debtor, and Libbey Mexico Holdings B.V., as creditor, which agreement shall be subject in all respects to the terms of the Netherlands Subordination Agreement.

"Netherlands Loan Guarantors" means the US Borrower's Subsidiaries that are organized under the laws of The Netherlands (other than the Netherlands Borrower).

"Netherlands Loan Party" means the Netherlands Borrower, each Netherlands Loan Guarantor party hereto and the Netherlands Security Agreement.

"Netherlands Loans" means the loans and advances made by the Lenders to the Netherlands Borrower pursuant to this Agreement, including Protective Advances made with respect to the Netherlands Borrower.

"Netherlands Mortgage" means each Mortgage in respect of owned real property located in the Netherlands of a Netherlands Loan Party.

"Netherlands Obligations" means all obligations in respect of unpaid principal of and accrued and unpaid interest (including without limitation any post-petition interest, whether allowed or not) on the Netherlands Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Netherlands Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under any Loan Document.

"Netherlands Secured Obligations" means all Netherlands Obligations, together with all (i) Banking Services Obligations of the Netherlands Borrower or any Netherlands Loan Guarantor and (ii) Swap Obligations of the Netherlands Borrower or any Netherlands Loan Guarantor owing to one or more Lenders or their respective Affiliates; provided that (a) with respect to any transaction relating to such Banking Services Obligation or Swap Obligation entered into after the Effective Date, such Banking Services Obligation or Swap Obligation shall not constitute a Netherlands Secured Obligation entitled to the benefits of the Collateral Documents unless the Lender party thereto (other than Chase) shall have received the prior written consent of the Administrative Agent or (b) with respect to any transaction relating to such Banking Services Obligation or Swap Obligation entered into on or prior to the Effective Date, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent prior to the Effective Date that such a transaction has been entered into and that it constitutes a Netherlands Secured Obligation entitled to the benefits of the Collateral Documents.

"Netherlands Security Agreement" means each of that certain Dutch Security Agreement, dated on or about the date hereof, between the Netherlands Borrower, the Netherlands Loan Guarantors, the US Borrower and the Administrative Agent (or an Affiliate thereof) and any other pledge or security agreement entered into, on or after the date of this Agreement by the Netherlands Borrower or any Netherlands Loan Guarantor or with respect to the equity interests issued by any of the Netherlands Loan Parties (as required by this Agreement or any other Loan Document) as the same has been and may further be amended, restated or otherwise modified from time to time.

"Netherlands Subordination Agreement" means that certain Subordination Agreement dated as of the Effective Date between the Existing Netherlands Administrative Agent, the Administrative Agent, Term Loan Agent, Libbey Mexico Holdings B.V. and Libbey Mexico.

"Netherlands Trigger Event" is defined in the definition of Restriction Period Grid.

"Net Orderly Liquidation Value" means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

"Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable professional and consulting fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

"Non-Consenting Lender" has the meaning assigned to such term in Section 2.19(b).

"Non-Mortgaged Property" has the meaning set forth in Section 3.05.

"Non-Paying Guarantor" has the meaning assigned to such term in Section 10.11.

"Non-Restricted Deposit Accounts" means (a) payroll and fiduciary accounts, accounts of Subsidiaries that are not Loan Parties, employee benefits, withholding tax, escrow and customs accounts, in each case solely as long as any such account is used exclusively for the purposes described in this clause (a), and (b) accounts for retail stores, petty cash accounts and other purposes (with an aggregate amount on deposit in all such accounts specified in this clause (b) not to exceed $100,000).

"NYFRB" means the Federal Reserve Bank of New York.

"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term "NYFRB Rate" means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Obligated Party" has the meaning assigned to such term in Section 10.02.

"Obligations" means the US Obligations and/or the Netherlands Obligations, as the context requires. Unless otherwise specified, "Obligations" shall refer to the Obligations with respect to the Borrowers.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases). For purposes of this Agreement, the outstanding principal amount of Off-Balance Sheet Liabilities shall be deemed equal to the amount of those liabilities that would be outstanding if the transaction was structured as an on balance sheet secured financing.

"Official Committee" means the official committee of unsecured creditors formed, appointed or approved in the Bankruptcy Cases.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Foreign Guarantor" means, collectively, the Mexico Loan Guarantors and the Portugal Loan Guarantor.

"Other Taxes" means any and all present or future stamp, documentary, court, intangible, recording, filing or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York's Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

"Overnight LIBO Rate" means a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in dollars or Euros as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if an Overnight LIBO Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for all purposes of this Agreement.

"Parallel Debt" means each DIP Netherlands Parallel Debt as defined in Section 9.19, each DIP US Parallel Debt as defined in Section 9.20 and each Prepetition Parallel Debt as defined in Section 9.21.

"Participant" has the meaning set forth in Section 9.04.

"Participant Register" has the meaning set forth in Section 9.04.

"Participating Member State" means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

"Paying Guarantor" has the meaning assigned to such term in Section 10.11.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Discretion" means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Encumbrances" means:

(a)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)     carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)     subject to the Financing Order and the terms thereof, pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs duties, and other obligations of a like nature, in each case in the ordinary course of business;

(e)     judgment liens in respect of judgments after the Filing Date that do not constitute an Event of Default under clause (k) of Article VII so long as such judgments are stayed during the pendency of the Bankruptcy Cases;

(f)     survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or any of its Subsidiaries;

(g)     (1) non-exclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, provided that no such license or sublicense may be granted that would reasonably be expected to constitute an abandonment of any Loan Party's or any Subsidiary's trade name or trademarks or other similar Intellectual Property if such abandonment would materially interfere with the business of Holdings and its Subsidiaries; or (2) leases or subleases not otherwise prohibited under this Agreement and the other Loan Documents granted to others not interfering in any material respect in the business of Holdings or any of its Subsidiaries;

(h)     Liens arising solely by virtue of any statutory or common law provisions, or on the basis of Dutch general banking conditions (algemene bankvoorwaarden) relating to banker's Liens, rights of set-off or similar rights and remedies with respect to the deposit accounts constituting Non-Restricted Deposit Accounts or set forth on Schedule 6.02;

(i)     Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases permitted hereunder describing the leased property and proceeds thereof as collateral; and

(j)     any interest or title of a lessor in any Capitalized Lease Obligations permitted under Section 6.01 or any operating lease entered into by or binding upon a Loan Party or a Subsidiary in the ordinary course of its business and covering only the asset so leased and the personal property thereon and proceeds thereof;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition having a credit rating of "A" or better from S&P or Moody's;

(c)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of A-2 or the equivalent thereof from S&P or P-2 or the equivalent thereof from Moody's;

(d)     investments in certificates of deposit, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (b) and (d) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f)     money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

(g)     in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody's or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (f) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

"Permitted Priority Liens" means all Liens permitted to have priority over the Liens in favor of the Administrative Agent, solely to the extent that such Liens are valid, perfected and non-avoidable as of the Filing Date (or as may be permitted to be perfected after the Filing Date pursuant to Section 546 of the Bankruptcy Code) and were not subordinated by agreement or applicable law, subject to the terms of the Financing Order and otherwise agreed to by the Administrative Agent.

"Permitted Variances" shall mean (i) all variances that are favorable to the financial condition and the interests of the Debtors and the other Loan Parties and the interests of the Administrative Agent or the Lenders, and (ii) any variance that is unfavorable to the financial condition and the interests of the Debtors and the other Loan Parties or the interests of the Administrative Agent or the Lenders and does not exceed, (x) with respect to disbursements (excluding fees, costs and expenses of professional advisors) 10%, tested every week on a cumulative basis for a rolling four week period (or, solely for each of the first three weeks of the Bankruptcy Cases, tested every week on a cumulative basis for the period from the Filing Date through such Testing Date) (y) with respect to both (a) accrued fees, costs and expenses of professional advisors) and (b) the payment of fees, costs and expenses of professional advisors, 15%, tested every fourth week, on a cumulative basis for the rolling four week period, and (z) with respect to net cash flow (excluding fees, costs and expenses of professional advisors), 20%, tested every fourth week, on a cumulative basis for the rolling four week period, in each case, based upon the most recent Approved Budget, and as reflected in the Variance Report.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Plan Effective Date" means the date in which all conditions precedent to the effectiveness of a Plan of Reorganization have been satisfied or waived in accordance with the Plan of Reorganization.

"Plan of Reorganization" means a plan of reorganization in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to the economic and non-economic treatment of the Secured Obligations, the Existing Secured Obligations, the Administrative Agent, the Existing Administrative Agents, Lenders and Existing Lenders, (and, if such plan of reorganization does not provide for the indefeasible payment in full in cash of the Secured Obligations and Existing Secured Obligations on, or in connection with the occurrence of, the effective date under such plan of reorganization, also in form and substance satisfactory to each affected Lender in their sole discretion with respect to such economic treatment of the Secured Obligations and Existing Secured Obligations) and otherwise in form and substance satisfactory to the Administrative Agent in its sole discretion as to all other matters.

"Portugal Collateral" means any and all property owned, leased or operated by a Person covered by the Portugal Collateral Documents and credit rights and any and all other property or credit rights of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties (as such term is defined in the Portugal Security Agreement), to secure any Secured Obligations (as such term is defined in the Portugal Security Agreement) on the terms and conditions, and as, set forth in the Portugal Security Agreement.

"Portugal Collateral Documents" means, collectively, the Portugal Security Agreement and any other notarial deeds or documents granting a Lien upon the Portugal Collateral as security for payment of the Secured Obligations on the terms and conditions, and as, set forth in the Portugal Security Agreement in each case as amended, restated, supplemented or otherwise modified from time to time.

"Portugal Guarantee" means any Portugal Loan Guarantor's corporate guarantee granted under the Portugal Security Agreement.

"Portugal Loan Guarantor" means the US Borrower's Subsidiary that is organized under the laws of Portugal and party to the Portugal Security Agreement.

"Portugal Security Agreement" means the Portugal Security Agreement to be entered into following the Effective Date pursuant to Section 5.23 between European Collateral Agent (acting as administrative agent for itself and on behalf of and for the benefit of the Secured Parties (as such term is defined in the Portugal Security Agreement) and Crisal – Cristalaria Automática, S.A. and the Netherlands Borrower and such other Loan Parties (if any) party thereto from time to time (as Security Providers (as such term is defined in the Portugal Security Agreement)), in form and substance satisfactory to the Administrative Agent, and given as security for the Secured Obligations (as such term is defined in the Portugal Security Agreement), as amended, restated, supplemented or otherwise modified from time to time.

"Pre-Petition Payment" means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness, trade payables or other pre-petition claims against any Loan Party.

"Prepayment Event" means, without duplication:

(a)     any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than (i) dispositions described in Section 6.05(a), (j) or (k) and (ii) sales, transfers or other dispositions of Term Priority Collateral to the extent such proceeds are required pursuant to the terms of the Term Loan Agreement to permanently prepay Term Loan Obligations permitted hereunder and are in fact used to permanently prepay such Term Loan Obligations;

(b)     [reserved]; or

(c)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, other than insurance proceeds and condemnation awards with respect to Term Priority Collateral.

"Prepetition Adequate Protection Liens" has the meaning specified therefor in the Financing Order.

"Prime Rate" means the rate of interest last quoted by The Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

"Principal Obligations" means the DIP Netherlands Principal Obligations as defined in Section 9.19, the DIP US Principal Obligations as defined in Section 9.20 and the Prepetition Principal Obligations as defined in Section 9.21.

"Process Agent" means Libbey Glass Inc. or such other Person acceptable to the Administrative Agent to act as agent for service of process for the purposes set forth in Section 9.09(d).

"Professional Fees and Net Cash Flow Testing Date" has the meaning assigned to such term in the definition of Testing Date.

"Projections" has the meaning assigned to such term in Section 5.01(f).

"Protective Advance" has the meaning assigned to such term in Section 2.04.

"QFC Credit Support" has the meaning assigned to such term in Section 9.28.

"Qualified ECP Guarantor" means, in respect of any CEA Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such CEA Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualified Investment Banker Engagement" means the engagement and retention by the Borrowers of an investment banker reasonably satisfactory to the Administrative Agent, which as of the Effective Date is Lazard, in each case, at Borrowers' sole cost and expense and, with respect to any investment banker engaged after the Effective Date, on terms and conditions reasonably satisfactory to the Administrative Agent, in each case, for purposes of preparing, marketing, and consummating potential strategic alternatives (including, without limitation, potential equity sales, refinancing transactions, capital investment raise transactions, and other transactions) as may be acceptable to the Borrowers and the Administrative Agent, the consummation of each of which shall be subject to the terms and provisions of this Agreement.

"Reaffirmation Agreement" means that certain Reaffirmation of Prepetition Loan Documents, dated as of the Effective Date, by and among the Loan Parties party thereto, the Administrative Agent and the Existing Administrative Agents.

"Recipient" means the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

"Register" has the meaning set forth in Section 9.04.

"Reinstated Existing Netherlands Secured Obligations" means any Reinstated Existing Secured Obligations in respect of Netherlands Obligations (as defined in the Existing Credit Agreement).

"Reinstated Existing Secured Obligations" means any Existing Secured Obligations constituting Avoided Payments, to the extent such obligations have been reinstated, in each case, pursuant to, and subject to the requirements and terms of the Bankruptcy Court.

"Reinstated Existing US Secured Obligations" means any Reinstated Existing Secured Obligations in respect of US Obligations (as defined in the Existing Credit Agreement).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Relevant Governmental Body" means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

"Report" means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers' assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

"Required Lenders" means, at any time, Lenders having Credit Exposure (USD Equivalent) and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure (USD Equivalent) and unused Revolving Commitments at such time and based on the Exchange Rate in effect at such time.

"Requirement of Law" as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations or the Existing Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen's and bailee's charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations (other than the Terminated Swap Obligations), reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves in respect of the Carve Out and Specified Reserves and reserves for Taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. For the avoidance of doubt, no Reserves shall be implemented in respect of the principal amount of the Terminated Swap Obligations.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the US Borrower or any option, warrant or other right to acquire any such Equity Interests in the US Borrower.

"Restriction Commencement Date" means a date on which a Restriction Trigger Event shall have occurred.

"Restriction Period" means the period commencing on a Restriction Commencement Date and at all times thereafter.

"Restriction Period Grid" means the table set forth below setting forth the applicable Restriction Trigger Amounts with respect to each provision of the Loan Documents wherein the term "Restriction Period" is used:

Relevant Provision	Restriction Trigger Amount
Article VII of the US Security Agreement	$10,000,000
Provisions of the Netherlands Collateral Documents referring to "Netherlands Trigger Event"	$10,000,000
Provisions of the Netherlands Collateral Documents referring to "Netherlands Bank Account Establishment Trigger Event"	Any amount determined by the Administrative Agent from time to time in its sole discretion

"Restriction Trigger Amount" means, with respect to each provision of the Loan Documents wherein the term "Restriction Period" is used, the amount set forth in the Restriction Period Grid opposite the reference to such provision.

"Restriction Trigger Event" means that (a) as of any date of determination the Aggregate Availability fails to be equal to or greater than the applicable Restriction Trigger Amount or (b) unless otherwise consented to by Administrative Agent in its sole discretion for the purposes of this definition, an Event of Default has occurred and is continuing.

"Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment. The amount of each Lender's Commitment as of the Effective Date is set forth on the Commitment Schedule. The aggregate amount of the Lenders' Revolving Commitments as of the Effective Date is $100,000,000.

"Revolving Exposure" means, with respect to any Lender as it relates to any Borrower at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans to such Borrower, in each case, and its LC Exposure with respect to any Letter of Credit requested by such Borrower and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans to such Borrower, in each case, at such time.

"Revolving Lender" means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

"Revolving Loan" means a Loan made pursuant to Section 2.01(b).

"Revolving Netherlands Exposure" means, with respect to any Lender as it relates to the Netherlands Borrower, at any time, the sum of the principal amount of such Lender's Netherlands Loans outstanding at such time made pursuant to the Revolving Netherlands Sublimit.

"Revolving Netherlands Sublimit" means, with respect to each Lender, the obligation, if any, of such Lender to make Revolving Loans hereunder to the Netherlands Borrower based on the Netherlands Borrowing Base, expressed as an amount representing the maximum possible aggregate amount of such Lender's Revolving Exposure hereunder, as such obligation may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Netherlands Sublimit is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Netherlands Sublimit. The initial aggregate amount of the Lenders' Revolving Netherlands Sublimit is $20,000,000.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

"Sanctioned Country" means, at any time, a country or territory which in its entirety is the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom or any other relevant sanctions authority.

"Secured Obligations" means, collectively, the US Secured Obligations and Netherlands Secured Obligations; provided, however, that the definition of "Secured Obligations" shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

"Settlement" has the meaning assigned to such term in Section 2.05(d).

"Settlement Date" has the meaning assigned to such term in Section 2.05(d).

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York's Website.

"SOFR-Based Rate" means SOFR, Compounded SOFR or Term SOFR.

"Solvent" mean, with respect to each Loan Party, at any time that (i) the fair value of the assets of such Loan Party, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter.

"Specified Change in Control" means a "Change of Control" (or any other defined term having a similar purpose) as defined in the Term Loan Agreement.

"Specified Reserves" means, as of any date of determination, a reserve in an amount equal to the sum of any claims under § 503(b)(9) of the Bankruptcy Code based on the most recent good faith estimate of the amount of such claims provided by the Debtors and Consultant to the Administrative Agent (and excluding any such claims that have been paid as of such date of determination).

"Stated Maturity" means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior the date originally scheduled for the repayment thereof.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is contractually subordinated to payment of the Secured Obligations to the reasonable written satisfaction of the Administrative Agent; provided that the Term Loan Obligations shall not be deemed to be Subordinated Indebtedness for purposes hereof.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

"Subsidiary" means with respect to any Loan Party any direct or indirect subsidiary of such Loan Party.

"Supermajority Lenders" means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing 66 2/3% or more of the sum of the total Revolving Exposure and unused Revolving Commitment.

"Superpriority Claim" has the meaning specified therefor in Section 3.16(b).

"Supported QFC" has the meaning assigned to such term in Section 9.28.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

"Swap Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

"Swingline Lender" means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.

"Swingline Loan" means a Loan made pursuant to Section 2.05.

"Taxes" means any and all present or future taxes, assessments, social security contributions, levies, imposts, duties, deductions, withholdings (including backup withholdings), fees or other charges imposed by any Governmental Authority, including penalties, interest, additions to tax, surcharges, inflationary adjustments, fines, collection fees or any ancillary charges derived therefrom.

"Term Loan Agent" means Cortland Capital Market Services, LLC, as administrative agent and collateral agent for the lenders under the Term Loan Agreement.

"Term Loan Agreement" means that certain Superpriority Secured Debtor-in-Possession Credit Agreement dated as of the Effective Date by and among US Borrower, Holdings, the lenders from time to time party thereto, and Term Loan Agent.

"Term Loan Documents" means the "Loan Documents" (as defined in the Term Loan Agreement.

"Term Loan Obligations" means the "Loan Obligations" (as defined in the Term Loan Agreement) under the Term Loan Agreement and the Existing Term Loan Obligations.

"Term Loan Proceeds Account" means the "Funding Account" as defined in the Term Loan Agreement (as in effect on the date hereof).

"Term Priority Collateral" means the "Term Priority Collateral" (as defined in the Intercreditor Agreement).

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Terminated Swap Agreements" means those certain "Swap Agreements" (as such term is defined in the Existing Credit Agreement) listed on Schedule S-1 which were terminated on or prior to the Effective Date.

"Terminated Swap Obligations" means the "Swap Obligations" (as such term is defined under the Existing Credit Agreement) in an amount equal to the sum of the Terminated JPM Swap Obligations Amount plus $11,479,808 arising under the Terminated Swap Agreements, of which the Terminated JPM Swap Obligations Amount is owing to JPMorgan Chase Bank, N.A. hereunder, and of which $11,479,808 is owing to Fifth Third Bank, National Association hereunder.

"Terminated JPM Swap Obligations Amount" means an amount identified in writing (which may be by electronic email) by JPMorgan Chase Bank, N.A. to US Borrower following the Effective Date that is identified as a "Terminated JPM Swap Obligations Amount Notice" as constituting the Terminated Swap Obligations Amount owing to JPMorgan Chase Bank, N.A. in respect of the Terminated

"Testing Date" shall mean (x) with respect to the testing of Permitted Variances under clause (ii)(x) of the definition thereof, the last Business Day of (i) the first full calendar week after the Effective Date and (ii) every week thereafter (each such date under this clause (x), a "Disbursements Testing Date") and (y) with respect to the testing of Permitted Variances under subclauses (y) and (z) of clause (ii) of the definition thereof, the last Business Day of (i) the fourth full calendar week after the Effective Date and (ii) every fourth week thereafter (each such date under this clause (y), a "Professional Fees and Net Cash Flow Testing Date").

"Testing Period" means (a) in the case of any Disbursements Testing Date (as defined in the definition of Testing Date), the one week period ending on such Disbursements Testing Date, and (b) in the case of any Professional Fees and Net Cash Flow Testing Date (as defined in the definition of Testing Date), the four week period ending on such Professional Fees and Net Cash Flow Testing Date.

"Transactions" means (a) the commencement of the Bankruptcy Cases, (b) the execution, delivery and performance by the Loan Parties of this Agreement, (c) the borrowing of Loans and other credit extensions, (d) issuance of Letters of Credit hereunder, (e) the guarantees made hereunder or any other agreement by any Loan Guarantor, (f) the funding of the "Loans" (as defined in the Term Loan Agreement) in accordance with the terms of the Term Loan Agreement and this Agreement and (g) the payment of all fees, costs and expenses in connection with the foregoing to the extent set forth in the Approved Budget (subject to the variances and exclusions permitted hereunder).

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CB Floating Rate or another rate of interest reasonably determined by the Administrative Agent, and whether such Loan or Borrowing is made in dollars or Euros.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

"United States" and "U.S." means the United States of America.

"Unliquidated Obligations" means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee or any indemnification obligation) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

"US Borrower" means Libbey Glass Inc., a Delaware corporation.

"US Borrowing Base" means, at any time, the sum of (a) 85% of the Eligible Accounts at such time of all US Loan Parties other than Holdings, plus (b) the lesser of (i) 65% of such Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by such US Loan Parties' Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by such US Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves without duplication of any Reserves with respect to the Netherlands Borrowing Base (including, but not limited to, the ERISA Reserve) related to such US Loan Parties. The maximum amount of the US Borrowing Base attributable to Inventory, together with Inventory attributable to the Netherlands Borrowing Base, is $75,000,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the US Borrowing Base.

Notwithstanding the foregoing, if at any time (x) an Event of Default is in existence or (y) less than 65% of the aggregate gross dollar amount of the Accounts (other than Accounts owing to Affiliates) and Inventory set forth on the US Borrowing Base Certificate are Accounts and Inventory of the US Borrower (i.e., 35% or more of the aggregate gross dollar amount of the Accounts (other than Accounts owing to Affiliates) and Inventory set forth on the US Borrowing Base Certificate are Accounts and Inventory of US Loan Parties other than the US Borrower), then Administrative Agent may in its sole discretion require that the US Borrowing Base be converted from a "consolidated borrowing base" into "separate borrowing bases" whereby (subject only to such exceptions as Administrative Agent may agree in its sole discretion) each of the US Loan Parties would only receive access to US Loans (other than Protective Advances) to the extent the amount of the US Borrowing Base was then attributable to Eligible Accounts and Eligible Inventory of such US Loan Party. The Borrower Representative may designate in good faith certain Accounts and Inventory of US Loan Parties that are Subsidiaries of the US Borrower as being excluded from such calculation (and as a result thereof such Accounts and Inventory would not constitute Eligible Accounts or Eligible Inventory for all purposes in this Agreement and the other Loan Documents). Any such designation by the Borrower Representative would need to be included in the current US Borrowing Base Certificate.

"US Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.

"US Collateral" means any and all property owned, leased or operated by a Person covered by the US Collateral Documents and any and all other property of any US Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure any Secured Obligations.

"US Collateral Documents" means, collectively, the US Security Agreement, the US Mortgages, the Grants of Security Interests in Intellectual Property, the Hong Kong Share Mortgage and any other documents granting a Lien upon the US Collateral as security for payment of the Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"US General Availability" means, at any time, an amount equal to the difference of (a) the lesser of the total Revolving Commitments (less Reserves (other than Reserves which the Administrative Agent elects not to deduct for such purpose in its sole discretion)) and the US Borrowing Base at such time minus (b)(i) the total Revolving Exposure (excluding Revolving Netherlands Exposures) at such time, (ii) the principal amount of any Reinstated Existing US Secured Obligations and (iii) the principal amount of any Existing US Secured Obligations and Existing Netherlands Secured Obligations (excluding "Revolving Netherlands Exposure" (as defined in the Existing Credit Agreement) and obligations in respect of guaranties of such "Revolving Netherlands Exposure"; provided that such US General Availability will at no time exceed the difference of (x) the sum of the total Revolving Commitments (less Reserves (other than Reserves which the Administrative Agent elects not to deduct for such purpose in its sole discretion)) minus (y) the Aggregate Credit Exposure at such time and the "Aggregate Credit Exposure" (as defined in the Existing Credit Agreement). For the avoidance of doubt, the principal amount of Terminated Swap Obligations shall not be included in the calculation of US General Availability.

"US Loan Guarantors" means the US Borrower's domestic Subsidiaries and Holdings, and for the purposes of Article X hereof, shall also mean the US Borrower.

"US Loan Party" means the US Borrower, Holdings, the other US Loan Guarantors party hereto and the US Security Agreement.

"US Loans" means the loans and advances made or deemed made by the Lenders to the US Borrower pursuant to this Agreement, including Swingline Loans and Protective Advances. Notwithstanding anything to the contrary set forth herein, all US Loans shall be made in dollars.

"US Mortgage" means each Mortgage in respect of real property of a US Loan Party (it being agreed that each "US Mortgage" entered into in connection with the Existing Credit Agreement shall be a US Mortgage hereunder).

"US Obligations" means all obligations in respect of unpaid principal of and accrued and unpaid interest (including without limitation any post-petition interest, whether allowed or not) on the US Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (not constituting or arising in respect of principal or interest or LC Disbursements) of any US Loan Party (or any other Loan Party other than a Netherlands Loan Party) to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under any Loan Document.

"US Secured Obligations" means all US Obligations, together with all (i) the obligations of the US Loan Parties under the Loan Guaranty hereunder in respect of the Netherlands Secured Obligations and Existing Netherlands Secured Obligations, (ii) Banking Services Obligations of the US Borrower or any US Loan Guarantor and (iii) the Terminated Swap Obligations and Swap Obligations of the US Borrower or any US Loan Guarantor owing to one or more Lenders or their respective Affiliates; provided that (a) with respect to any transaction relating to such Banking Services Obligation or Swap Obligation entered into after the Effective Date, such Banking Services Obligation or Swap Obligation shall not constitute a US Secured Obligation entitled to the benefits of the Collateral Documents unless the Lender party thereto (other than Chase) shall have received the prior written consent of the Administrative Agent or (b) with respect to any transaction relating to such Banking Services Obligation or Swap Obligation entered into on or prior to the Effective Date (other than the Terminated Swap Obligations), the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent prior to the Effective Date that such a transaction has been entered into and that it constitutes a US Secured Obligation entitled to the benefits of the Collateral Documents.

"US Security Agreement" means that certain Debtor-in-Possession Pledge and Security Agreement, dated as of the date of this Agreement, between the US Borrower, the US Loan Guarantors and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other US Loan Guarantor (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

"US Separate Borrowing Base Period" any period in which separate US Borrowing Bases are required by the last paragraph of the definition of US Borrowing Base.

"US Special Resolution Regime" has the meaning assigned to such term in Section 9.28.

"USD Equivalent" means, with respect to any amount of Euros, on any date, the amount of dollars that may be purchased with such amount of Euros at the Exchange Rate in effect on such date.

"Variance Report" has the meaning assigned to such term in Section 5.01(g).

"Weekly Cash Flow Forecast" has the meaning assigned to such term in Section 5.01(g).

"Weekly Collections Report" has the meaning assigned to such term in Section 5.01(i)(viii).

"Wholly-Owned Subsidiary" means with respect to any Person, any other Person all of the capital stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

Section 1.03     Terms of Usage.

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document or contractual obligation herein shall, unless otherwise specified, be construed as referring to such agreement, instrument or other document or contractual obligation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise provided, dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets; it being understood that this sentence does not apply to Article II of this Agreement) are calculated as of each date of measurement by the USD Equivalents thereof as of such date of measurement; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were accessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)     In this Agreement, where it relates to a Netherlands entity, reference to (i) a winding-up, administration or dissolution includes any insolvency proceedings within the meaning of Regulation (EU) No 2015/848 of the European Parliament and of the Council of the European Union of 20 May 2015 on insolvency proceedings (recast) listed or to be listed in Annex A thereto or a Netherlands entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (ii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend; (iii) any step or procedure taken in connection with insolvency proceedings includes a Netherlands entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), other than an automatic notice as a result of the first extraordinary three-month payment extension requested by any Netherlands Loan Party in accordance with the decree of the Dutch State Secretary of Finance of 22 April 2020 (nr. 2020-8499) and any further extension requested by any Loan Party in accordance with the updated decree of the Dutch State Secretary of Finance of 6 May 2020, nr. 2020-9594 or any further update of such decree, provided, that, such request for additional extension has been agreed to by the Administrative Agent in writing in advance; (iv) a trustee in bankruptcy includes a curator or a beoogd curator; (v) an administrator includes a bewindvoerder or a beoogd bewindvoerder; (vi) an attachment includes a conservatoir beslag or executorial beslag; (vii) duly authorized by all necessary organizational and, if required, stockholder (or equity holder, as applicable) action includes any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and (viii) any Lien shall, with due observance of Section 5.22(c), not include any joint and several liability as a result of any Netherlands Fiscal Unity.

(c)     Any reference herein or in any other Loan Document or the Existing Loan Documents to the satisfaction, repayment or payment in full of the Secured Obligations shall mean (a) the payment or repayment in full in immediately available funds in the applicable currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans and "Loans" (as defined in the Existing Credit Agreement) and the Terminated Swap Obligations, together with the payment of any premium applicable to the repayment of the Loans and "Loans" (as defined in the Existing Credit Agreement), (ii) all costs and expenses of the Administrative Agent, the Existing Administrative Agents, the Lenders, the Existing Lenders or any of their affiliates under this Agreement and the Existing Credit Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, including, without limitation with respect to any Banking Services Obligations or Swap Obligations, (iii) all fees or charges that have accrued hereunder or under any other Loan Document or Existing Loan Document and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit or Existing Letters of Credit, providing cash collateral in the applicable currency equal to 105% of the LC Exposure as of the applicable date plus accrued and unpaid interest thereon, (c) in the case of obligations with respect to Banking Services (other than Swap Obligations) and "Banking Services" (other than "Swap Obligations") (each as defined in the Existing Credit Agreement), providing cash collateral in an amount determined by the Administrative Agent or the Existing Administrative Agents, as applicable, as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Banking Services (other than Swap Obligations) and "Banking Services" (other than "Swap Obligations") (each as defined in the Existing Credit Agreement), (d) the receipt by the Administrative Agent or the Existing Administrative Agents of cash collateral in the applicable currency in order to secure any other contingent Secured Obligations or Existing Secured Obligations for which a claim or demand for payment has been made on or prior to such time or that the Administrative Agent or the Existing Administrative Agents, as applicable, reasonably expects will be made or in respect of matters or circumstances known to the Administrative Agent, a Lender, the Existing Administrative Agents or an Existing Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as the Administrative Agent or the Existing Administrative Agents, as applicable, reasonably determines is appropriate to secure such contingent Secured Obligations or the Existing Secured Obligations, (e) the payment or repayment in full in immediately available funds in the applicable currency of all other outstanding Secured Obligations and Existing Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Obligations or Existing Secured Obligations) under Swap Agreements and "Swap Agreements" (as defined in the Existing Credit Agreement), other than in each case of clauses (a) to (e) hereof, (i) contingent indemnification obligations to the extent no demand or claim has been made with respect thereof and no claim giving rise thereto has been asserted, (ii) any Banking Services (other than Swap Obligations) and any Existing Banking Services Obligations (other than Swap Obligations (as such term is defined in the Existing Credit Agreement)) that, at such time, are allowed by the applicable Lender or Existing Lender to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Swap Obligations that, at such time, are allowed by the applicable Lender to remain outstanding without being required to be repaid, (f) the termination of all of the Commitments of the Lenders and (g) with respect to the Secured Obligations and the Existing Secured Obligations, the delivery of a payoff letter (in form and substance satisfactory to the Administrative Agent and the Existing Administrative Agents, as applicable) and delivery of a general release (in form and substance satisfactory to the Administrative Agents and the Existing Administrative, as applicable) of any and all claims and causes of action that could have been asserted or raised under or in connection with the Loan Documents and the Existing Loan Documents.

Section 1.04     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary herein, all obligations (regardless of whether in existence as of the Effective Date or entered into after that date) that are or would (if they were in existence as of the Effective Date) be treated as operating leases under the methods of accounting implemented by Holdings and its Subsidiaries in accordance with GAAP as of the Effective Date shall, for purposes of determining compliance with any covenant contained herein or otherwise making any financial calculations contemplated herein, be treated from and after the Effective Date in the same manner, regardless of any change to the accounting for leases required under FASB Accounting Standards Update No. 2016-02 dated February 2016 regarding Leases (Topic 842).  For the avoidance of doubt, any lease liability recorded on the consolidated balance sheet of Holdings and its Subsidiaries after December 31, 2018 with respect to any obligation treated as an operating lease under the previous sentence shall, consistent with current accounting treatment regarding operating leases, be disregarded for purposes of determining compliance with any covenant contained herein or otherwise making any financial calculations contemplated herein.

Section 1.05     Interest Rates; LIBOR Notifications. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the "IBA") for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBO Rate" or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

Section 2.01     Commitments.

(a)     [Reserved].

(b)     (A)     Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to each Borrower from time to time during the Availability Period in dollars, with respect to US Borrower and Netherlands Borrower, or Euros, with respect to Netherlands Borrower, as requested by such Borrower, in an aggregate principal amount that will not result in (i) the USD Equivalent of such Lender's Revolving Exposure, plus the aggregate principal amount of any Reinstated Existing Secured Obligations of such Lender, plus the aggregate principal amount of any Existing Secured Obligations of such Lender, in each case, with respect to the Borrowers, collectively exceeding such Lender's Revolving Commitment, (ii) the USD Equivalent of the Aggregate Credit Exposures, plus the aggregate principal amount of any Reinstated Existing Secured Obligations, plus the aggregate principal amount of any Existing Secured Obligations, in each case, with respect to the Borrowers, collectively exceeding the sum of the total Revolving Commitments (less Reserves (other than Reserves which the Administrative Agent elects not to deduct for such purpose in its sole discretion)), (iii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures), plus the aggregate principal amount of any Reinstated Existing US Secured Obligations with respect to "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement), plus the total "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, with respect to the Borrowers, collectively exceeding the US Borrowing Base, (iv) the USD Equivalent of such Lender's Revolving Netherlands Exposure, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) of such Lender, plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) of such Lender under the Existing Credit Agreement, in each case, with respect to the Netherlands Borrower, collectively exceeding such Lender's Revolving Netherlands Sublimit, (v) the USD Equivalent of the total Revolving Netherlands Exposures, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, with respect to the Netherlands Borrower, collectively exceeding the sum of the total Revolving Netherlands Sublimit, (vi) the USD Equivalent of the total Revolving Netherlands Exposures, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, collectively exceeding the Netherlands Borrowing Base or (vii) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower, plus any Reinstated Existing Netherlands Secured Obligations, plus the total "Revolving Exposure" (as such term is defined in the Existing Credit Agreement) with respect to the Netherlands Borrower under the Existing Credit Agreement, collectively exceeding the Libbey Europe Sublimit, subject to the Administrative Agent's authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Subject to Section 2.14, each Borrowing made in Euros shall be comprised entirely of Eurocurrency Loans.

(A)     (B)     Not later than noon, Local Time, on the second Business Day preceding the Borrowing Date with respect to each Borrowing (or, in the case of a CBFR Borrowing at a time when Eurocurrency Loans made in Euros shall be outstanding, promptly on such Borrowing Date), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such date and give notice thereof to the Netherlands Borrower and the relevant Lenders. The Exchange Rate so determined shall become effective on such Borrowing Date for the purposes of determining availability under the Commitments with respect to such Borrowing (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Loans made in Euros which are outstanding on such Borrowing Date).

(c)     Not later than 2:00 p.m., New York City time, on each Calculation Date pursuant to clause (a) of such definition (so long as any Eurocurrency Loans made in Euros shall be outstanding), the Netherlands Borrower shall determine the Exchange Rate with respect to Euros as of such Calculation Date and give notice thereof to the Administrative Agent and the relevant Lenders. The Exchange Rate so determined shall become effective on the Calculation Date, unless the Administrative Agent shall have delivered a notice to Netherlands Borrower of a different Exchange Rate in which case the Exchange Rate as determined by the Administrative Agent shall control. On any Calculation Date pursuant to clause (b) of such definition, the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such Calculation Date and give notice thereof to the Netherlands Borrower and such Exchange Rate shall become effective on such Calculation Date. If, on any Calculation Date, (i) the USD Equivalent of the total Revolving Netherlands Exposures, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, relating to the Netherlands Borrower, collectively exceeds the sum of the total Revolving Netherlands Sublimit, (ii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposure), plus the aggregate principal amount of any Reinstated Existing US Secured Obligations with respect to "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement), plus the total "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, with respect to the Borrowers, collectively exceeds the US Borrowing Base, (iii) the USD Equivalent of the total Revolving Netherlands Exposure, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case relating to the Netherlands Borrower, collectively exceeds the Netherlands Borrowing Base or (iv) the USD Equivalent of the total Revolving Exposures, plus any Reinstated Existing Netherlands Secured Obligations, plus the total "Revolving Exposure" (as such term is defined in the Existing Credit Agreement) with respect to the Netherlands Borrower under the Existing Credit Agreement, collectively exceeds the Libbey Europe Sublimit, then each such Borrower shall, within three (3) Business Days after notice thereof from the Administrative Agent, prepay its Revolving Loans in an aggregate USD Equivalent amount equal, when taken together with any contemporaneous prepayment by the other Borrower, to any such excess (such calculation to be made using the Exchange Rate that is effective on such Calculation Date); provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.13 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16).

Section 2.02     Loans and Borrowings.

(a)     Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.

(b)     Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of CBFR Loans or Eurocurrency Loans as the Borrower Representative may request in accordance herewith, provided that all Eurocurrency Borrowings made on the Effective Date must be made in accordance with Section 2.03. Each Swingline Loan to the US Borrower shall be a CBFR Loan and each Swingline Loan to the Netherlands Borrower shall bear interest at the Overnight LIBO Rate plus the Applicable Rate for Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan or any other Loan hereunder by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate (USD Equivalent) amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each CBFR Borrowing is made, such Borrowing shall be in an aggregate (USD Equivalent) amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a CBFR Borrowing may be in an aggregate (USD Equivalent) amount that is equal to the entire unused balance of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)) or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurocurrency Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)     Notwithstanding anything to the contrary in this Agreement, a request for Borrowings for the account of the US Borrower in respect of the Existing US Secured Obligations (excluding guaranties of Existing Netherlands Secured Obligations) will be deemed to have been submitted for Borrowings within one (1) Business Day of entry of the Final Financing Order in an amount equal to the Existing US Secured Obligations on such date (excluding the guaranties of Existing Netherlands Secured Obligations). The proceeds of the Borrowings referenced in the immediately preceding sentence will be applied (it being understood that such application shall be settled as a cashless transaction by virtue of book entries on Administrative Agent's loan systems reflecting the reduction of the Existing US Secured Obligations and an increase to the Revolving Loans made to the US Borrower hereunder, that such Borrowings shall not be subject to the limitations set forth in Section 2.01(b)(A) or the applicable conditions precedent set forth in Article IV hereof) to repay the Existing US Secured Obligations (excluding guaranties of Existing Netherlands Secured Obligations under the Existing Credit Agreement). For the avoidance of doubt, all Existing Netherlands Secured Obligations under the Existing Credit Agreement will remain outstanding under the Existing Credit Agreement and subject to the terms of the Existing Credit Agreement and this Credit Agreement.

Section 2.03     Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by submitting a Borrowing Notice (delivered by hand or facsimile) signed by the Borrower Representative (a) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing; provided that, with respect to any Eurocurrency Borrowing proposed to be made on the Effective Date, the Administrative Agent shall not later than noon, Local Time, three (3) Business Days prior to the Effective Date have received a Borrowing Notice and a funding indemnity side letter by each Borrower requesting such Borrowing for the benefit of the Administrative Agent and each Lender reasonably satisfactory to the Administrative Agent, and in case such notice and side letter are not so received by such time, the Borrower shall be deemed to have requested the USD Equivalent of CBFR Loans denominated in dollars in lieu of such Eurocurrency Loans; and provided, further, that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Notice shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Notice signed by the Borrower Representative. Each such telephonic and written Borrowing Notice shall specify the following information in compliance with Section 2.01:

(i)     the name of the applicable Borrower;

(ii)     the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)     the date of such Borrowing, which shall be a Business Day;

(iv)     with respect to Netherlands Loans, whether such Borrowing is to be made in dollars or Euros;

(v)     whether such Borrowing is to be made pursuant to the Revolving Netherlands Sublimit; and

(vi)     whether such Borrowing is to be a CBFR Borrowing or a Eurocurrency Borrowing; and

(vii)     in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."

If no election as to the Type of Borrowing is specified in such Borrowing Notice, then the requested Borrowing shall be, in the case of a Borrowing requested to be made in dollars, a CBFR Borrowing and, in the case of a Borrowing requested to be made in Euros, a Eurocurrency Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04     Protective Advances.

(a)     Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent's sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers in dollars or Euros, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as "Protective Advances"); provided that, the aggregate USD Equivalent (measured at the time of each Protective Advance) amount of Protective Advances outstanding at any time shall not at any time exceed $10,000,000; provided further that, the USD Equivalent amount of Aggregate Credit Exposure plus the "Aggregate Credit Exposure" (as such term is defined in the Existing Credit Agreement) shall not exceed the sum of the total Revolving Commitments; provided further that, the USD Equivalent of any Lender's Revolving Exposure plus such Lender's "Revolving Exposure" (as such term is defined in the Existing Credit Agreement) shall not exceed such Lender's Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. Protective Advances with respect to the US Borrower shall be secured by liens in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders on and to the US Collateral and shall constitute Obligations of the US Borrower. Protective Advances with respect to the Netherlands Borrower shall be secured by the Liens in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders in and to the Collateral and shall constitute Obligations of the Netherlands Borrower hereunder. All Protective Advances shall be, in the case of a Borrowing made in dollars, CBFR Borrowings and, in the case of a Borrowing made in Euros, bear interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period. The Administrative Agent's authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof. At any time that there is sufficient Availability with respect to the Borrower on whose behalf a Protective Advance was made and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to such Borrower (including, with respect to the Netherlands Borrower, pursuant to the Revolving Netherlands Sublimit) to repay such Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)     Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05     Swingline Loans.

(a)     Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall have no obligation to, make Swingline Loans to the Borrowers, from time to time during the Availability Period, in dollars with respect to US Borrower and Netherlands Borrower, or in Euros to the Netherlands Borrower, in an aggregate principal amount at any time outstanding that will not result in (provided that, solely with respect to the Swingline Lender and not with respect to any Borrower, the following limits shall not be deemed to have been exceeded if the only reason that the limits are exceeded is as a result of currency exchange rate changes occurring after the date that the Swingline Loan was made) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the USD Equivalent of $10,000,000, (ii) the USD Equivalent of the Aggregate Credit Exposures and the "Aggregate Credit Exposures" (as defined in the Existing Credit Agreement) with respect to the Borrowers exceeding the sum of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)), (iii) the USD Equivalent of the total Revolving Exposures with respect to the US Borrower and the "Revolving Exposure" (as defined in the Existing Credit Agreement) exceeding the US Borrowing Base or (iv) the USD Equivalent of the total Revolving Netherlands Exposure with respect to the Netherlands Borrower and the "Revolving Netherlands Exposure" (as defined in the Existing Credit Agreement) exceeding the Netherlands Borrowing Base; provided that (x) the Netherlands Borrower shall not be permitted to borrow more than the USD Equivalent of $5,000,000 in Swingline Loans and (y) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to Section 2.14, each Swingline Borrowing made in Euros shall be comprised entirely of Swingline Loans bearing interest at the Overnight LIBO Rate plus the Applicable Rate for Eurocurrency Loans plus 1%. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), in the case of Swingline Loans denominated in dollars, not later than noon, Chicago time, or in the case of Swingline Loans denominated in Euros, no later than 11:00 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the applicable Funding Account(s) (provided that such credit shall instead be, in the case at the time of such Borrowing full cash dominion is in effect pursuant to Article VII of the US Security Agreement or as a Netherlands Trigger Event, to the Collection Account or the Netherlands Collection Account, as applicable) as early as possible on the requested date of such Swingline Loan.

(b)     The Swingline Lender may (i) on same Business Day written notice given to the Administrative Agent not later than 11:00 a.m., Chicago time, in the case of Swingline Loans denominated in dollars, or (ii) on three (3) Business Days written notice given to the Administrative Agent not later than 11:00 a.m., London time, in the case of Swingline Loans denominated in Euros, require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate dollar and/or Euro amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan made in dollars after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the US Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof. Any amounts received by the Swingline Lender from the Netherlands Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan made in Euros after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Netherlands Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Netherlands Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one (1) Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and is continuing and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

(c)     Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender's Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d)     The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a "Settlement") with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time, in the case of Swingline Loans denominated in dollars, or 12:00 p.m., London time, in the case of Swingline Loans denominated in Euros, on the date of such requested Settlement (the "Settlement Date"). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender's Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, in the case of Swingline Loans denominated in dollars, or 2:00 p.m., London time, in the case of Swingline Loans denominated in Euros, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender's Swingline Loans with respect to the applicable Borrower and, together with Swingline Lender's Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

Section 2.06     Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of US Borrower (for the benefit of US Borrower or any other US Loan Party), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to noon, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, US Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000, (ii) the USD Equivalent of the Aggregate Credit Exposures, plus the aggregate principal amount of any Reinstated Existing Secured Obligations, plus the aggregate principal amount of any Existing Secured Obligations, in each case, with respect to the Borrowers, collectively shall not exceed the sum of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)) and (iii)  the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures) plus the aggregate principal amount of any Reinstated Existing US Secured Obligations with respect to "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement), plus the total "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, with respect to the Borrowers, collectively shall not exceed the US Borrowing Base.

(c)     Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or increase, reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the US Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, Chicago time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than noon, Chicago time, on (i) the Business Day that the US Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a CBFR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower's obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing. If the US Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the US Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the US Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The US Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable law) suffered by the US Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the US Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the "LC Collateral Account"), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the US Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the US Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three (3) Business Days after all such Defaults have been cured or waived.

(k)     Existing Letters of Credit. Schedule 2.06 hereto contains a list of all Letters of Credit (as defined in the Existing Credit Agreement) outstanding on the Filing Date pursuant to the Existing Credit Agreement. For the period from and after the effective date of the Interim Financing Order, each such Letter of Credit set forth on Schedule 2.06, including any extension or renewal thereof, that remains outstanding on the effective date of the Interim Financing Order (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall be deemed Letters of Credit re-issued hereunder for the account of US Borrower, for all purposes of this Agreement and the other Loan Documents, including, without limitation, calculations of US General Availability, the US Borrowing Base, Revolving Exposure, LC Exposure and all other fees and expenses relating to the Letters of Credit (including any related indemnification obligations). Issuing Bank hereby assumes and agrees to perform any and all duties, obligations and liabilities to be performed or discharged by the issuers of the Existing Letters of Credit. US Borrower agrees to execute and deliver such documentation, if any, requested by the Administrative Agent, or Issuing Bank to evidence, record, or further the foregoing deemed re-issuance.

Section 2.07     Funding of Borrowings.

(a)     Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender's Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that (A) Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent, and (B) in the case at the time of such Borrowing full cash dominion is in effect pursuant to Article VII of the US Security Agreement or as a result of a Netherlands Trigger Event, all Loans to the US Borrower or the Netherlands Borrower shall be credited to the Collection Account or the Netherlands Collection Account, respectively.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower requesting such Borrowing severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case such Borrower, with respect to a Borrowing made in dollars, the interest rate applicable to CBFR Loans and, with respect to a Borrowing made in Euros, at an interest rate applicable to Eurocurrency Borrowings having an Interest Period of one month. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

Section 2.08     Interest Elections.

(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice in accordance with the terms hereof and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Notice. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, subject to Section 2.14, Borrowings made in Euros may not be converted to a different Type. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)     To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Notice would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be a CBFR Borrowing or a Eurocurrency Borrowing; and

(iv)     if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)     If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall, in the case of a Borrowing made in dollars, be converted to a CBFR Borrowing and, in the case of a Borrowing made in Euros, converted to a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Borrowing made in dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall, in the case of a Borrowing made in dollars, be converted to a CBFR Borrowing and, in the case of a Borrowing made in Euros, continued with an Interest Period of one month, in each case, at the end of the Interest Period applicable thereto.

Section 2.09     Reduction or Termination of Commitments.

(a)     Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)     The Borrowers shall have the right, upon not less than three (3) Business Days' notice to the Administrative Agent, from time to time, to reduce the amount of the Commitments; provided that no such reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Availability with respect to either Borrower would be less than zero. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments; provided that with the prior consent of each of the Administrative Agent and the Required Lenders reductions may be made to the Commitments of Defaulting Lenders without having to reduce the Commitments of the other Lenders.

(c)     The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Obligations, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all outstanding reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(d)     The Borrower Representative shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (c) of this Section at least three (3) Business Days prior to the effective date of such termination or such shorter period as may be agreed by the Administrative Agent, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

Section 2.10     Repayment and Amortization of Loans; Evidence of Debt.

(a)     (i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, (ii) the US Borrower unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) the US Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan in dollars on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four (4) Business Days after such Swingline Loan is made, (iv) the Netherlands Borrower unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance made on behalf of the Netherlands Borrower on the earlier of the Maturity Date and demand by the Administrative Agent and (v) the Netherlands Borrower hereby unconditionally promises to pay the Swingline Lender the then unpaid principal amount of each Swingline Loan in Euros on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four (4) Business Days after such Swingline Loan is made.

(b)     At all times that full cash dominion is in effect pursuant to Article VII of the US Security Agreement or as a result of a Netherlands Trigger Event, on each Business Day, the Administrative Agent shall apply all immediately available funds credited to the Collection Account or the Netherlands Collection Account, as applicable, in respect of each applicable Borrower the previous Business Day first with respect to the US Borrower (and the Netherlands Borrower with respect to Protective Advances made on behalf of the Netherlands Borrower) to prepay any Protective Advances that may be outstanding, second to prepay the Revolving Loans (including Swingline Loans) made to such Borrower and third to cash collateralize outstanding LC Exposure in respect of such Borrower. Notwithstanding anything to the contrary contained herein, after the Effective Date at any time when cash dominion is not in effect pursuant to Article VII of the US Security Agreement, and until such time as all of the outstanding principal balance of Existing US Secured Obligations (excluding any guaranties of Existing Netherlands Secured Obligations) has been paid down to zero either pursuant to Section 2.02(e) or pursuant to the operation of this Section 2.10(b), all collections received by US Borrower in the Collection Account or otherwise received by US Borrower with respect to proceeds of Accounts, Inventory or other ABL Priority Collateral that are not otherwise applied as a prepayment of the Existing US Secured Obligations shall be deemed (it being understood that the following shall be settled as a cashless transaction by virtue of book entries on the Administrative Agent's loan systems reflecting the reduction of the Existing US Secured Obligations and an increase to the Revolving Loans made to the US Borrower hereunder, that such Borrowings shall not be subject to the limitations set forth in Section 2.01(b)(A) or the applicable conditions precedent set forth in Article IV hereof), to be a concurrent request for and funding of Revolving Loans to the US Borrower hereunder and used to repay in full the Existing US Secured Obligations (other than the guaranties of the Existing Netherlands Secured Obligations). Notwithstanding the foregoing, unless otherwise determined by the Administrative Agent in its sole discretion, the Administrative Agent may defer such repayment of the Existing US Secured Obligations and advance of Revolving Loans made to the US Borrower hereunder described in the preceding sentence until the Administrative Agent's receipt of the Weekly Collections Report for the preceding week (and upon Administrative Agent's receipt of such Weekly Collections Report, the Administrative Agent is authorized upon such date to apply such deemed repayment of Existing US Secured Obligations and advance of Revolving Loans to the US Borrower hereunder as set forth in the Weekly Collections Report); provided that, in the event of a discrepancy between the Administrative Agent's records and the Weekly Collections Report, the Administrative Agent's record shall be presumed to be accurate absent manifest error identified by Borrower Representative to the Administrative Agent in writing within five (5) Business Days' of Borrower Representative's receipt of notice of such application from the Administrative Agent, and the Administrative Agent shall be permitted to make book entries on its loan systems to implement such cashless repayment of Existing US Secured Obligations and funding of Revolving Loans to US Borrower hereunder as described in the preceding sentence based on the amounts reflected in the Administrative Agent's records. In furtherance of the foregoing, the Administrative Agent is authorized to make the payments and Borrowings set forth in each Weekly Collections Report delivered to the Administrative Agent in accordance with Section 5.01(i)(viii).

(c)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e)     The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)     Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower to which such Loan is made shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that such Lender returns such promissory note or notes for cancellation and requests that such Loans be evidenced as set forth in Section 2.10(c) and (d).

Section 2.11     Prepayment of Loans.

(a)     Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section, and each such voluntary prepayment shall be applied in accordance with Section 2.11(f) below.

(b)     Notwithstanding Section 2.10(b), and without limitation thereof, except to the extent resulting from changes of the Exchange Rate for Euros after the immediately preceding Calculation Date (provided in that case the Netherlands Borrower shall be required to make the following payments on the next Calculation Date), in the event and on such occasion that (i) the USD Equivalent of the Aggregate Credit Exposure, plus the aggregate principal amount of any Reinstated Existing Secured Obligations, plus the aggregate principal amount of any Existing Secured Obligations, in each case, with respect to the Borrowers, collectively exceeds the sum of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)), (ii) the USD Equivalent of the Revolving Exposures (excluding Revolving Netherlands Exposure), plus the aggregate principal amount of any Reinstated Existing US Secured Obligations with respect to "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement), plus the total "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, collectively exceeds the US Borrowing Base, (iii) the USD Equivalent of the total Revolving Netherlands Exposure, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, relating to the Netherlands Borrower, exceeds the sum of the total Revolving Netherlands Sublimit, (iv) the USD Equivalent of the total Revolving Netherlands Exposure, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, relating to the Netherlands Borrower, collectively exceeds the Netherlands Borrowing Base or (v) the USD Equivalent of the total Revolving Exposures relating to the Netherlands Borrower, plus any Reinstated Existing Netherlands Secured Obligations, plus the total "Revolving Exposure" (as such term is defined in the Existing Credit Agreement) with respect to the Netherlands Borrower under the Existing Credit Agreement, collectively exceeds the Libbey Europe Sublimit, then each such Borrower shall prepay its Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate USD Equivalent amount equal, when taken together with any contemporaneous prepayment by the other Borrower, to such excess.

(c)     In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds.

(d)     In the event that an Existing Administrative Agent or any of the Existing Lenders are required to repay or disgorge to Debtors or any representatives of the Debtors' estate (as agents, with derivative standing or otherwise) all or any portion of the Existing Secured Obligations authorized and directed to be repaid pursuant to the Financing Order, or any payment on account of the Existing Secured Obligations made to an Existing Administrative Agent or any Existing Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or other applicable insolvency laws or any applicable state or provincial law, or any other similar provisions under any other state, federal or provincial statutory or common law (all such amounts being hereafter referred to as the "Avoided Payments"), then, in such event, Borrowers shall prepay the Obligations in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by Debtors or any representative of the Debtors' estate in accordance with Section 2.11(f).

(e)     Upon receipt by any Loan Party or any Subsidiary of the proceeds from the incurrence of Indebtedness or issuance and sale of any Indebtedness securities, subject to the terms of the Intercreditor Agreement, prepay the outstanding principal amount of the Obligations in accordance with Section 2.11(f) in an amount equal to 100% of the Net Proceeds of such incurrence.

(f)     Each prepayment pursuant to Section 2.11(d) shall, (A) if such prepayment is in connection with an Avoided Payment on account of Existing US Secured Obligations, (1) so long as the Administrative Agent has not elected or Required Lenders have not directed application of payments in the manner set forth in Section 2.18(b) during the continuance of a Default or Event of Default, be applied, first, to the outstanding principal amount of the Revolving Loans (first, with application to the US Loans, second, with application to the Netherlands Loans) until paid in full and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding LC Exposure, and (2) if a Default or Event of Default has occurred and is then continuing and the Administrative Agent has so elected or Required Lenders have so directed, be applied in the manner set forth in Section 2.18(b) and (B) if such prepayment is in connection with an Avoided Payment on account of Existing Netherlands Secured Obligations, (1) so long as the Administrative Agent has not elected or Required Lenders have not directed application of payments in the manner set forth in Section 2.18(b) during the continuance of a Default or Event of Default, be applied, first, to the outstanding principal amount of the Revolving Loans (first, with application to the Netherlands Loans, second, with application to the US Loans) until paid in full and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding LC Exposure, and (2) if a Default or Event of Default shall have occurred and be continuing and the Administrative Agent has so elected or Required Lenders have so directed, be applied in the manner set forth in Section 2.18(b). Each prepayment pursuant to Section 2.11(a), (c) and (e) shall, (A) if such prepayment is in connection with a US Loan Party or any other Loan Party that is not a Netherlands Loan Party, (1) so long as the Administrative Agent has not elected or Required Lenders have not directed application of payments in the manner set forth in Section 2.18(b) during the continuance of a Default or Event of Default, be applied, first, to reduce the balance of the Existing US Secured Obligations (excluding guaranties of Existing Netherlands Secured Obligations) in the manner set forth in the Existing Credit Agreement, second, to reduce the balance of the US Loans outstanding, third, to reduce the balance of the Netherlands Loans outstanding, fourth, to reduce the balance of the Existing Netherlands Secured Obligations in the manner set forth in the Existing Credit Agreement, fifth, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding LC Exposure, sixth, to reduce the balance of the Terminated Swap Obligations, and, thereafter, to the US Borrower or such other Person entitled thereto under applicable law and (2) if a Default or Event of Default shall have occurred and be continuing and the Administrative Agent has so elected or Required Lenders have so directed, be applied in the manner set forth in Section 2.18(b) and (B) if such prepayment is in connection a Netherlands Loan Party, (1) so long as Administrative Agent has not elected or Required Lenders have not directed application of payments in the manner set forth in Section 2.18(b) during the continuance of a Default or Event of Default, be applied, first, to reduce the balance of the Netherlands Loans outstanding, second to reduce the balance of the Existing Netherlands Secured Obligations in the manner set forth in the Existing Credit Agreement, third, to reduce the balance of the Existing US Secured Obligations in a manner set forth in the Existing Credit Agreement, fourth, to reduce the balance of the US Loans outstanding, fifth, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding LC Exposure, sixth, to reduce the balance of the Terminated Swap Obligations, and, thereafter, to Netherlands Borrower or such other Person entitled thereto under applicable law and (2) if an Default or Event of Default shall have occurred and be continuing and the Administrative Agent has so elected or Required Lenders have so directed, be applied in the manner set forth in Section 2.18(b).

(g)     The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder other than any prepayment pursuant to Section 2.10(b), 2.11(b) or 2.11(d) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a CBFR Borrowing, not later than noon, Local Time, one (1) Business Day before the date of the prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12     Fees.

(a)     The US Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of such Lender's Applicable Percentage of the Available Commitment during the period from and including the Effective Date to but excluding the date on which the Lenders' Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)     The US Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)     The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13     Interest.

(a)     The Loans comprising each CBFR Borrowing (including each Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b)     The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such borrowing plus the Applicable Rate.

(c)     Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Rate for Revolving Loans plus 2%; provided that any Protective Advance made in Euros shall bear interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period plus 2%.

(d)     Notwithstanding the foregoing, during the occurrence and continuance of (A) an Event of Default, upon notice by the Required Lenders or Administrative Agent to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of "each Lender affected thereby" for reductions in interest rates) or (B) a Default of the type described in Article VII (a), (h) or (i), (X) all Loans and the Terminated Swap Obligations shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section (and the Terminated Swap Obligations pursuant to Section 2.26 providing that the Terminated Swap Obligations shall bear interest as if they were Loans) and (Y) any participation fee payable pursuant to Section 2.12 with respect to participations in Letters of Credit shall accrue at 2% plus the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans as provided hereunder. Notwithstanding the foregoing, if any interest on any Loan, any Terminated Swap Obligation, or any fee or other amount (other than in respect of principal of the Loans or any participation fee payable pursuant to Section 2.12 with respect to participations in Letters of Credit) payable by the Borrowers hereunder is not paid when due, whether at Stated Maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to CBFR Loans as provided in paragraph (a) of this Section.

(e)     Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to the proviso to paragraph (c) or paragraph (d) of this Section, and interest accrued with respect to Loans to the Netherlands Borrower which do not bear interest at a rate determined by reference to the Adjusted LIBO Rate, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate or by reference to an interest rate reasonably determined by the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable CB Floating Rate, Adjusted LIBO Rate, LIBO Rate or any other interest rate applicable in accordance with the terms hereof shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

(g)     The parties agree that any "Interest Periods" (as such term is defined under the Existing Credit Agreement) in existence as of the date hereof shall be deemed to be continuing Interest Periods under this Agreement. In addition, the parties hereto agree (including each Lender under the Existing Credit Agreement and each Administrative Agent under the Existing Credit Agreement by virtue of their execution of this Agreement) that, notwithstanding anything to the contrary set forth in the Existing Credit Agreement, all Existing Secured Obligations shall bear interest in accordance with the terms and provisions of this Agreement rather than the Existing Credit Agreement (including, without limitation, by reference to the Applicable Rate hereunder rather than the Applicable Rate as defined in the Existing Credit Agreement, and to the interest rate applicable to the Existing Secured Obligations not automatically increasing by 2% by virtue of the commencement of the Bankruptcy Cases and instead only bearing interest at a rate 2% higher than the rates otherwise applicable thereto when the Loans hereunder bear interest at a rate 2% higher than the otherwise applicable rate pursuant to Section 2.13(d) of this Agreement).

Section 2.14     Alternate Rate of Interest.

(a)     If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)     the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid or, if denominated in dollars, converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto and, in the case of a Eurocurrency Borrowing denominated in Euros, such Borrowing shall thereafter bear interest at the rate of interest as described in clause (C) below, (B) if any request for a Borrowing requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as a CBFR Borrowing and (C) if any request for a Borrowing requests a Eurocurrency Borrowing denominated in Euros, such Borrowing shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period.

(b)     If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurocurrency Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurocurrency Loans or to convert CBFR Borrowings to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all Eurocurrency Borrowings of such Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

(c)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(d)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)     The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(f)     Upon the Borrowers' receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Notice requests a Eurocurrency Borrowing, such Borrowing shall be made as a CBFR Borrowing.

Section 2.15     Increased Costs.

(a)     If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender or the Issuing Bank, as the case may be, the minimum additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. For the avoidance of doubt, no compensation for increased costs shall be paid to the extent they are already compensated pursuant to Section 2.17 below or would have been compensated but were not so compensated solely because they are Excluded Taxes.

(b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on a Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time such Borrower will pay to such Lender or the Issuing Bank, as the case may be, the minimum additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)     A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. Such Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)     Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that such Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16     Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each affected Lender for the loss, cost and expense actually incurred by such Lender and attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall not exceed an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.17     Taxes.

(a)     Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if a Loan Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions and withholdings and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     The Loan Parties shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Person or paid on such Person's behalf or imposed on such Person, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax, including from claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, or is subject to U.S. federal withholding Tax imposed by FATCA under the law of the jurisdiction in which a Borrower to which it makes a loan is organized or a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, such properly completed and executed documentation (including a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, if claiming the benefits of the exemption for portfolio interest) prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate of withholding or to comply with the obligations under FATCA. Notwithstanding anything to the contrary in this Section 2.17(e), the completion, execution and submission of such documentation shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

(f)     If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(f), in no event will any Lender or the Administrative Agent be required to pay any amount to a Borrower pursuant to this Section 2.17(f) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(g)     Each Lender that makes a Loan to the US Borrower that is not a Foreign Lender with respect to the US Borrower shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, a properly completed and executed IRS Form W-9 (or applicable successor form) certifying that such Lender is not subject to backup withholding.

Section 2.18     Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)     Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, in the case of Loans denominated in dollars, or 2:00 p.m., London time, in the case of Loans denominated in Euros, on the date when due or the fixed date for any prepayment hereunder, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars or Euros, as applicable. At all times that full cash dominion is in effect pursuant to Article VII of the US Security Agreement or as a result of a Netherlands Trigger Event, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral pledged to secure any Borrower's Obligations shall be applied in whole or in part against such Borrower's Obligations, on the Business Day after receipt, subject to actual collection.

(b)     Any proceeds of Collateral received by the Administrative Agent or the Existing Administrative Agents on behalf of any Borrower or any Loan Party (shall, if received in its capacity as a depositing bank be applied as set forth in the applicable Deposit Account Control Agreement) and any other such proceeds (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower making such payment), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account or the Netherlands Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to reduce the balance of any Existing US Secured Obligations (excluding any guaranties of Existing Netherlands Secured Obligations) in a manner set forth in the Existing Credit Agreement, second, to pay any fees, indemnities, or expense reimbursements then due including amounts then due to the Administrative Agent and the Issuing Bank from, or on behalf of, Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay any fees or expense reimbursements then due to the Lenders from, or on behalf of, Borrowers (other than in connection with Banking Services or Swap Obligations), fourth, to pay interest due in respect of the Protective Advances made to, or on behalf of, Borrowers, fifth, to pay the principal of such Protective Advances, sixth, to pay interest then due and payable on the US Loans made to, or on behalf of, US Borrower (other than the Protective Advances) ratably, seventh, to prepay principal on the US Loans made to, or on behalf of, the US Borrower (other than the Protective Advances and unreimbursed LC Disbursements in respect of Letters of Credit requested by such Borrower), eighth, to pay interest then due and payable on the Netherlands Loans made to, or on behalf of the Netherlands Borrower (other than the Protective Advances), ninth, to reduce the balance of any Existing Netherlands Secured Obligations in a manner set forth in the Existing Credit Agreement; tenth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit requested by, or on behalf of, Borrowers and the aggregate amount of any unpaid LC Disbursements in respect of Letters of Credit requested by, or on behalf of, Borrowers, to be held as cash collateral for such Obligations, eleventh, to payment of amounts owing with respect to Terminated Swap Obligations and any amounts owing with respect to Banking Services Obligations and Swap Obligations constituting Secured Obligations, and twelfth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender. Notwithstanding the foregoing, the Administrative Agent may in its sole discretion apply proceeds of Collateral either solely to US Obligations and Existing Secured Obligations or solely to Netherlands Obligations and Existing Netherlands Secured Obligations (but with respect thereto, in the order set forth above) as determined by the Administrative Agent to be in the best interest of the Administrative Agent and the Lenders to maximize the overall recovery of the Administrative Agent and Lenders in respect of the Secured Obligations, so long as such application does not result in any application of amounts to clauses eleventh and twelfth above.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative and except as set forth in Section 2.10 and Section 2.11, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class made to any Borrower, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, such Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations of such Borrower. Notwithstanding anything in this clause (b) to the contrary, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(c)     At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents by any Borrower, may be paid from the proceeds of Borrowings made hereunder by such Borrower whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing by such Borrower for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents (after the expiration of any grace or cure periods with respect to such other amounts) by such Borrower and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested by such Borrower pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents by such Borrower.

(d)     If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)     Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)     If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender; provided that as between the Loan Parties, the Administrative Agent and such Lender, such amounts received by the Administrative Agent and paid by the Loan Parties for the account of such Lender shall be considered applied to the Obligations intended to be paid by the Loan Parties.

Section 2.19     Mitigation Obligations; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

(i)     such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and such Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(ii)     such Borrower may, at its sole expense and effort, require such Lender or any Defaulting Lender (herein, a "Departing Lender"), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (y) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

(b)     If any Lender (such Lender, a "Non-Consenting Lender") has failed to consent to a proposed amendment or waiver which pursuant to the terms of Section 9.02 requires the consent of all Lenders, Supermajority Lenders or of all Lenders directly affected thereby and with respect to which the Required Lenders shall have granted their consent, then the US Borrower shall be permitted to replace such Non-Consenting Lender (unless such Non-Consenting Lender grants such consent); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 2.20     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)     fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)     the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)     if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)     all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders' Revolving Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Revolving Commitments, (y) the conditions set forth in Section 4.02 are satisfied at such time and (z) the other loan limits set forth in this Agreement are satisfied; and

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)     if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)     if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; or

(v)     if any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)     the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)     in the event and on the date that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender's Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21     Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations of any Borrower, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22     [Reserved].

Section 2.23     Existing Banking Services Obligations. All Existing Banking Services Obligations shall be deemed to have been incurred pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof and shall constitute Banking Services Obligations hereunder, as applicable. Each Lender providing Banking Services hereby assumes and agrees to perform any and all duties, obligations and liabilities to be performed or discharged by such Lender in accordance with and pursuant to the Existing Credit Agreement and this Agreement, as applicable. Borrowers agree to execute and deliver such documentation, if any, requested by the Administrative Agent or the applicable Lender to evidence, record, or further the foregoing deemed re-incurrence.

Section 2.24     Superpriority. Except as set forth herein, in the Intercreditor Agreement or in the Financing Order, no other claim having a priority superior or pari passu to that granted to the Administrative Agent and the Lenders by the Financing Order shall be granted or approved while any Secured Obligations under this Agreement or Existing Secured Obligations under the Existing Credit Agreement remain outstanding, other than with respect to the Carve Out, subject to the terms, conditions and limitations set forth in the Financing Order. Except for the Carve Out and subject to entry of the Final Financing Order, no costs or expenses of administration shall be imposed against the Administrative Agent, the Lenders or any of the Collateral or any of the Existing Administrative Agents, the Existing Lenders or the Collateral (as defined in the Existing Credit Agreement) under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and each of the Loan Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against the Administrative Agent, Lenders or any of the Collateral or any of the Existing Administrative Agents or the Existing Lenders.

Section 2.25     Waiver of Priming Rights. On and after the Effective Date, and on behalf of themselves and their estates, and for so long as any Secured Obligations or Existing Secured Obligations shall be outstanding, the US Borrowers and the US Loan Guarantors hereby irrevocably waive any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the DIP Liens securing the Secured Obligations, or to approve a claim of equal or greater priority than the Secured Obligations, in each case other than the Carve Out subject to the terms, conditions and limitations set forth in the Financing Order, or as otherwise contemplated herein or by the Term Loan Documents.

Section 2.26     Terminated Swap Obligations. On and after the Effective Date the Terminated Swap Obligations shall be deemed US Obligations due and owing under this Agreement and shall bear interest from and after the date hereof as if such amount were a Revolving Loan made to US Borrower hereunder (subject to the higher Applicable Rate applicable with respect to Terminated Swap Obligations) and shall be subject to all of the provisions set forth herein with respect to the accrual and payment of interest in respect of US Loans (including, without limitation, interest rate elections with respect thereto and required interest payment dates); provided, however, that unless Administrative Agent shall otherwise direct Borrower Representative in writing at least 1 Business Day prior to the date on which interest is due and payable with respect to Terminated Swap Obligations (in which case US Borrower shall pay such interest to Administrative Agent in a manner consistent with the payment of interest in respect of US Loans), US Borrower shall pay accrued interest in respect of the Terminated Swap Obligations directly to the applicable Lenders holding such Terminated Swap Obligations rather than paying such interest to the Administrative Agent. US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Terminated Swap Obligations on the Maturity Date. For the avoidance of doubt, the Terminated Swap Obligations shall not constitute "Loans" or "Revolving Loans" hereunder, and the principal amount thereof shall not be included in any determinations of "Availability" or "US General Availability" hereunder.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that after giving effect to the transactions on the Effective Date:

Section 3.01     Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the concept of "good standing" is recognized thereunder), (b) except where the failure to have such power and authority could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and (c) is in good standing (to the extent the concept of "good standing" is recognized in the applicable jurisdiction) in, every jurisdiction where such qualification is required except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02     Authorization; Enforceability. Subject to the entry of the Financing Order and the terms thereof, the Transactions are within each Loan Party's corporate or organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder (or equity holder, as applicable) action. Subject to entry of the Financing Order, the Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03     Governmental Approvals; No Conflicts. Subject to entry of the Financing Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, other than violations arising as a result of the commencement of the Bankruptcy Cases and except as otherwise excused by the Bankruptcy Code, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets (other than violations arising as a result of the commencement of the Bankruptcy Cases and except as otherwise excused by the Bankruptcy Code), or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and Liens permitted hereunder, except, in each case (other than with respect to clause (d)), as could not reasonably be expected individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.04     Financial Condition; No Material Adverse Change.

(a)     Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019, reported by Deloitte & Touche LLP, independent public accountants. Such financial statements, together with all other financial statements delivered pursuant to the Existing Credit Agreement or this Agreement thereafter relating to the Loan Parties and their Subsidiaries that have been delivered by any Loan Party to the Administrative Agent or the Lenders (or to the Administrative Agent or Lenders under the Existing Credit Agreement) present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments).

(b)     Except the filing, commencement and continuation of the Bankruptcy Cases and any litigation resulting therefrom, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since the Filing Date.

Section 3.05     Properties.

(a)     As of the Effective Date, Schedule 3.05 (i) sets forth the address of each parcel of real property that is owned or leased by any Loan Party and (ii) identifies any such parcel of owned real property with respect to which the Loan Documents will not, as of the Effective Date, create legal and valid Liens on such parcel of real property and all of the buildings, improvements, structures and fixtures located on such parcel of real property in accordance with the terms and conditions of the Loan Documents (each, a "Non-Mortgaged Property"). Except as could not reasonably be expected to have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the applicable Loan Party, no default by any party to any such lease or sublease exists (other than any default cause by the commencement of the Bankruptcy Cases). Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)     Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property used in its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties' rights thereto are not subject to any licensing agreement or similar arrangement.

Section 3.06     Litigation and Environmental Matters.

(a)     Other than the filing, commencement and continuation of the Bankruptcy Cases and any litigation resulting therefrom, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that directly involve this Agreement or the Transactions.

(b)     Except for the Disclosed Matters and except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)     Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07     Compliance with Laws and Agreements.

(a)     Other than violations arising as a result of the commencement of the Bankruptcy Cases and except as otherwise permitted by the Bankruptcy Code or pursuant to an order of the Bankruptcy Court, which order shall be in form and substance acceptable to the Administrative Agent, each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)     If the Netherlands Borrower or any Netherlands Loan Guarantor is a credit institution (kredietinstelling) under the laws of the Netherlands, such party is in compliance with the applicable provisions of the Netherlands Financial Supervision Act and any implementing regulation.

Section 3.08     Investment Company Status. No Loan Party nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09     Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and, except to the extent subject to the automatic stay in connection with the Bankruptcy Cases, has paid or caused to be paid all Taxes shown on such Tax returns and all other material Taxes that are imposed on them or any of their assets pursuant to a Requirement of Law, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has established adequate reserves determined in accordance with GAAP, or for the avoidance of doubt, (ii) for which a notice for the postponement of payment has been filed in accordance with the decree of the Dutch State Secretary of Finance of 22 April 2020 with nr. 2020-8499 (as replaced by the decree of 6 May 2020). Other than the tax assessment pending in Mexico against Libbey México, S. de R.L. de C.V. ("Libbey Mexico") with respect to its 2010 taxable year (the "Libbey Mexico Tax Assessment"), there are no proposed Tax deficiencies or assessments that, in the aggregate, are material to each Loan Party and its Subsidiaries, taken as a whole. The Loan Parties have provided a true, complete and correct description of the Libbey Mexico Tax Assessment to the Administrative Agent as of the Effective Date, and there have been no material adverse developments with respect to the Libbey Mexico Tax Assessment since the Effective Date. None of Holdings nor any Subsidiary of Holdings has guaranteed or otherwise has any liability in respect of the Libbey Mexico Tax Assessment, and no Lien exists with respect to any asset of any Loan Party or Subsidiary in favor of any Governmental Authority in respect of the Libbey Mexico Tax Assessment other than Liens on the assets of Libbey Mexico (but not the assets of Holdings or any other Subsidiary thereof). There are no Liens for any material Taxes on any assets of each Loan Party and its Subsidiaries (other than Liens automatically arising under the laws of Mexico with respect to the assets of Libbey Mexico (but not any other Loan Party or Subsidiary) in respect of the Libbey Mexico Tax Assessment).

Section 3.10     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, each (i) Employee Benefit Plan is compliance with, and has been operated in accordance with, the Code, ERISA, and all Requirements of Law, (ii) each Employee Benefit Plan intended by a Loan Party to be exempt under Section 401(a) of the Code is so exempt, and (iii) no Loan Party has any liability for an excise tax, fine, penalty, or damage from breach of fiduciary duty with respect to an Employee Benefit Plan.

Section 3.11     Disclosure. None of the information contained in the reports, the financial statements, certificates or other information (including public filings of Holdings) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made not misleading; provided that, with respect to pro forma and projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered in light of the circumstances when made and, if such pro forma and projected financial information was delivered prior to Effective Date, as of the Effective Date. The Initial Approved Budget and each Weekly Cash Flow Forecast delivered thereafter are prepared in good faith based upon estimates and assumptions believed by management of the Borrowers to be reasonable in light of the current conditions and facts known to the Borrowers at the time delivered (it being understood that the Approved Budget and the Weekly Cash Flow Forecasts and the assumptions on which they were based, may or may not prove to be correct).

Section 3.12     Solvency of Foreign Subsidiaries.

(a)     Immediately after the consummation of the Transactions to occur on the Effective Date (including guarantees and grants of security made under the Loan Documents and the Term Loan Documents), and immediately after the making of each Loan and the issuance of each Letter of Credit hereunder and the fundings under the Term Loan Documents, each Loan Party that is not a Debtor will be Solvent, (i) the fair value of the assets of such Loan Party that is not a Debtor, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party that is not a Debtor at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party that is not a Debtor at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party that is not a Debtor at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter. Each Mexico Loan Guarantor further agrees that it will not be considered insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprises Mexico or the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision).

(b)     No Loan Party that is not a Debtor intends to, or will permit any of its Subsidiaries that are not Debtors to, and no Loan Party believes that it or any of its Subsidiaries that are not Debtors will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.13     No Fraudulent Conveyance. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement, the Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Loan Party.

Section 3.14     Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers and Holdings believe that the insurance maintained by or on behalf of the Loan Parties and the Subsidiaries is adequate.

Section 3.15     Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings' Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties' authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (other than for those Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction), and (other than shares issued by Holdings) owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

Section 3.16     Security Interest in Collateral.

(a)     Subject to the approval of the Bankruptcy Court and pursuant to the Financing Order, the provisions of this Agreement and the other Loan Documents create or will create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute or will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code and subject to the Intercreditor Agreement, except in the case of (a) liens permitted by Section 6.02, to the extent any such liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement (including, without limitation any Liens on Term Priority Collateral securing the Term Loan Obligations permitted hereunder to the extent provided in the Intercreditor Agreement), (b) the Carve Out and (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and provided that, (i) with respect to the Netherlands Collateral Documents, any required notification (mededeling), registration (registratie of inschrijving) or waiver (afstand van recht), as contemplated by the Netherlands Collateral Documents for purposes of the perfection of the security interests purported to be created by such documents, has been duly and timely made, completed or obtained, and (ii) with respect to the Mexico Collateral Documents, any required registration, as contemplated by the Mexico Collateral Documents for purposes of the perfection of the security interests purported to be created by such documents, has been or will be duly and timely made, completed or obtained.

(b)     As to the Debtors, the entry of the Financing Order is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, an allowed administrative expense in the Bankruptcy Cases having priority under Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses (including, without limitation, such expenses specified in Sections 105, 326, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the Permitted Priority Liens and the Carve Out (the "Superpriority Claims").

(c)     No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (x) the pledge or grant by Holdings or any of its Subsidiaries of the Liens purported to be created in favor of the Administrative Agent pursuant to this Agreement or any of the other Loan Documents or (y) the exercise by the Administrative Agent, any Existing Administrative Agent or any third party collateral agent holding Mexico Collateral of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the other Loan Documents or created or provided for by applicable law), except as may be required in connection with the disposition of any pledged or transferred Collateral by laws generally affecting the offering and sale of securities or, solely with respect to the Debtors, the Financing Orders.

Section 3.17     Employment Matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened in writing. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

Section 3.18     Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party and each of the other Transactions is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 3.19     Intellectual Property. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect, nor does any Loan Party or its Subsidiaries know of any valid basis for any such claim. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the use of Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 3.20     Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the relevant Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 3.21     Senior Indebtedness. The Secured Obligations constitute permitted Indebtedness under Section 7.03(b)(2) of the Term Loan Agreement secured by Permitted Liens under clause (1) of the definition of that term contained in the Term Loan Agreement.

Section 3.22     Foreign Collateral Documents. The Collateral subject to a Lien under the Netherlands Collateral Documents, the Mexico Collateral Documents and the Portugal Collateral Documents to secure the Secured Obligations constitute substantially all of the real and personal property, and substantially all of the tangible and intangible property, of the Netherlands Loan Parties, the Mexico Loan Guarantors and the Portugal Loan Guarantor, respectively, and the entirety of the Equity Interests issued by the Netherlands Loan Parties, Mexico Loan Guarantors and the Portugal Loan Guarantor, respectively.

Section 3.23     Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 3.23 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the "Blocking Regulation") applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

Section 3.24     EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.25     Bankruptcy Cases. The Bankruptcy Cases were commenced on the Filing Date in accordance with applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents, the Interim Financing Order and the Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order and (iii) the hearing for the entry of the Final Financing Order.

Section 3.26     Financing Order. The Loan Parties are in compliance with the terms and conditions of the Financing Order. Each of the Interim Financing Order (with respect to the period prior to the entry of the Final Financing Order) or the Final Financing Order (from after the date the Final Financing Order is entered) is in full force and effect and has not been vacated, reversed or rescinded, amended or modified (except as otherwise consented to by the Administrative Agent in its sole discretion) and no appeal of such order has been timely filed or, if timely filed, a stay pending such appeal is currently effective.

Section 3.27     Holding Companies/Dormant Entities

(a)     Holdings does not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the US Borrower, Subsidiaries of the US Borrower and activities incidental thereto, including, without limitation, employee stock options and responsibilities of a public company. Holdings does not own any assets (other than Equity Interests of the US Borrower) or have any liabilities (other than liabilities under the Loan Documents, the Existing Loan Documents, the Term Loan Agreement or the Existing Term Loan Agreement and liabilities reasonably incurred in connection with its maintenance of its existence and Guarantees and other Indebtedness permitted under Section 6.01.

(b)     Other than as disclosed in the Hong Kong Share Mortgage, Libbey Asia Limited does not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd., and does not own any assets (other than Equity Interests Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd.) or have any liabilities.

(c)     Crisa Libbey, S.A. de C.V. does not engage in any business activity and does not own any assets or have any liabilities (other than any de minimis assets or liabilities relating to the maintenance of its existence).

Section 3.28     Netherlands Loan Parties

(a)     For the purpose of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) for each Netherlands Loan Party is in the Netherlands and no Netherlands Loan Party has an establishment (as that term is used in Article 2 (10) of the Insolvency Regulation) in any other jurisdiction.

(b)     There is currently no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in the Netherlands on any payment to be made by any Netherlands Loan Party or other Loan Party resident for tax purposes in the Netherlands pursuant to any Loan Document to which such Loan Party is a party.

(c)     Each Netherlands Loan Party is resident for tax purposes in the Netherlands only and does not have a permanent establishment or other taxable presence outside the Netherlands.

ARTICLE IV

Conditions

Section 4.01     Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), except to the extent that any of the following conditions precedent are permitted to be satisfied following the Effective Date as set forth on Schedule 5.23 (it being understood that the execution, delivery and release of a signature page to this Agreement by a Lender shall be deemed to constitute the approval by such Lender or any item referred to in this Section 4.01 that is required to be in form satisfactory to such Lender and the waiver of any condition described below to the extent that the Administrative Agent waived such condition):

(a)     Credit Agreement and Loan Documents; Legal Opinions. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic (including PDF) transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents (other than Loan Documents that pursuant to the express terms hereof or thereof are not contemplated to be executed and delivered on the Effective Date) (provided, further, that for purposes of the Mexico Collateral Documents, the Administrative Agent (or its counsel) shall have received the notarial instruments containing the corresponding Mexico Collateral Documents, duly executed by the parties thereof and ratified before the presence of a Mexican notary public, except to the extent any such items are expressly addressed in Schedule 5.23), and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and such other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender, in each case, as listed on the Closing Checklist and (iii) written opinion(s) of (A) the Loan Parties' New York and Netherlands counsels and (B) the Administrative Agent's Netherlands counsel, in each case, addressed to the Administrative Agent, the Issuing Bank and the Lenders.

(b)     [Reserved]

(c)     Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by a Financial Officer or other executive officer or, as the case may be, its managing directors, which shall (A) certify that (i) the representations and warranties contained in Article III of this Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, however, that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" is true and correct as so qualified in all respects, (ii) no Default or Event of Default exists or would result from the transactions proposed pursuant to this Agreement or from the application of the proceeds therefrom, and (iii) the Interim Financing Order is in full force and effect and has not (in whole or in part) been reversed, vacated or stayed, or amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent, (B) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (C) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party, or such other Persons authorized to sign on behalf of such Loan Party, authorized to sign the Loan Documents to which it is a party, and (D) contain appropriate attachments, including, if applicable, the certificate or articles of incorporation or organization of each Loan Party certified, if applicable, by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement or, as the case may be, its articles of association, and (ii) to the extent available in such jurisdiction, a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)     [Reserved]

(e)     Fees. The Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least two (2) Business Days before the Effective Date.

(f)     Lien Searches. Other than with regard to the Netherlands, Mexico, and Portugal jurisdictions, the Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)     [Reserved]

(h)     [Reserved].

(i)     [Reserved]

(j)     [Reserved]

(k)     Initial Approved Budget. The Administrative Agent shall have received an Initial Approved Budget in form and substance satisfactory to the Administrative Agent.

(l)     Borrowing Base Certificate. The Administrative Agent shall have received an Aggregate Borrowing Base Certificate which calculate the respective Borrowing Bases of the applicable Borrowers as of April 30, 2020, with respect to Inventory, and May 22, 2020, with respect to Accounts, for the applicable Borrowers, in each case, with customary supporting documentation and supplemental reporting reasonably satisfactory to the Administrative Agent.

(m)     Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance or deemed issuance of any Letters of Credit on the Effective Date, paydowns of Existing US Secured Obligations to be made on the Effective Date with the proceeds of Term Loan Obligations funded on the Effective Date, and payment of all fees and expenses due hereunder, the Aggregate Availability shall not be less than $10,000,000.

(n)     [Reserved]

(o)     [Reserved]

(p)     Filings, Registrations and Recordings. To the extent not already obtained and satisfied prior to the Effective Date, each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under local law or reasonably requested by the Administrative Agent to be filed, registered or recorded, in each case, as set forth on the Closing Checklist in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a first priority perfected Lien (or second or third priority Lien on Term Priority Collateral, subject in priority only to the Liens securing the Term Loan Obligations to the extent provided in the Intercreditor Agreement and permitted by applicable law) on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(q)     [Reserved].

(r)     [Reserved].

(s)     [Reserved].

(t)     [Reserved].

(u)     Approvals. Subject to entry of the Financing Order, all governmental and third party approvals necessary in connection with the execution of the Loan Documents, the Transactions and the continuing operations of each Borrower and its Subsidiaries shall have been obtained on terms reasonably satisfactory to the Administrative Agent, and shall be in full force and effect.

(v)     [Reserved].

(w)     Foreign Collateral. Subject to Section 5.23 of this Agreement, the Administrative Agent shall have received all information and/or documentation that the Administrative Agent, in its reasonable discretion, considers necessary or desirable in connection with the Netherlands Collateral, Mexico Collateral and Portugal Collateral.

(x)     Term Loan Agreement and Intercreditor Agreement. The Term Loan Documents and the Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect, and in form and substance satisfactory to the Administrative Agent, and not less than $30,000,000 of initial new money fundings (net of fees and expenses) shall have been made under the Term Loan Documents and the Administrative Agent shall have received not less than $12,780,735.09 of such fundings for application to the Existing US Secured Obligations and fees payable to the Administrative Agent in connection with this Agreement.

(y)     Other Documents; Process Agent. The Administrative Agent shall have received such other documents as set forth on the Closing Checklist as the Administrative Agent, the Issuing Bank or their counsel may have reasonably requested, all in form and substance reasonably acceptable to the Administrative Agent, the Issuing Bank and their counsel. Furthermore, each Mexico Loan Guarantor shall promptly but no later than two (2) Business Days after execution of this Agreement deliver to the Administrative Agent a certified copy of the public deed that contains a special irrevocable power of attorney for lawsuits and collections (poder para pleitos y cobranzas) in form and substance acceptable to the Administrative Agent, granted by each Mexico Loan Guarantor in favor of the Process Agent in terms of the first and fourth paragraphs of Article 2554 of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes applicable in the States of Mexico (or any successor provisions) and in Mexico City, Mexico, in the presence of a Mexican notary public.

(z)     Bankruptcy.

(i)     The Bankruptcy Court shall have entered the Interim Financing Order, which Interim Financing Order (i) shall have been entered upon an application or motion of the Debtors satisfactory in form and substance to the Administrative Agent in its sole discretion and upon prior notice to such parties required to receive such notice and such other parties as may be reasonably requested by the Administrative Agent; (ii) shall be in full force and effect and shall not have been amended, modified or stayed, or reversed, except for amendments or modifications with the written consent of the Administrative Agent; and, if the Interim Financing Order is the subject of a pending objection, appeal or motion for reconsideration in any respect, neither the Interim Financing Order, nor the making of the Loans, the granting of Liens or Superpriority Claims, or the priority of such Liens and Superpriority Claims, or the performance by the Loan Parties of any of the Secured Obligations shall be the subject of a presently effective stay, and (iii) shall otherwise be in form and substance satisfactory to the Administrative Agent.

(ii)     The Bankruptcy Cases shall have been commenced in the Bankruptcy Court, and all material "first day orders" and all material related orders to be entered at or promptly following the commencement of the Bankruptcy Cases shall have been provided in advance to the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(iii)     The Bankruptcy Court shall have entered a cash management order authorizing the Loan Parties to maintain and continue to use their cash management system in the ordinary course of business, which order shall be in form and substance reasonably satisfactory to the Administrative Agent (the "Cash Management Order").

Section 4.02     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)     The representations and warranties of the Borrowers set forth in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct as of such date.

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)     After giving effect to any Borrowing or the issuance of any Letter of Credit, (i) the USD Equivalent of the Aggregate Credit Exposure, plus the aggregate principal amount of any Reinstated Existing Secured Obligations, plus the aggregate principal amount of any Existing Secured Obligations does not exceed the sum of the total Revolving Commitments (less Reserves (other than Reserves which Administrative Agent elects not to deduct for such purpose in its sole discretion)), (ii) the USD Equivalent of the total Revolving Exposures (excluding Revolving Netherlands Exposures), plus the aggregate principal amount of any Reinstated Existing US Secured Obligations with respect to "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement), plus the total "Revolving Exposures" (excluding "Revolving Netherlands Exposures") (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement does not exceed the US Borrowing Base, (iii) the USD Equivalent of the total Revolving Netherlands Exposures, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, does not exceed the sum of the total Revolving Netherlands Sublimit, (iv) the USD Equivalent of the total Revolving Netherlands Exposure, plus the aggregate principal amount of any Reinstated Existing Netherlands Secured Obligations with respect to "Revolving Netherlands Exposures" (as such term is defined in the Existing Credit Agreement), plus the total "Revolving Netherlands Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, does not exceed the Netherlands Borrowing Base and (v) the USD Equivalent of the total Revolving Exposures, plus any Reinstated Existing Netherlands Secured Obligations, plus the total "Revolving Exposure" (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement, in each case, relating to the Netherlands Borrower, does not exceed the Libbey Europe Sublimit.

(d)     No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Loan Party, the Administrative Agent, or any Lender.

(e)     With respect to any Loan or Letter of Credit to be made or issued prior to the entry for the Final Financing Order, the Bankruptcy Court shall have entered the Interim Financing Order, which Interim Financing Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent, or

(f)     With respect to any Loan or Letter of Credit to be made or issued after entry of the Final Financing Order, the Final Financing Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent.

Except with respect to Protective Advances and the Settlement of Swingline Loans, each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the Secured Obligations and the Existing Secured Obligations have been paid in full, each Loan Party executing this Agreement covenants and agrees, with the Lenders that:

Section 5.01     Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent, the Administrative Agent Consultant and each Lender:

(a)     within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (other than as a result of the commencement of the Bankruptcy Cases, without a "going concern", emphasis of opinion" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants. Notwithstanding the foregoing, in the event that the US Borrower delivers an annual report on Form 10-K of Holdings for such fiscal year the Borrowers will be deemed to have delivered the financial statements required by this Section 5.01(a) on the date of such filing;

(b)     within 55 days after the end of each of the first three fiscal quarters of Holdings (or, with respect to the fiscal quarter ended March 31, 2020, no later than June 29, 2020), its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, in the event that the US Borrower delivers a quarterly report on Form 10-Q of Holdings for such fiscal quarter, the Borrowers will be deemed to have delivered the financial statements required by this Section 5.01(b) on the date of such filing;

(c)     within 30 days after the end of each fiscal month of Holdings other than any month that is the last month of a fiscal quarter (or, with respect to the fiscal month ended May 31, 2020, 45 days after the end of such fiscal month), its consolidated and consolidating balance sheet, statements of cash flows and income statement as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(d)     concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit G (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculation of Minimum Aggregate Availability, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements that would affect the financial statements accompanying such certificate and specifying the effect of such change on the financial statements accompanying such certificate;

(e)     concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)     as soon as available, but in any event not more than 60 days after the end of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Holdings for each quarter of the upcoming fiscal year (the "Projections") in form reasonably satisfactory to the Administrative Agent;

(g)     Following the delivery of the Initial Approved Budget on the Effective Date, (i) by 11:00 p.m. (New York City time) on the fourth Wednesday following the Filing Date and by 11:00 p.m. (New York City time) on each fourth Wednesday thereafter, the Borrowers shall provide the Administrative Agent and the Administrative Agent Consultant with an updated cash flow forecast for the Debtors, with line item detail of projected sales, disbursements, collections, net cash flows, the outstanding amount of Revolving Loans and the other items set forth in the Initial Approved Budget for the then-upcoming thirteen (13) week period, in each case, in substance reasonably satisfactory (such satisfaction not to be unreasonably withheld, delayed or conditioned) to and approved by the Administrative Agent and substantially consistent with the form of the Initial Approved Budget delivered on the Effective Date (the "Weekly Cash Flow Forecast") and (ii) by 11:00 p.m. (New York City time) on the fourth Wednesday following the Filing Date, and by 11:00 p.m. (New York City time) on each fourth Wednesday thereafter, a variance report (the "Variance Report") setting forth, on a consolidated basis, actual cumulative aggregate cash receipts, disbursements and cash flows of the Loan Parties for the most recent four-week period (as applicable) covered by such Variance Report and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the Initial Approved Budget or the most recently Approved Budget delivered prior to such Variance Report on a weekly and cumulative basis for the period from the first week commencing after the Filing Date through the end of the week in regard to which such variance report is being delivered (which shall not exceed what is permitted by the Permitted Variance), and each such Variance Report shall include explanations for all material variances for the most recent four-week period in regard to which such variance report is being delivered and shall be certified by a Financial Officer of the Loan Parties. Notwithstanding the foregoing, except as set forth in the Financing Order, nothing in the Approved Budget shall limit the payment of allowed professional fees and expenses and restructuring expenses to the Professional Persons (as such term is defined in the Financing Orders).

In addition to the foregoing, upon the reasonable request of the Administrative Agent, Borrowers will, at its own expense, facilitate and hold calls between the Administrative Agent, the Administrative Agent Consultant and Lenders and their representatives, consultants, and agents, on the one hand, and members of the Borrowers' executive management team and their advisors, on the other hand, at least once every week. Upon the Administrative Agent's or the Administrative Agent Consultant's reasonable request, and subject to any confidentiality restrictions, Holdings and its Subsidiaries shall promptly provide copies of all non-privileged material written materials and reports (in each case, excluding drafts) produced by Holdings and its Subsidiaries and shared with third parties in connection with any sale, refinance, or other strategic transaction efforts, and any written indications of interest, letters of intent, draft purchase documents, and commitment letters received by Holdings and its Subsidiaries relating to such sale, refinance, or other strategic transaction efforts of Holdings and its Subsidiaries or any other non-privileged written materials as the Administrative Agent, the Administrative Agent Consultant and the Lenders may request from time to time; provided that such materials may be redacted to the extent information contained therein would adversely affect any attorney-client privilege; provided, further, that only final versions of such documents, or versions of such documents shared with third parties, shall be provided. Without limiting the foregoing, Borrowers agree to notify the Administrative Agent and the Administrative Agent Consultant promptly upon any Borrower or any Loan Party becoming aware of any material change or development relating to any sale or refinance efforts or to the financial, collateral, or operational condition, businesses, assets, liabilities, or prospects of such Borrower or Loan Party, any of their respective Affiliates, or any of their respective Subsidiaries.

(h)     as soon as available but in any event no later than the third Business Day of each week with respect to the immediately preceding week, and at such other times as may be reasonably requested by the Administrative Agent, an Aggregate Borrowing Base Certificate, together with a Borrowing Base Certificate for each Borrower which calculates such Borrower's Borrowing Base (it being understood that each such Borrowing Base Certificate shall reflect information regarding Accounts as of the last Business Day of the prior week (provided that with respect to Accounts excluded from Eligible Accounts, such information shall be reflected as of the last Business Day of the prior week only with respect to Account excluded from Eligible Accounts by virtue of being intercompany Accounts or past due beyond the length of time permitted by the definition of Eligible Accounts), but may reflect information regarding Inventory (and information regarding Accounts excluded from Eligible Accounts other than such Accounts that are excluded from Eligible Accounts that are required to be updated weekly pursuant to the immediately preceding parenthetical) as of the last day of the month most recently ending not more than 50 days prior to the delivery of such Borrowing Base Certificate), and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base of any Borrower as the Administrative Agent may reasonably request;

(i)     as soon as available but in any event within 20 days of the end of each calendar month (or with respect to clauses (i) and (viii) below, no later than the third Business Day of each week), and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, all delivered in a manner reasonably acceptable to the Administrative Agent:

(i)     a detailed aging of the Accounts by customer of each US Loan Party and Netherlands Loan Party and reconciled to the Borrowing Base Certificate of each Borrower delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due for each Account Debtor;

(ii)     a detailed aging of the Accounts of each US Loan Party and Netherlands Loan Party (1) including lists of all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate of each Borrower delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due for each Account Debtor;

(iii)     a schedule detailing the Inventory of each US Loan Party and Netherlands Loan Party, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by each US Loan Party and Netherlands Loan Party since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by each US Loan Party and Netherlands Loan Party and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate of each Borrower delivered as of such date;

(iv)     a worksheet of calculations prepared by each US Loan Party and Netherlands Loan Party to determine Eligible Accounts, such worksheet detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion;

(v)     a worksheet of calculations prepared by each US Loan Party and Netherlands Loan Party to determine Eligible Inventory, such worksheet detailing the Inventory excluded from Eligible Inventory and the reason for such exclusion;

(vi)     a reconciliation of the Accounts and Inventory of each US Loan Party and Netherlands Loan Party between the amounts shown in the Borrowers' general ledger and financial statements and the reports delivered pursuant to clauses (ii) and (iii) above;

(vii)     a reconciliation of the loan balance per each Borrower's general ledger to the loan balances under this Agreement; and

(viii)     until such time as all of the outstanding principal balance of Existing US Secured Obligations (excluding any guaranties of Existing Netherlands Secured Obligations) has been paid down to zero either pursuant to Section 2.02(e) or pursuant to the operation of Section 2.10(b), with respect to the immediately preceding week, a report of collections received by US Borrower in the Collection Account or otherwise received by US Borrower with respect to proceeds of Accounts, Inventory or other ABL Priority Collateral that are not otherwise applied as a prepayment of the Existing US Secured Obligations, in each case in the substantially the form of Exhibit H hereto (each such report, a "Weekly Collections Report").

(j)     as soon as available but in any event no later than the third Business Day of each week, and at such other times as may be reasonably requested by the Administrative Agent, as of the week then ended, a schedule and aging of the Borrowers' and the other US Loan Parties' and Netherlands Loan Parties' accounts payable, delivered in a manner reasonably acceptable to the Administrative Agent;

(k)     promptly upon the Administrative Agent's request:

(i)     copies of invoices in connection with the invoices issued by any US Loan Party or Netherlands Loan Party in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)     copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)     a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(l)     as soon as available but in any event within 20 days of the end of each calendar month, and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, each US Loan Party's and Netherlands Loan Party's sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(m)     within 20 days of each June 30 and December 31, and at such other times as may be reasonably requested by the Administrative Agent, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer's name, mailing address and phone number, delivered in a manner reasonably acceptable to the Administrative Agent, and shall be certified as true and correct by a Financial Officer of the Borrower Representative;

(n)     [reserved];

(o)     (i) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, waiver or other modification to the Term Loan Agreement or the other documents related to the Term Loan Obligations other than a supplement to add additional guarantors with respect to the Term Loan Obligations (so long as such guarantors also guaranty all of the Secured Obligations and such guaranty of the Term Loan Obligations is permitted by this Agreement) and (ii) promptly after receipt thereof by Holdings or any of its Subsidiaries, any Withdrawal Termination Instruction (as such term is defined in the Term Loan Agreement);

(p)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(q)     at least two days (or as soon as is reasonably practicable under the circumstances) prior to the date when the Debtors intend to file such document, copies of all material pleadings, motions, application and judicial information (including "first day" motions but excluding retention applications) that the Debtors intend to file with the Bankruptcy Court or provided by or to the Committees, at any time such document is filed or delivered, as applicable, and Debtors shall consult in good faith with the Administrative Agent regarding the form and substance of any such proposed filing (provided that any of the foregoing relating to the Credit Agreement, any Plan of Reorganization, any Disclosure Statement, any exit financing, the Plan Confirmation Order and related documents shall be deemed to be material);

(r)     promptly following any request therefor, such other reasonably available information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, as the Administrative Agent, the Administrative Agent Consultant or any Lender may reasonably request;

(s)     simultaneously with the delivery of each Funding Account Withdrawal Notice (as defined under the Term Loan Agreement) and all written financial reporting and other periodic reporting provided to Term Loan Agent under the Term Loan Documents, a copy of each such Funding Account Withdrawal Notice and all such written financial reporting or periodic reporting, as applicable;

(t)     no later than the first Wednesday after the Effective Date and each Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), (x) a 13-week cash flow forecast for the Debtors prepared in a manner consistent with the Approved Budget and otherwise in form and substance satisfactory to, the Administrative Agent, accompanied by, in each case, a weekly comparison to actual reporting, comparing the Debtors’ actual receipts and disbursements for the prior calendar week with the projected receipts and disbursements for such prior calendar week, including a report from the Debtors identifying and addressing any variance of actual performance to projected performance for the prior calendar week and (y) an certificate of a Financial Officer of Borrower Representative reporting Liquidity (as defined in the Term Loan Agreement) as of the last Business Day of the immediately preceding week;

(u)     no later than the second Wednesday after the Effective Date and each second Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a 13-week cash flow forecast for the Subsidiaries of the Holdings organized under the laws of the Netherlands and Portugal on a consolidated basis for each country, prepared in a manner consistent with the Approved Budget and otherwise in form and substance satisfactory to, the Administrative Agent, accompanied by, in each case, a biweekly comparison to actual reporting, comparing the Netherland and Portugal Subsidiaries’ actual receipts and disbursements for the prior two (2) calendar weeks with the projected receipts and disbursements for such prior two (2) calendar weeks, including a report from the Loan Parties identifying and addressing any variance of actual performance to projected performance for the prior two (2) calendar weeks; and

(v)     no later than the second Wednesday after the Effective Date and each second Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a 13-week cash flow forecast for the Subsidiaries of the Borrower organized under the laws of Mexico (the “Mexican Subsidiaries”) on a consolidated basis, prepared in a manner consistent with the Approved Budget and otherwise in form and substance satisfactory to, the Administrative Agent, accompanied by, in each case, a biweekly comparison to actual reporting, comparing the Mexican Subsidiaries’ actual receipts and disbursements for the prior two (2) calendar weeks with the projected receipts and disbursements for such prior two (2) calendar weeks, including a report from the Loan Parties identifying and addressing any variance of actual performance to projected performance for the prior two (2) calendar weeks.

Section 5.02     Notices of Material Events. The Borrowers and Holdings will furnish to the Administrative Agent, the Administrative Agent Consultant and each Lender prompt written notice of the following:

(a)     (i) the occurrence of any Default under this Agreement or (ii) any default or "Event of Default" (as defined in the Term Loan Agreement) under the Term Loan Agreement;

(b)     receipt of any written notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws involving liability in excess of $500,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;

(c)     any Lien (other than Liens permitted by Section 6.02) or asserted against any of the Collateral;

(d)     any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(e)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(f)     notice of any litigation, investigation or proceeding with respect to the Secured Obligations, the Existing Secured Obligations, the Bankruptcy Cases and any transactions related thereto; and

(g)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03     Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or enterprises reasonably related thereto or reasonable extensions thereof.

Section 5.04     Payment of Obligations. Each Loan Party that is not a Debtor will, and will cause each Subsidiary that is not a Debtor to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except (a) where the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) where such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto if and to the extent required by GAAP or (c) as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05     Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06     Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP, are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent, the Administrative Agent Consultant or any Lender (including employees of the Administrative Agent, the Administrative Agent Consultant or any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during normal business hours, to visit and inspect its properties, to conduct field examinations, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however that Financial Officers of the Borrowers shall be entitled to participate in any discussion or meeting with the accountants and, absent the continuance of an Event of Default, Borrowers shall not be required to reimburse the Administrative Agent or the Lenders for more than one visit (and if there is more than one such visit in a fiscal year due to the occurrence and continuance of an Event of Default, the Administrative Agent shall be reimbursed for its visits before any Lender is so reimbursed for its visits) in any fiscal year (it being understood without limitation of the foregoing that any such visit prior to the Effective Date shall not count toward such limitation, and that there shall be no limitation on the frequency of such visits and inspections (x) if an Event of Default shall have occurred and be continuing or (y) such visit and/or inspection is paid for by the relevant Lender). Notwithstanding the foregoing, absent an Event of Default, the Administrative Agent and Lenders agree that no field exam or inspection shall be commenced under this Agreement prior to August 1, 2020. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent and each Lender with contact information relating to its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties' assets for internal use by the Administrative Agent and the Lenders. Borrowers will reimburse the Administrative Agent in cash, upon demand, for any and all reasonable fees, costs, expenses and other charges incurred by the Administrative Agent relating to the engagement of any Administrative Agent Consultant from time to time (in each case, whether or not included in the Approved Budget).

Section 5.07     Compliance with Laws. Other than violations arising as a result of the commencement of the Bankruptcy Cases and except as otherwise excused by the Bankruptcy Code and except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08     Use of Proceeds.

(a)     The proceeds of the Loans and Cash Collateral (as such term is defined in the Financing Order) will be used (i) solely in accordance with and subject to the Approved Budget (subject to Permitted Variances) and the Financing Order, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the commencement of the Bankruptcy Cases and the transactions contemplated hereby and thereby, as and when such expenses are due and payable, (ii) to the extent not otherwise prohibited by the Loan Documents or the Final Financing Order, to fund working capital needs and general corporate purposes of Borrowers, at such times and in such amounts as are in compliance with Sections 5.21 and 6.17, (iii) to provide cash "adequate protection" (as set forth in Section 361 of the Bankruptcy Code and the relevant sections of other applicable insolvency laws) in favor of the Existing Administrative Agents and the Existing Lenders and (iv) to repay upon the entry of the Final Financing Order, in full, the Existing US Secured Obligations, including outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Agreement and other Existing Loan Documents with respect to the Existing US Secured Obligations; provided that no part of the proceeds of any Loan or Letter of Credit or Cash Collateral (as such term is defined in the Financing Order) will be used, directly or indirectly, (x) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Existing Administrative Agents, Existing Lenders, the Administrative Agent or Lenders, or in connection with the Secured Obligations or Existing Secured Obligations, except for an amount up to the limit set forth in the Financing Order for such purpose, for investigation costs of any official statutory committee appointed pursuant to Bankruptcy Code § 1102, (y) toward repayment of the principal of Term Loan Obligations (including any "adequate protection" payments with respect thereto) or (z) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X; provided, further, that none of the foregoing shall limit the payment of professional fees that benefit from the Carve Out, as and when allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise), subject to the terms, conditions and limitations set forth in the Financing Order.

(b)     No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (ii) and (iii) of this Section 5.08(b) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (1) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom.

Section 5.09     Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (or with financially sound and reputable carriers that are acceptable to Administrative Agent) (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon reasonable request of the Administrative Agent, a certificate evidencing the insurance so maintained.

Section 5.10     [Reserved].

Section 5.11     Appraisals. At any time that the Administrative Agent requests, each of the Borrowers will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, not more than one such appraisal per calendar year (excluding any appraisal conducted prior to the Effective Date) shall be at the sole expense of the Loan Parties. Notwithstanding the foregoing, absent an Event of Default, the Administrative Agent and Lenders agree that no field exam or inspection shall be commenced under this Agreement prior to August 1, 2020.

Section 5.12     Depository Banks. Each of the US Loan Parties will, other than with respect to the Term Loan Proceeds Account, any Non-Restricted Deposit Accounts or unless otherwise consented to by Administrative Agent in its sole discretion, maintain the Administrative Agent (or one of its Affiliates) as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.13     Environmental Laws. Except as could not be reasonably expected, individually or in the aggregate, to result in a material loss or liability to Holdings or any of its Subsidiaries, each Loan Party will, and will cause each Subsidiary to:

(a)     comply with, all applicable Environmental Laws, and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)     conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.14     Additional Collateral; Further Assurances.

(a)     [Reserved].

(b)     Each US Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and each Foreign Subsidiary (other than Crisa Libbey, S.A. de C.V.) directly owned by the US Borrower or any domestic Subsidiary, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the US Collateral Documents as the Administrative Agent shall reasonably request.

(c)     Each Netherlands Loan Party will cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of the Netherlands and (ii) each of its direct Subsidiaries that is not organized under the laws of the Netherlands to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Netherlands Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Administrative Agent shall reasonably request.

(d)     Each Mexico Loan Guarantor will, within the time frame required therefor by Section 5.23 and at all times thereafter, cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of Mexico and (ii) each of its direct Subsidiaries that is not organized under the laws of Mexico to be subject at all times to a first priority, perfected Lien (it being understood that the existence of the Netherlands Intercompany Pledge shall not be construed to cause this requirement not to be satisfied so long as the Netherlands Intercompany Pledge remains at all times subject to the Netherlands Subordination Agreement) in favor of the Administrative Agent pursuant to the terms and conditions of the Mexico Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Administrative Agent shall reasonably request.

(e)     The Portugal Loan Guarantor will cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of Portugal and (ii) each of its direct Subsidiaries that is not organized under the laws of Portugal to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Portugal Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Administrative Agent shall reasonably request.

(f)     Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01 or Section 5.23, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents to the extent required by the Collateral Documents, all at the expense of the applicable Loan Party.

(g)     If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the applicable Administrative Agent upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the US Loan Parties, the Netherlands Loan Parties, the Mexico Loan Guarantors or Portugal Loan Guarantor, as applicable, will cause such assets to be subjected to a Lien securing the Secured Obligations in accordance with and subject to the terms of the US Collateral Documents, the Netherlands Collateral Documents, the Mexico Collateral Documents or the Portugal Collateral Documents, as applicable, and will take, and cause its Subsidiaries that are Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (f) of this Section, all at the expense of the applicable Loan Party.

Section 5.15     USA PATRIOT Act. The Borrowers shall and shall cause the other Guarantors to promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act").

Section 5.16     Bankruptcy Transaction Milestones. Holdings will, and will cause each of its Subsidiaries to, cause the performance and delivery of the items set forth on Schedule 5.16 on or before the dates specified therein with respect to such items (the "Milestones").

Section 5.17     Investment Banker

(a)     Borrowers shall continue to engage an investment banker (the "Investment Banker") pursuant to a Qualified Investment Banker Engagement and cause the Investment Banker to promptly provide the Administrative Agent and Lenders, and their respective agents, advisors, and consultants, with such reasonably requested information, drafts, and reports (including, without limitation, relating to any potential strategic alternatives or transactions) regarding the process for which the Investment Banker was engaged, and, upon reasonable prior notice to the Borrowers and the Investment Banker, schedule conference calls (with a frequency which shall not be unreasonable, provided that the Borrowers acknowledge that such calls scheduled as frequently as once per week shall not be unreasonable) with the Investment Banker and the Administrative Agent and (to the extent available) Lenders, and their respective agents, advisors, and consultants (with each such call to be scheduled at a mutually convenient time during normal business hours), regarding the process for which the Investment Banker was engaged, all as the Administrative Agent and Lenders may reasonably request from time to time. Borrowers may participate in such discussions at the times scheduled pursuant to the immediately preceding sentence, provided that any Borrower's failure to elect to do so will not prevent the Administrative Agent or any Lender (or their respective agents, advisors, or consultants) from proceeding with such discussions. Borrowers shall, as a component of any Qualified Investment Banker Engagement, cause the applicable Investment Banker to maintain an appropriate data room to which the Administrative Agent and any consultant, financial advisor or counsel engaged by Administrative Agent or its counsel at any time will have reasonable access and review rights at all times. In addition to the foregoing, the Administrative Agent, each Lender, and any consultant, financial advisor, or counsel engaged by the Administrative Agent or any Lender, or their counsel, at any and all times, will have reasonable access and review rights with respect to any data room (and the information contained therein) maintained by any Investment Banker or Borrowers with respect to any actual or contemplated sale of any of the equity interests or assets of any Borrower, any refinancing relating to the Secured Obligations, or any other process for which the Investment Banker was engaged.

(b)     Except as otherwise agreed to in writing by the Administrative Agent, all fees, costs and expenses of the Investment Banker shall be solely the responsibility of Borrowers, and in no event will the Administrative Agent or any Lender have any liability or responsibility of any kind with respect to the Investment Banker (including, without limitation, as to the payment of any of the Investment Banker's fees, costs or expenses), and the Administrative Agent and Lenders will not have any obligation or liability of any kind or nature to Borrowers, the Investment Banker or any other Person by reason of any acts or omissions of the Investment Banker.

(c)     No Loan Party shall amend or otherwise modify the terms of the Investment Banker's engagement with the Borrowers to the extent such modification would modify the scope of Investment Banker's engagement, increase the fees payable to Investment Banker or could otherwise reasonably be expected to be adverse to the interests of the Administrative Agent or Lenders. Unless otherwise agreed to by the Administrative Agent, in the event that any Investment Banker resigns, is suspended, or has its services modified in any manner not reasonably acceptable to the Administrative Agent or Lenders, or is terminated at any time prior to the consummation of the transaction contemplated by the applicable Qualified Investment Banker Engagement, the Borrowers shall consummate a new Qualified Investment Banker Engagement within ten (10) Business Days after the date on which such Investment Banker resigns, is suspended, or has its services modified, or is terminated.

Section 5.18     Consultant.   Borrowers will continue to engage a Consultant on the terms and conditions set forth in, or consistent with, the retention order authorizing the continued engagement of the Consultant and Borrowers shall not amend or otherwise modify the terms of Consultant's engagement with the Borrowers to the extent such modification would modify the scope of Consultant's engagement, increase the fees payable to Consultant, or could otherwise reasonably be expected to be adverse to the interests of the Administrative Agent or Lenders. Debtors hereby do, and will continue to, authorize and instruct the Consultant acting through the interim management team furnished to Debtors, to (a) share with the Administrative Agent, Lenders, and their respective agents, advisors, and consultants, all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition, operations and prospects of Debtors and their Affiliates prepared by Consultant with respect to Debtors and their Affiliates after the Effective Date, and (b) make such persons acting as interim consultants of Debtors available for discussions with the Administrative Agent, the Lenders, and their respective agents, advisors, and consultants, as reasonably requested by the Administrative Agent and the Lenders from time to time. In the event that a CRO is engaged by the Debtors, the provisions of the preceding sentence shall also apply to the CRO as if the references to the Consultant therein were references to the CRO. Debtors will at all times reasonably cooperate with the Consultant and provide Consultant reasonably complete access to all of the Debtors' books and records, all of Debtors' premises and to Debtors' management. Notwithstanding anything to the contrary in this Section 5.18, none of Holdings or any of its Subsidiaries or Consultant will be required to disclose any such information to the extent that (i) such disclosure would in the good faith determination of Borrowers (based on the advice of counsel) violate attorney-client privilege or is otherwise prohibited by law or fiduciary duty, (ii) such information constitutes attorney work product, or (iii) such information is subject to confidentiality obligations to a third party (not entered into in contemplation thereof and for which any Borrower is using commercially reasonable efforts to lift such confidentiality restrictions) and the Administrative Agent or the Lenders (as applicable) have not executed any necessary confidentiality agreements or non-reliance letters with respect thereto. All fees and expenses of the Consultant shall be solely the responsibility of Borrowers and in no event shall the Administrative Agent or any Lender have any obligation, liability or responsibility of any kind or nature whatsoever for the payment of any such fees, expenses or other obligations, nor shall the Administrative Agent or any Lender have any obligation or liability to Borrowers, their Affiliates, or any other Person by reason of any acts or omissions whatsoever of the Consultant at any time.

Section 5.19     Bankruptcy Covenants. Notwithstanding anything in the Loan Documents to the contrary, the Loan Parties shall comply with all material covenants, terms and conditions and otherwise perform all obligations set forth in the Financing Order.

Section 5.20     Bankruptcy Cases.

(a)     Bankruptcy Cases Documents and Notices. Each Loan Party that is a Debtor shall deliver or cause to be delivered for review and comment, as soon as commercially reasonable, all material pleadings, motions and other documents (provided that any of the foregoing relating to the Loans shall be deemed material) to be filed on behalf of the Loan Parties with the Bankruptcy Court to the Administrative Agent and its counsel. If not otherwise provided by the Bankruptcy Court's electronic docketing system, Borrowers shall provide (x) copies to the Administrative Agent of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Loan Parties with the Bankruptcy Court, distributed by or on behalf of the Loan Parties to any Committee, filed with respect to the Bankruptcy Cases or filed with respect to any Loan Document or Existing Loan Document and (y) such other reports and information as the Administrative Agent may, from time to time, reasonably request. In connection with the Bankruptcy Cases, the Loan Parties that are Debtors shall give the proper notice for (x) the motions seeking approval of the Loan Documents and the Financing Order and (y) the hearings for the approval of the Financing Order. The Borrower and the other Loan Parties shall give, on a timely basis as specified in the Financing Order, all notices required to be given to all parties specified in the Financing Order. The Borrowers and the other Loan Parties shall use reasonable best efforts to obtain the Final Financing Order.

(b)     Restructuring Proposals. Each Loan Party shall promptly deliver or cause to be delivered to the Administrative Agent and the Lenders copies of any term sheets, proposals, or presentations from any party, related to (i) the restructuring of the Loan Parties, or (ii) the sale of assets of one or all of the Loan Parties that is outside the ordinary course of business.

(c)     Repayment of Indebtedness. Except to the extent permitted hereunder, under the Financing Order or under the Approved Budget, no Loan Party shall, without the express prior written consent of the Administrative Agent or pursuant to an order of the Bankruptcy Court after notice and a hearing, make any Pre-Petition Payment.

Section 5.21     Budget Compliance and Other Matters.

(a)     The Loan Parties shall comply with, and the proceeds of the Loans shall be used by the Loan Parties in accordance with, the Approved Budget, subject to Permitted Variances.

(b)     Borrowers hereby acknowledge and agree that any Weekly Cash Flow Forecast provided to the Administrative Agent and the Lenders pursuant to Section 5.01(g) shall not amend or supplement the applicable Approved Budget until the Administrative Agent delivers a notice (which may be delivered by electronic mail) to the Borrowers stating that the Administrative Agent has approved of such Weekly Cash Flow Forecast; provided that, if the Administrative Agent does not deliver a notice of approval to Borrowers, then the existing Approved Budget shall continue to constitute the applicable Approved Budget until such time as the subject Weekly Cash Flow Forecast delivered by Borrowers pursuant to Section 5.01(g) is agreed to among Borrowers and the Administrative Agent in accordance with this Section 5.21, but in the event that the Administrative Agent and the Borrowers cannot agree to such an updated, modified or supplemental Approved Budget, such disagreement shall give rise to an Event of Default once the full 13-week period covered by the Approved Budget has terminated. Once such Weekly Cash Flow Forecast is so approved in writing by the Administrative Agent, it shall supplement or replace the prior Approved Budget, and shall thereafter constitute the Approved Budget. For the avoidance of doubt, none of the foregoing shall limit the payment of professional fees that benefit from the Carve Out as and when allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise), provided that such payment shall be subject to the terms, conditions and limitations set forth in the Financing Order.

Section 5.22     Netherlands Loan Parties.

(a)     Each Netherlands Loan Party shall maintain its centre of main interests in the Netherlands for the purposes of the Insolvency Regulation.

(b)     Each Netherlands Loan Party shall be a resident for tax purposes solely in the Netherlands and shall not have any permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Administrative Agent.

(c)     Any Netherlands Fiscal Unity of which a Netherlands Loan Party is at any time a member shall consist of Netherlands Loan Parties only, unless with the prior written consent of the Administrative Agent.

(d)     If, at any time, a Netherlands Loan Party or any of its Dutch subsidiaries is part of a Netherlands Fiscal Unity and such Netherlands Fiscal Unity is, in respect of such Netherlands Loan Party or Dutch subsidiary, as applicable, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Administrative Agent enforcing its rights under any Netherlands Collateral Document, such Netherlands Loan Party or Dutch subsidiary, as applicable, shall, at the request of the Administrative Agent, together with the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of the Netherlands Fiscal Unity, for no consideration and as soon as reasonably practicable, lodge a request with the Dutch Tax Authority to allocate and hand over any tax losses (as referred to in Article 20 of the Dutch Corporate Income Tax Act) to the Netherlands Loan Party or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity (within the meaning of Article 15af of the Dutch Corporate Income Tax Act), to the extent such tax losses are attributable (toerekenbaar) to the Netherlands Loan Party or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity.

Section 5.23     Post-Closing Deliveries. The obligation of the Lenders to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 5.23 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing by the Administrative Agent in Administrative Agent's sole discretion) shall constitute an Event of Default hereunder).

Section 5.24     Term Loan Documents. The Loan Parties shall keep and maintain the Term Loan Documents in full force and effect and use the proceeds of advances and other extensions of credit thereunder solely for purposes and in amounts set forth in the Approved Budget (subject to Permitted Variances) and as permitted by the Term Loan Documents, this Agreement and the other Loan Documents and the Financing Orders.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the payment in full of the Secured Obligations and the Existing Secured Obligations, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01     Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)     the Secured Obligations;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.01 and modifications (other than modifications that shorten or accelerate the maturity of such Indebtedness or require any cash payments earlier than what is already required in respect of such Indebtedness), extensions, renewals and replacements of any such Indebtedness from time to time; provided that (i) the parties thereto shall remain the same and (ii) the aggregate amount of such Indebtedness thereunder does not increase;

(c)     Indebtedness constituting loans or advances made to (i) US Borrower or any of its Wholly-Owned Subsidiaries that are US Loan Parties from (A) US Borrower or any US Subsidiary of US Borrower (provided that all of any portion of such loans or advances may be restricted by the Administrative Agent during a US Separate Borrowing Base Period to the extent that the aggregate outstanding amount of such loan or advances to any US Loan Party exceeded the amount of the US Borrowing Base attributable to Eligible Accounts and Eligible Inventory of such US Loan Party) or (B) any Netherlands Loan Party, (ii) a Netherlands Loan Party from any other Netherlands Loan Party, (iii) an Other Foreign Guarantor from any other Foreign Guarantor, (iv) any Subsidiary of Holdings that is a Loan Party from any other Subsidiary of Holdings that is not a Loan Party and (v) any Subsidiary of Holdings that is not a Loan Party from any other Subsidiary of Holdings that is not a Loan Party; provided that any Indebtedness permitted under this clause (c) of any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the US Security Agreement or, in the case of a Netherlands Loan Party, any such loans and advances made are pledged pursuant to the relevant Netherlands Security Agreement;

(d)     Guarantees (other than with respect to the Term Loan Obligations) in the ordinary course of business of Indebtedness or other obligations of (i) US Borrower or any of its Wholly-Owned Subsidiaries that are US Loan Parties by Holdings, any other US Loan Party or any Netherlands Loan Party, (ii) a Netherlands Loan Party by any other Netherlands Loan Party, (iii) any Subsidiary of Holdings that is a Loan Party by any other Subsidiary of Holdings that is not a Loan Party and (iv) any Subsidiary of Holdings that is not a Loan Party by any other Subsidiary of Holdings that is not a Loan Party; provided that (A) any Guarantees permitted under this clause (d) by any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent to the extent that the Indebtedness or other obligations that are Guaranteed are subordinated to the Secured Obligations and (B) any Indebtedness so Guaranteed must be permitted by this Section 6.01;

(e)     Indebtedness under the Netherlands Intercompany Note as in effect on the date hereof (plus any increases to the principal amount of Indebtedness owing thereunder for capitalized interest in accordance with the terms thereof), and in all respects subject to the Netherlands Subordination Agreement;

(f)     [reserved];

(g)     Indebtedness of any Loan Party or any Subsidiary in respect of workers' compensation claims, self-insurance obligations, letters of credit, performance, surety and similar bonds, warranties, indemnities and completion guarantees provided by any Loan Party or any Subsidiary in the ordinary course of business and in each case consistent with the Approved Budget;

(h)     [reserved];

(i)     [reserved];

(j)     [reserved];

(k)     Indebtedness of US Borrower in respect of the Term Loan Obligations (other than the Existing Term Loan Obligations, which shall be subject to clause (m) below and may not be guaranteed by any Loan Parties other than the US Loan Parties) (and any related Guarantees by the Loan Parties, so long as such Loan Parties Guarantee all of the Secured Obligations) in an aggregate principal amount not exceeding at any one time outstanding an amount equal to (x) $60,000,000 of new money loans, plus (y) up to $60,000,000 of Loans under the Existing Term Loan Agreement that are rolled up into "Roll-Up Loans" under the Term Loan Agreement pursuant to Section 2.01(b) of the Term Loan Agreement as in effect on the Effective Date (provided, that, absent the prior written consent of the Administrative Agent, not more than $30,000,000 of new money Term Loan Obligations (and not more than an equal amount of Term Loan Obligations constituting Roll-Up Loans) shall be permitted to be incurred prior to the entry of the Final Financing Order, plus (z) any interest paid in kind under the Term Loan Agreement as in effect on the Effective Date that increases the aggregate principal amount outstanding thereunder in accordance with the terms thereof;

(l)     Existing Secured Obligations, including any Indebtedness reinstated by the Bankruptcy Court and constituting Reinstated Existing Secured Obligations;

(m)     Indebtedness outstanding under the Existing Term Loan Documents as of the Effective Date in accordance with the Financing Order (provided that no Subsidiary of Holdings other than a Debtor may guarantee or otherwise become liable in respect of such Indebtedness), less the amount of such Indebtedness that becomes rolled up into Term Loan Obligations as described in clause (k)(y) above;

(n)     [reserved];

(o)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(p)     [reserved];

(q)     [reserved];

(r)     Indebtedness of Holdings permitted by Section 6.04(q); and

(s)     with due observance of Section 5.22(c), any joint and several liability among the Netherlands Loan Parties as a result of any Netherlands Fiscal Unity;

Notwithstanding the foregoing, in no event will any Loan Party, or will any Loan Party permit any Subsidiary to, create, incur or suffer to exist any Indebtedness or other obligations (other than the Secured Obligations) that is designated as an "ABL Loan Agreement".

Section 6.02     Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Liens created pursuant to any Loan Document securing the Secured Obligations;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d)     [reserved];

(e)     Liens on the Equity Interests of Crisa Libbey México, S. de R.L. de C.V. granted by Libbey Mexico in favor of Libbey Mexico Holdings B.V. in accordance with the terms of the Netherlands Intercompany Pledge as in effect on the date hereof, and subject in all respects to the Netherlands Subordination Agreement;

(f)     Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)     [reserved];

(h)     Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)     [reserved];

(j)     Liens on assets of Holdings and the US Borrower (and on the assets of the other Loan Parties, so long as such other Loan Parties have Guaranteed all of the Secured Obligations and have granted Liens on all of such assets to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, to secure all of the Secured Obligations) securing the Term Loan Obligations (provided, however, that Liens on the assets of Loan Parties that are not US Loan Parties may not secure the Existing Term Loan Obligations) permitted by Section 6.01(k) and (m), as applicable, in each case to the extent such Liens are subject to the Intercreditor Agreement; provided that the Administrative Agent has a first priority Lien (or second or third priority Lien, junior only to the Lien of the holders of such Term Loan Obligations, with respect to the Term Priority Collateral to the extent provided in the Intercreditor Agreement) on such assets (other than the Term Loan Proceeds Account which shall not serve as Collateral for the Secured Obligations or the Existing Secured Obligations) pursuant to the Collateral Documents (except as expressly permitted in this clause (j), the Term Loan Obligations shall not be secured by any Lien on any asset of any Loan Party or any of its Subsidiaries);

(k)     [reserved];

(l)     Liens granted or authorized by the Financing Order, including, without limitation, replacement Liens granted to the Existing Administrative Agents;

(m)     Liens granted to, or for the benefit, of the Administrative Agent or the Existing Administrative Agents to secure the Existing Secured Obligations.

Section 6.03     Fundamental Changes.

(a)     No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person (including by way of Division), or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

(b)     No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto and reasonable extensions thereof.

(c)     Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrowers, Subsidiaries of the Borrowers and activities incidental thereto, including, without limitation, employee stock options and responsibilities of a public company. Holdings will not own or acquire any assets (other than Equity Interests of the Borrowers) or incur any liabilities (other than liabilities under the Loan Documents, the Existing Loan Documents, the Term Loan Agreement or the Existing Term Loan Agreement and liabilities reasonably incurred in connection with its maintenance of its existence and Guarantees and other Indebtedness permitted under Section 6.01).

(d)     Other than as disclosed in the Hong Kong Share Mortgage, Libbey Asia Limited will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd., and will not own or acquire any assets (other than Equity Interests Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd.) or incur any liabilities.

(e)     Crisa Libbey, S.A. de C.V. will not engage in any business activity and will not own or acquire any assets or incur any liabilities (other than any de minimis assets or liabilities relating to the maintenance of its existence).

(f)     No Loan Party will, nor will it permit any Subsidiary to, form any new Subsidiary without the Administrative Agent's prior written consent; provided, that, to the extent the Administrative Agent consents to the formation of any new Subsidiary, such new Subsidiary, if so requested by the Administrative Agent, shall guaranty all of the Secured Obligations and any Existing Secured Obligations and grant Liens on substantially all of its assets to secure the Secured Obligations and any Existing Secured Obligations pursuant to documentation in form and substance acceptable to the Administrative Agent; provided, however, such new Subsidiary shall not be required to provide such guaranty or grant if such guaranty or grant could give rise to a material adverse tax consequence as determined by the Administrative Agent in its sole discretion.

For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Section 6.03 to the contrary, any US Loan Party or any domestic Subsidiary of Holdings may convert from a corporation to a limited liability company so long as (1) the Administrative Agent is given ten (10) days prior written notice thereof (or such shorter amount of time as agreed to by the Administrative Agent in its sole discretion), (2) all filings reasonably requested to be made by the Administrative Agent or Required Lenders to maintain the perfection of the Administrative Agent's Liens on such converting entity's assets are made and completed, (iii) such conversion or other similar transaction does not give rise to any material Tax liability of any Loan Party and (iv) any and all new operating agreements and other organizational or governing documents of such converting entity are in form and substance satisfactory to the Administrative Agent.

Section 6.04     Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)     Permitted Investments which, unless held in Non-Restricted Deposit Accounts, are subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, and made in the ordinary course of business to the extent set forth in the Approved Budget;

(b)     Investments in existence on the date of this Agreement and described in Schedule 6.04 and any modification, replacement, renewal or extension thereof from time to time; provided that (i) the parties thereto shall remain the same and (ii) the aggregate amount of such Investments thereunder does not increase; provided further, that there shall not be any additions thereto (including any capital contributions) made after the date hereof;

(c)     investments in Equity Interests of (i) the US Borrower by Holdings, (ii) the US Borrower or any of its Wholly-Owned Subsidiaries that are US Loan Parties by US Borrower or any other US Loan Party, (iii) the Netherlands Borrower or any of its Wholly-Owned Subsidiaries that are Netherlands Loan Parties by Netherlands Borrower or any other Netherlands Loan Party, (iv) any Other Foreign Guarantor by any Other Foreign Guarantor, or (v) any Subsidiary that is not a Loan Party by any other Subsidiary that is not a Loan Party, provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the respective Security Agreement;

(d)     loans or advances by Holdings or a Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary to the extent that such loan or advance is expressly permitted by Section 6.01(c);

(e)     Guarantees expressly permitted by Section 6.01;

(f)     loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes to the extent set forth in the Approved Budget;

(g)     subject to Sections 4.2(a) and 4.4 of the US Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements prior to the Effective Date with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;

(h)     [reserved];

(i)     [reserved];

(j)     Investments received in connection with the dispositions of assets permitted by Section 6.05;

(k)     Investments constituting deposits described in clauses (c) and (d) of the definition of the term "Permitted Encumbrances;"

(l)     [reserved];

(m)     [reserved];

(n)     [reserved];

(o)     [reserved];

(p)     Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements in effect as of the Effective Date with other Persons;

(q)     Restricted Payments solely to the extent permitted by Section 6.08 hereof; and

(r)     with due observance of Section 5.22(c), any joint and several liability among the Netherlands Loan Parties as a result of any Netherlands Fiscal Unity;

Section 6.05     Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in accordance with Section 6.04(c)), except:

(a)     sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)     the transfer of certain of the Mexico Collateral to the Mexico Security Trustee pursuant to the Mexico Security Trust Agreement;

(c)     sales, transfers and dispositions solely among (i) the US Borrower and any other US Loan Party, (ii) the Netherlands Borrower and any other Netherlands Loan Party, (iii) any Other Foreign Guarantor and any Other Foreign Guarantor and (iv) any Subsidiaries of the Borrowers that are not Loan Parties;

(d)     sales, transfers and dispositions of investments permitted by clause (k) of Section 6.04;

(e)     sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business with a value not in excess of $250,000 in the aggregate;

(f)     dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)     Restricted Payments solely to the extent permitted by Section 6.08 hereof;

(h)     sales of goods or services between Loan Parties so long as any such transactions between such Loan Parties are entered into in the ordinary course of business consistent with past practice on a cost plus basis subject to periodic true-up (but, in any event, on pricing terms that are not greater than those in existence on the Effective Date);

(i)     [reserved];

(j)     non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business, provided that no such license or sublicense may be granted that would reasonably be expected to constitute an abandonment of any Loan Party's or any Subsidiary's trade name or trademarks or other similar Intellectual Property if such abandonment would materially interfere with the business of Holdings and its Subsidiaries; and

(k)     leases, subleases or other similar arrangements for use by third parties in the ordinary course of business that does not materially interfere with the conduct of the business of Holdings or its Subsidiaries;

provided that all sales, transfers, leases and other dispositions permitted by clauses (d), (j) and (k) shall be made for fair value and for at least 75% cash consideration.

Section 6.06     Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 6.07     Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except such Swap Agreements as may be consented to by the Administrative Agent in its sole discretion.

Section 6.08     Restricted Payments; Certain Payments of Indebtedness.

(a)     No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)      Restricted Payments (1) to any US Loan Party from any Wholly-Owned Subsidiary of Holdings, (2) to any Netherlands Loan Party from any Wholly-Owned non-domestic Subsidiary of Holdings, (3) to any Other Foreign Guarantor from any Other Foreign Guarantor or any Wholly-Owned Subsidiary of Holdings that is not a Loan Party or (4) to any Subsidiary that is not a Loan Party from any other Subsidiary that is not a Loan Party; and

(ii)     Restricted Payments to Holdings for the purpose of (1) paying any federal, state or local income Taxes imposed on it under applicable law and to the extent that such Taxes are directly attributable to the income of the US Borrower and its Subsidiaries, (2) paying franchise Taxes and other fees to maintain its legal existence or (3) paying corporate overhead expenses of Holdings and to pay salaries or other compensation of employees who perform services for both Holdings and the US Borrower, in each case, incurred in the ordinary course of business.

(b)     No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness.

Section 6.09     Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) existing transactions entered into prior to the Effective Date and any payments made pursuant thereto to the extent permitted hereunder and made in accordance with the Approved Budget, (b) solely to the extent such transactions are expressly permitted under this Agreement, transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Section 6.04(b), (c), (d) or (e), (d) any Indebtedness permitted under Section 6.01(b), (c) or (d), (e) any Restricted Payment solely to the extent permitted under Section 6.08, (f) any asset sale permitted by Section 6.05(h), (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary of Holdings who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or any Subsidiary of Holdings in the ordinary course of business, in each case, in accordance with the Approved Budget, (h) transactions between or among Subsidiaries that are not Loan Parties, provided that, such transactions are in the ordinary course of business and are at prices and on terms and conditions not less favorable to such Subsidiaries than could be obtained on an arm's length basis from unrelated third parties, and (i) sales, transfers and dispositions solely to the extent permitted under Section 6.05(c).

Section 6.10     Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the "Loan Documents" (as such term is defined in the Term Loan Agreement and Existing Term Loan Agreement) and the "Loan Documents" (as defined in the Existing Credit Agreement), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension, renewal, amendment or modification of any such restriction or condition to the extent such extension, renewal, amendment or modification expands the scope of such restriction or condition), (iii) [reserved], (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to any restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01(k), or, to the extent such restrictions relate only to Subsidiaries that are not Loan Parties, Section 6.01(q) hereof.

Section 6.11     Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive (a) any of its rights under any agreement relating to any Subordinated Indebtedness, or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.11, any adoption of a limited liability company agreement relating to a conversion of a corporation to a limited liability company to the extent such conversion is permitted under Section 6.03, shall not be considered materially adverse to the extent such limited liability company agreement is approved by the Administrative Agent in writing in its reasonable discretion.

Section 6.12     Payments and Modifications of Certain Debt Instruments. Notwithstanding Sections 6.08(b) and 6.11, no Loan Party will (a) make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness, including, without limitation, the Term Loan Obligations or take any action to effect any of the foregoing or (b) amend, modify, waive or otherwise change, or agree to any amendment, modification, waiver or other change to, any of the terms of the Term Loan Agreement or the Existing Term Loan Agreement or other material agreement relating thereto that would (1) increase the maximum principal amount of the Term Loan Obligations (except as expressly permitted by clause (k) of Section 6.01, including the roll-up of loans under the Existing Term Loan Agreement into Loans under the Term Loan Agreement as provided in such clause (k) of Section 6.01), (2) increase the rate of interest (excluding any additional rate of interest provided for in the Term Loan Agreement upon and during the continuance of an event of default up to 200 basis points) or fees on any of the Term Loan Obligations by more than 300 basis points, (3) shorten the maturity date of any Term Loan Obligations or change to an earlier date the dates on which payments or principal or interest in such Indebtedness are due, (4) change any redemption or prepayment provisions of the Term Loan Obligations (including, without limitation, the insertion of any required prepayments or covenants to prepay the Term Loan Obligations with the proceeds of ABL Priority Collateral), other than any deferrals or extensions of payments, or (5) change or amend any other term of the Term Loan Agreement or Existing Term Loan Agreement in a manner that makes it adverse to, or more restrictive upon, the Loan Parties or add any event or default, any covenant or other restrictive provision with respect to the Term Loan Obligations (as in effect on the date hereof), except to the extent such changes, additions or restrictions mirror any change, addition or restriction made to the Loan Documents following the date hereof.

Section 6.13     Changes in Fiscal Periods. Neither Holdings nor any other Loan Party will, nor will it permit any Subsidiary to, permit its fiscal year to end on a day other than the last calendar day of each December or change its method of determining fiscal quarters.

Section 6.14     Financing Order; Administrative Expense Priority; Payments. Holdings will not, and will not permit any of its Subsidiaries to:

(a)     seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, except for modifications and amendments joined in or agreed to in writing by the Administrative Agent in its sole discretion,

(b)     seek the use of "Cash Collateral" (as defined in the Financing Order) in a manner inconsistent with the terms of the Financing Order without the prior written consent of the Administrative Agent,

(c)     suffer to exist at any time a priority for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 365, 503((b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code) or any other superpriority claim which is equal or superior to the priority of the Administrative Agent and Lenders or the Existing Administrative Agents or Existing Lenders in respect of the Secured Obligations or Existing Secured Obligations, except for the Carve Out to the extent set forth in the Financing Order and as otherwise set forth in the Loan Documents and reasonably acceptable to Administrative Agent,

(d)     directly or indirectly seek, consent or suffer to exist at any time any Lien with priority over the Liens created by the Loan Documents or the Existing Loan Documents on any properties, assets or rights except (x) for the Carve Out, to the extent set forth in the Financing Order, and Permitted Priority Liens and (y) solely with respect to the Term Priority Collateral, to the extent set forth in the Financing Order and the Intercreditor Agreement, in respect of the Term Loan Obligations, and

(e)     prior to the date on which the Secured Obligations and Existing Secured Obligations have been paid in full, pay any administrative expenses, except administrative expenses incurred in the ordinary course of the business of the Loan Parties and in amounts substantially consistent with (and in no event, in excess of what is permitted by the Permitted Variance) the Approved Budget, subject to and in accordance with the Financing Order; provided, however notwithstanding the foregoing, the Loan Parties shall be permitted to pay as the same may become due and payable (i) to the extent substantially consistent with the Approved Budget (and in no event, in excess of what is permitted by the Permitted Variance), administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and to the extent otherwise authorized under the Financing Order and this Agreement and (ii) compensation and reimbursement of expenses to professionals allowed and payable under Sections 330 and 331 of the Bankruptcy Code to the extent permitted by the Financing Order.

Section 6.15     Term Loan Proceeds Account. Holdings will not, and will not permit any of its Subsidiaries to deposit funds in the Term Loan Proceeds Account unless such funds are direct proceeds of loans under the Term Loan Agreement funded on or after the Effective Date.

Section 6.16     Chapter 11 and other Claims. Except for the Carve Out and Permitted Priority Liens and as provided in the Financing Order, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, suffer to exist or permit any administrative expense claim or Lien that is pari passu with or senior to the claims or DIP Liens as the case may be, of the Administrative Agent and the Lenders against the Loan Parties hereunder or under the Financing Order, the Prepetition Adequate Protection Liens, the Superpriority Claims or the Liens securing the Existing Secured Obligations, or apply to the Bankruptcy Court for authority to do so. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) seek, support, consent to or suffer to exist any modification, stay, vacation or amendment of any Financing Order except for any modifications and amendments agreed to in writing by the Administrative Agent, in its sole discretion, or (b) apply to the Bankruptcy Court for authority to take any action prohibited by this Article 6 (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Administrative Agent, in its sole discretion).

Section 6.17     Budget Variance. As of any Testing Date, for the immediately preceding Testing Period, Holdings and its Subsidiaries shall not allow any variances to exist from the Approved Budget with respect to the items being test on such Testing Date, except for any Permitted Variances.

Section 6.18     Minimum Aggregate Availability. Borrowers shall not fail to maintain, at all times, Aggregate Availability of at least $10,000,000 (such amount, "Minimum Aggregate Availability").

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a)     any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01, 5.02(a) and (f), 5.03 (with respect to a Loan Party's existence), 5.06, 5.08, 5.12, 5.14, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23 and 5.24 or in Article VI of this Agreement or (ii) Section 4.1(d), (e), 4.6(b) or 4.15 of the US Security Agreement;

(e)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 10 days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of (A) Section 5.02 (other than Section 5.02(a) and (f)), 5.09, or 5.12 of this Agreement or (B) Section 4.1(a) or 4.12 of the US Security Agreement or (ii) 30 days after the earlier of any Loan Party's knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)     if, first arising after the Filing Date, there is (a) an "Event of Default" (as defined in the Term Loan Agreement), (b) an "Event of Default" (as defined in the Existing Credit Agreement), including, without limitation, as a result of Borrowers failing to pay all or any portion of the Existing Secured Obligations as when due and payable in accordance with the Financing Order, (c) an "Event of Default" (as defined in the Existing Term Loan Agreement), (d) a default (after the expiration of any grace periods applicable thereto) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Material Indebtedness, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder where payment and enforcement thereof is not subject to a stay of proceedings in the Bankruptcy Court (provided that, if such default has been cured, waived or otherwise no longer in existence, the Event of Default resulting from this clause (d) shall be deemed to be cured, waived and no longer in existence), in each case, other than (i) any default arising prior to the Filing Date, (ii) due to Borrowers' filing, commencement and continuation of the Bankruptcy Cases and any litigation arising therefrom, (iii) due to restrictions on payments arising as a result of the Bankruptcy Cases or (iv) except with respect to the Term Loan Agreement, where payment or enforcement, acceleration or termination thereof by the holders of such obligations is and remains subject to a stay of proceedings in the Bankruptcy Case;

(g)     [reserved];

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party that is not a Debtor or any Subsidiary of any Loan Party that is not a Debtor of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party that is not a Debtor or any Subsidiary of any Loan Party that is not a Debtor or for a substantial part of its assets, and in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     any Loan Party that is not a Debtor or any Subsidiary of any Loan Party that is not a Debtor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     any Loan Party that is not a Debtor or any Subsidiary of a Loan Party that is not a Debtor shall admit in writing its inability to pay its debts as they become due, which, for the avoidance of doubt, shall not include the first extraordinary three-month payment extension request that has been filed by any Netherlands Loan Party in accordance with the decree of the Dutch State Secretary of Finance on 22 April 2020 (nr. 2020-8499) and any additional extensions requested by any Netherlands Loan Party in accordance with the decree of the Dutch State Secretary of Finance of 6 May 2020 (nr. 2020-9594) or any further update or amendment of this decree, provided that each such request for additional extension has been agreed to by the Administrative Agent in writing in advance;

(k)     one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof to the extent not covered by insurance or indemnity for which the insurance company or indemnitor has not disputed coverage and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party with a value in excess of $500,000 to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or any or any excise Tax, fine, penalty or damage with respect to a breach of a fiduciary duty is imposed on any Loan Party with respect to an Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect;

(m)     a Change in Control shall occur;

(n)     the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny in writing that it has any further liability under the Loan Guaranty to which it is a party, or shall give written notice to such effect;

(o)     any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral (or second or third priority security interest, subject in priority only to the security interests securing the Term Loan Obligations permitted hereunder, with respect to the Term Priority Collateral to the extent provided in the Intercreditor Agreement) purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(p)     any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(q)     a CRO shall be engaged by the Debtors that is not acceptable to Administrative Agent or is not engaged pursuant to an engagement agreement acceptable to Administrative Agent, or any such engagement agreement shall be modified once entered into absent the prior written consent of Administrative Agent in its reasonable discretion;

(r)     there shall have occurred after the Effective Date any of the following:

(i)     [reserved];

(ii)     the Interim Financing Order or the Final Financing Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified by the Bankruptcy Court without the express prior written consent of the Administrative Agent (such consent to be given in its sole discretion);

(iii)     any Debtor shall file a pleading seeking to modify or otherwise alter the Interim Financing Order, the Final Financing Order, any Loan Document, any Existing Loan Document or any of the transactions contemplated in any of the foregoing without the prior consent of the Administrative Agent, such consent to be given in its sole discretion;

(iv)     without the written consent of the Administrative Agent, an order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court (a) appointing a trustee under Section 1104 of the Bankruptcy Code, or an examiner with enlarged powers relating to the operation of the business of the Loan Parties under Section 1106(b) of the Bankruptcy Code, which appointment shall not have been reversed, stayed or vacated within three days, or (b) terminating or shortening any Debtor's exclusive rights to file and solicit acceptances a Plan of Reorganization in the Bankruptcy Cases;

(v)     (a) any Loan Party shall attempt to invalidate, reduce or otherwise impair the liens or security interests of the Administrative Agent and the Lenders or the Existing Administrative Agents or the Existing Lenders, or otherwise in respect of the Secured Obligations or Existing Secured Obligations, claims or rights against Loan Parties or any of their Subsidiaries or to subject any Collateral to assessment pursuant to Section 105, 506(c), 552 or any other section of the Bankruptcy Code or other applicable insolvency laws, (b) any lien, security interest or Superpriority Claim created by the Loan Documents or the Financing Order shall, for any reason, cease to be valid, (c) any action is commenced by any Loan Party or any of its Subsidiaries which contests the extent, validity, perfection, enforceability or priority of any of the liens and security interests of the Administrative Agent, the Existing Administrative Agents, the Lenders or Existing Lenders or in respect of the Existing Secured Obligations or the Secured Obligations created by the Loan Documents, the Existing Credit Agreement, the Existing Loan Documents or the Financing Order or (d) any Loan Party or any Subsidiary of any Loan Party challenges the extent, validity or priority of the Secured Obligations or the Existing Secured Obligations or the application of any payments or collections received by the Administrative Agent, Lenders, the Existing Administrative Agents, or Existing Lenders to the Secured Obligations or Existing Secured Obligations as provided for herein or in the Financing Order;

(vi)     without the written consent of the Administrative Agent, (a) an order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases (or any case comprising part of any of the Bankruptcy Cases) to a case under chapter 7 of the Bankruptcy Code or the applicable provisions of other insolvency laws, which dismissal or conversion shall not have been reversed, stayed or vacated within 3 days, (b) or the Loan Parties shall seek or request the entry of any order to effect any of the events described in subclause (a) and (b) of this paragraph (vi);

(vii)     an order with respect to any of the Bankruptcy Cases shall be entered without the express prior written consent of the Administrative Agent, (a) to revoke, vacate, reverse, stay, modify, supplement or amend the Existing Credit Agreement, any Loan Document, any Existing Loan Document, the Financing Order or the transactions contemplated in any of the foregoing, or (b) to permit any administrative expense, claim or lien (now existing or hereafter arising, of any kind or nature whatsoever) to have priority equal or superior to the priority of the Administrative Agent, the Existing Administrative Agents, Lenders and Existing Lenders in respect of the Secured Obligations and Existing Secured Obligations (other than the Carve Out and Permitted Priority Liens to the extent and subject to the terms set forth in the Financing Order);

(viii)     an order shall be entered by the Bankruptcy Court granting relief from the automatic stay in connection with the Bankruptcy Cases to any party that affects the Loan Parties' property (including, without limitation, to permit foreclosure or enforcement on the Collateral) with a fair market value in excess of $500,000 without the written consent of the Administrative Agent;

(ix)     any plan of reorganization is filed by the Debtors or the lenders under the Term Loan Agreement or the Existing Term Loan Agreement (or any of their Affiliates) that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in any of the Bankruptcy Cases which, does not (a) contain a provision that all Secured Obligations and all Existing Secured Obligations shall be paid in full in a manner satisfactory to the Administrative Agent on or before the effective date, or substantial consummation, of such plan and (b) provide for the continuation of the liens and security interests granted to the Administrative Agent and the Existing Administrative Agents and priorities until such plan effective date all Secured Obligations and Existing Secured Obligations are paid in full;

(x)     unless otherwise agreed to by the Administrative Agent, other than with respect to the Term Loan Obligations, a motion shall be filed by any Loan Party seeking authority, or an order shall be entered in any of the Bankruptcy Cases, that (a) permits any Loan Party or any Subsidiary of any Loan Party to incur indebtedness secured by any claim under Bankruptcy Code Section 364(c)(1) or any corresponding provision under other applicable insolvency laws or by a Lien pari passu with or superior to the lien granted under the Loan Documents and the Existing Loan Documents and Bankruptcy Code Section 364(c)(2) (or any corresponding provision under other applicable insolvency laws) or Bankruptcy Code Section 364(d) unless (1) all of the Secured Obligations and Existing Secured Obligations have been paid in full at the time of the entry of any such order, or (2) the Secured Obligations and the Existing Secured Obligations are paid in full with such indebtedness, or (b) permits any Loan Party or any Subsidiary of any Loan Party the right to use Cash Collateral (as such term is defined in the Financing Order) other than in accordance with the terms of the Financing Order, unless all of the Secured Obligations and Existing Secured Obligations shall have been paid in full;

(xi)     subject to the Intercreditor Agreement, any motions in the Bankruptcy Cases to sell Collateral (other than Term Priority Collateral) having a value in excess of $100,000 and not otherwise permitted under Section 6.04 hereof or approve procedures regarding the same, or any orders of the Bankruptcy Court approving or amending any of the foregoing, are not in form and substance reasonably acceptable to the Administrative Agent;

(xii)     any Loan Party or any Subsidiary of any Loan Party shall fail to maintain sufficient projected borrowing capacity under this Agreement plus cash plus projected cash flow plus undrawn commitments under the Term Loan Agreement plus proceeds of loans under the Term Loan Agreement that have not been withdrawn from the Term Loan Proceeds Account to pay all accrued administrative obligations and other administrative claims when due, and sufficient additional borrowing capacity to enable such other unpaid administrative obligations and administrative claims that are required to be paid in full prior to such time that all Secured Obligations and Existing Secured Obligations are paid in full;

(xiii)     subject to any cure or notice periods provided in the Financing Order, the failure by the Loan Parties to deliver to the Administrative Agent any of the documents or other written information required to be delivered pursuant to the Financing Order when due or any such documents or other written information shall contain any misrepresentations when made so as to make the written information provided to the Administrative Agent and Lenders, taken as a whole, misleading;

(xiv)     subject to any cure or notice periods provided in the Financing Order, the failure by the Loan Parties to observe or perform any of the terms or provisions contained in the Financing Order;

(xv)     the entry of an order of the Bankruptcy Court granting any lien on or security interest in any of the Collateral that is pari passu with or senior to the DIP Liens held by the Administrative Agent on or as security interests in the Collateral, the Prepetition Adequate Protection Liens, the Superpriority Claims or the Liens securing the Existing Secured Obligations, or the Loan Parties and any of their Subsidiaries shall seek or request (or support another party in the filing of) the entry of any such order, other than with respect to the Term Loan Obligations and in such case with respect to the Term Priority Collateral (in each case other than the Carve Out and Permitted Priority Liens to the extent and subject to the terms set forth in the Financing Order);

(xvi)     the Loan Parties' creating or permitting to exist any other superpriority claim which is pari passu with or senior to the claims of the Administrative Agent and the Lenders, the Superpriority Claims and the Prepetition Adequate Protection Claims (as defined in the Financing Order), except for the Carve Out and the DIP Term Loan Superpriority Claim (as defined in the Financing Order);

(xvii)     Holdings or any of its Subsidiaries using the proceeds of the Loans for any item other than in compliance with Sections 5.21 and 6.17, other than the Carve Out, or makes any Pre-Petition Payment, in each case except as agreed in writing in advance by the Administrative Agent;

(xviii)     any uninsured judgments are entered with respect to any post-petition liabilities against any of the Loan Parties or any of their respective properties in a combined aggregate amount in excess of $200,000 unless stayed, vacated or satisfied for a period of twenty (20) calendar days after entry thereof;

(xix)     [reserved];

(xx)     any Loan Party shall seek to sell any of its assets that are ABL Priority Collateral outside the ordinary course of business, unless the proceeds of such sale are used for the indefeasible payment in full of the Secured Obligations and Existing Secured Obligations unless such sale is consented to by the Administrative Agent and Required Lenders (and, if applicable, pursuant to bidding procedures approved by Administrative Agent);

(xxi)     Holdings or any of its Subsidiaries (or any party with the support of any of Holdings or any of its Subsidiaries) shall challenge the validity or enforceability of any of the Loan Documents or the Existing Loan Documents;

(xxii)      the consummation of a sale of all or substantially all of the Loan Parties' assets pursuant to Section 363 of the Bankruptcy Code, unless (a) the proceeds of such sale are applied to the indefeasible payment in full the Secured Obligations and Existing Secured Obligations or otherwise applied in accordance with the Financing Orders or (b) such sale is consented to by the Administrative Agent and Required Lenders; or

(xxiii)     payment of or granting adequate protection with respect to any Indebtedness that was existing prior to the Filing Date other than as expressly provided in the Financing Order or permitted under the Intercreditor Agreement or as consented to by the Administrative Agent;

(s)     Permitted Variances under the Approved Budget are exceeded for any period of time; or

(t)     issuance of a Withdrawal Termination Instruction (as such term is defined in the Term Loan Agreement) under the Term Loan Documents to the Term Loan Agent;

then, and in every such event, notwithstanding the provisions of Section 362 of the Bankruptcy Code, and at any time thereafter during the continuance of such event and subject to the terms and conditions of, and any notice required under, the Financing Order with respect to actions against the Debtors, the Administrative Agent may, and, with respect to clause (A) and (B), at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (C) subject to the applicable terms of the Financing Order, terminate the Loan Parties' right to use Cash Collateral (as defined in the Financing Order) by written notice thereof to counsel for the Loan Parties, counsel for the Official Committee (if any) and the U.S. Trustee, without further notice, application or order of the Bankruptcy Court and (D) subject to the applicable terms, if any, of the Financing Order (which will include, without limitation, a three (3) Business Day advance written notice period requirement with respect to the exercise of rights and remedies against the Debtors), exercise all other rights and remedies available to the Administrative Agent or the Lenders under the Loan Documents, under applicable law, including all remedies provided under the UCC, or in equity; provided that, during such three (3) Business Day period, none of the Administrative Agent or Lenders shall be required to provide any Loans or other financial accommodations under this Agreement (and that full cash dominion may be implemented hereunder without regard to such period). Notwithstanding anything to the contrary in the foregoing, in case of any event described in clauses (h) or (i) of this Article, the Commitments under this Agreement and under the Existing Credit Agreement shall automatically terminate and the principal of the Loans and the Existing Secured Obligations then outstanding, together with accrued interest thereon and fees and other obligations of the Borrowers accrued hereunder or under the Existing Credit Agreement, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may, upon thirty days prior notice (which notice may be given prior to the appointment and acceptance of a successor Administrative Agent), resign at any time effective upon the appointment of and the acceptance of such appointment by a successor Administrative Agent by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the written consent of the Borrower Representative (provided that no consent of the Borrower Representative shall be unreasonably withheld or required if such successor is a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

Each Lender (and each Lender under the Existing Credit Agreement and each Existing Administrative Agent by executing this Agreement) hereby irrevocably appoints, designates and authorizes Administrative Agent to enter into the Intercreditor Agreement and any subordination or intercreditor agreement pertaining to any Subordinated Indebtedness, on its behalf and to take such action on its behalf under the provisions of the Intercreditor Agreement any such other agreement. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and each such other subordination or intercreditor agreement pertaining to any Subordinated Indebtedness.

Each Lender under the Existing Credit Agreement, and each Existing Administrative Agent, by executing this Agreement, hereby appoints and designates the Administrative Agent to take and hold guaranties and security under this Agreement and the other Loan Documents to guaranty and secure the Existing Secured Obligations (in addition to the Secured Obligations), and to apply any proceeds of any such guaranty or security or other amounts received by the Administrative Agent in respect thereof in the manner contemplated by this Agreement. In addition, for Mexican law purposes, each Lender (and each Lender under the Existing Credit Agreement and each Existing Administrative Agent by executing this Agreement) hereby grants to the Administrative Agent a comisión mercantil con representación in accordance with Articles 273, 274 and any other applicable Articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the Loan Documents, and authorizes the Administrative Agent to enter into the Mexico Collateral Documents and to hold the Liens granted to it under such documents acting on behalf of itself and for the benefit of the Lenders under this Agreement and each Lender under the Existing Credit Agreement and each Existing Administrative Agent to secure the Existing Secured Obligations and any Secured Obligations. Furthermore, each Lender (and each Lender under the Existing Credit Agreement and each Existing Administrative Agent by executing this Agreement) hereby authorizes the Administrative Agent to delegate the above mentioned comisión mercantil con representación pursuant to Article 280 and any other applicable Articles of the Commerce Code of Mexico (Código de Comercio) to the extent permitted by and under the terms provided in the Intercreditor Agreement and any of the Loan Documents.

For the purposes of the Portugal Collateral Documents, each Lender (and each Existing Lender and each Existing Administrative Agent by executing this Agreement) hereby appoints European Collateral Agent to act on their behalf and for their benefit in connection with the execution of the Portugal Collateral Documents. European Collateral Agent is hereby expressly authorized to execute the Portugal Collateral Documents acting for itself and on behalf of and for the benefit of each Lender (and each Existing Lender).

Furthermore, each Lender (and each Existing Lender and each Existing Administrative Agent by executing this Agreement) appoints European Collateral Agent severally to be its attorney (with full power of substitution), on its behalf and in its name or otherwise (as a mandatário com poderes de representação in accordance and for the purposes of Article 1178 of the Portuguese Civil Code), at such time and in such manner as the attorney thinks fit, to:

(a)     exercise any of the rights expressed in the Portugal Collateral Documents to be conferred on European Collateral Agent; and

(b)     execute any notarial deed or any other document considered as necessary for the creation or perfection of any security promised or granted under the Portugal Collateral Documents.

Each Lender (and each Existing Lender and each Existing Administrative Agent) ratifies and confirms and agrees to ratify and confirm whatever European Collateral Agent as attorney does in the exercise or purported exercise of the power of attorney granted by it.

Should the Lenders (and the Existing Lenders and the Existing Administrative Agents) be unable to validly make the appointment and grant the powers foreseen under this Clause by executing or acceding as a party to the Loan Documents (as such term is defined in the Portugal Security Agreement), the Lenders shall, on the date of execution of, or accession to, the relevant Loan Documents (as such term is defined in the Portugal Security Agreement) and to the Portugal Security Agreement (as applicable), execute such documents as may be required for the purpose of making an appointment of, and granting powers to, European Collateral Agent, to act on their behalf and in their name or otherwise (as a mandatário com poderes de representação in accordance and for the purposes of Article 1178 of the Portugal Civil Code).

For the purposes of the above, European Collateral Agent in the exercise of the rights, powers and authority conferred and vested in it under this Agreement, any other Loan Document (as such term is defined in the Portugal Security Agreement) and the Portugal Collateral Documents for the benefit the Lenders for whom it acts;

(a)     will exercise its powers, rights, duties and authority under the Portugal Security Documents in the manner provided for in this Agreement and in other Loan Documents (as such term is defined in the Portugal Security Agreement) and, in so acting, it shall have the protections, immunities, limitations of liability, rights, powers, authorizations, indemnities and benefits conferred on it under and by this Agreement and any other Loan Documents (as such term is defined in the Portugal Security Agreement);

(b)     shall not owe any trustee or fiduciary duties to any party to this Agreement and of any other Loan Document (as such term is defined in the Portugal Security Agreement) or any of their directors, employees, agents or affiliates; and

(c)     at any time after a security granted or to be granted under the Portugal Collateral Documents has become enforceable, to the fullest extent permitted by law, any rights conferred by the Portugal Collateral Documents, this Agreement or by law upon it and/or each Lender may be exercised by European Collateral Agent (on its own behalf and/ or as attorney for the Lenders, the Existing Lenders and/or the Existing Administrative Agents (as applicable)).

European Collateral Agent may delegate in any manner to any person any rights exercisable by it under the Portugal Collateral Documents. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as European Collateral Agent deems fit.

European Collateral Agent is a joint and several creditor of the Secured Obligations (as such term is defined in the Portugal Security Agreement) with the Lenders (and the Existing Lenders and each Existing Administrative Agent) and may demand performance of the Secured Obligations (as such term is defined in the Portugal Security Agreement) as principal and as joint and several creditor.

ARTICLE IX

Miscellaneous

Section 9.01     Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)     if to any Loan Party, to the Borrower Representative at:

Libbey Glass Inc.
300 Madison Avenue
Toledo, Ohio 43604
Attention: Juan Amezquita
Facsimile No: (419) 325-2585
E-mail: jamezq@libbey.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004-1304
Attention: Jennifer Van Driesen
Facsimile No: (202) 637-2201
E-mail: Jennifer.VanDriesen@lw.com

(ii)     (A)     in the case of the US Borrower or any US Loan Party, if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

Asset Based Lending
925 Westchester Avenue, 3rd Floor
White Plains, New York, 10604
Attention: Donna DiForio/Libbey Glass Account Manager
Facsimile No: (914) 949-4871

(B)     in the case of the Netherlands Borrower or any Netherlands Loan Party, if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

Asset Based Lending
25 Bank Street
Canary Wharf
London, E14 5JP
Attention: Matthew Sparkes
Facsimile No: +44 (0) 203 493 1365

(iii)     if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02     Waivers; Amendments.

(a)     No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Subject to Section 2.14(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the Revolving Netherlands Sublimit without the written consent of the Supermajority Lenders (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or subject to Section 2.13(d) reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted, including pursuant to a merger, consolidation, disposition, liquidation or dissolution permitted herein or in the other Loan Documents), without the written consent of each Lender, (vii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral or subordinate any Liens on any Collateral, without the written consent of each Lender or (viii) increase the advance rates set forth in the definitions of US Borrowing Base and Netherlands Borrowing Base or add new categories of eligible assets without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank and that any increase to the limit on LC Exposure set forth in Section 2.06(b)(i) shall require the consent of the Issuing Bank). The Administrative Agent may also amend the Commitment Schedule to reflect Commitment reductions effected in accordance herewith and assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing (but subject to the foregoing clause (i)), any amendment, modification or waiver (i) to Section 2.11 and (ii) to the definitions of Aggregate Availability or the definitions used in the calculation thereof shall only require the consent of Required Lenders, the Administrative Agent and the Borrowers.

(c)     The Lenders and any other holders of Secured Obligations hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations for which a definite claim has been submitted to the Administrative Agent in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, (i) release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders and (ii) release any of its Liens in connection with, or subordinate any of its Liens to, Liens permitted by Sections 6.02(d) and (e). Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Section 9.03     Expenses; Indemnity; Damage Waiver.

(a)     The Borrowers shall pay (i) (1) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and the Existing Administrative Agents and its Affiliates, including the reasonable documented fees, charges and disbursements of one counsel per jurisdiction and area of specialty (it being understood for this purpose that the State of Delaware is considered a separate jurisdiction) for the Administrative Agent, and (2) all reasonable documented fees, charges and disbursements of one counsel per Lender, in each case, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or Existing Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents or Existing Loan Documents, or the Terminated Swap Agreements (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit (including any Existing Letter of Credit) or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or any Lender or Existing Lender, including the fees, charges and disbursements of one counsel per jurisdiction for the Administrative Agent and one counsel per Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents or Existing Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder or the Existing Loan Documents, or the Terminated Swap Agreements, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans, Letters of Credit or Terminated Swap Obligations, including in connection with the Bankruptcy Cases. Expenses being reimbursed by the Borrowers under this Section or the Existing Credit Agreement including, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)     subject to Section 5.11, appraisals and insurance reviews;

(ii)     subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)     Taxes, fees and other charges for (A) Lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent's Liens; and

(iv)     forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)     The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Existing Administrative Agents, the Issuing Bank and each Lender and Existing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or the Existing Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under this Agreement or the Existing Credit Agreement, or the consummation of the Transactions or any other transactions contemplated hereby or by the Existing Credit Agreement, (ii) any Loan, Letter of Credit or any Existing Secured Obligation or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or such Related Party shall admit such gross negligence or willful misconduct in writing in a judicial proceeding of a court of competent jurisdiction. This Section 9.03(b) (other than Section 9.03(a)(iii)) shall not apply to Taxes, except any Taxes that represent losses, claims, damages, liabilities or reasonably related expenses arising from a non-Tax claim.

(c)     To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender and Existing Lender severally agrees to pay to the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)     To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the Existing Credit Agreement or any agreement or instrument contemplated hereby or by the Existing Credit Agreement, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or the Existing Secured Obligations.

(e)     All amounts due under this Section shall be payable within ten (10) Business Days after written demand therefor.

Section 9.04     Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Revolving Commitments and the Loans at the time owing to it (it being understood and agreed, except as otherwise agreed by Administrative Agent in its sole discretion, in making any assignment of a Commitment, Revolving Commitment or outstanding US Loans, such Lender must make a proportional assignment of such Lender's Revolving Netherlands Sublimit and outstanding Loans made to Netherlands Borrower, and vice versa)) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     [reserved];

(B)     the Administrative Agent; and

(C)     the Issuing Bank.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that such fee shall not be charged is such assignment is between an assignor and assignee that are Affiliates of each other); and

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

(E)     in no event shall any such assignments be for an amount of less than 50,000 Euros (or the equivalent thereof in any other currency) of the Revolving Exposures.

For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. It is intended that the Register be maintained such that the Loans are in registered form of the purposes of Sections 163(f), 165(j), 871(h), 881(c) and 4701 of the Code.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for the purposes of the Code, including under Section 5f.103-1(c) of the United States Treasury Regulations or its successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. It is intended that each Participant Register be maintained such that the Loans are in registered form for the purposes of the Code.

A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06     Counterparts; Integration; Effectiveness. This Agreement and any other Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Existing Credit Agreement, the other Loan Documents and the Existing Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document.

Section 9.07     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor pledging Collateral as security for the Secured Obligations of such Borrower against any of and all the Secured Obligations arising in respect of such Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks, and, to the extent applicable, the Bankruptcy Code.

If a Netherlands Loan Party is represented by a Person acting under a power of attorney in connection with the signing and/or execution of this Agreement or any other deed, agreement or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties that the existence and extent of such Person's authority under such power of attorney and the effects of the such Person's exercise or purported exercise of such Person's authority shall be governed by the laws of the Netherlands.

(b)     Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York and the Bankruptcy Court in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that if the Bankruptcy Court abstains from hearing or refuses to exercise jurisdiction, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)     Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents, to the fullest extent it may legally and effectively do so, to service of process in the manner provided for notices in Section 9.01. As an alternative method of service, each Netherlands Loan Party, each Mexico Loan Guarantor and the Portugal Loan Guarantor hereby also irrevocably appoints the Process Agent as its agent to receive on behalf of such Netherlands Loan Party, Mexico Loan Guarantor or Portugal Loan Guarantor, as applicable, and its property service of copies of any process, summons, notice or document in any action or proceeding arising out of or relating to any Loan Documents, or for the recognition or enforcement of any judgment.  Such service may be made by mailing or delivering a copy of such process to the applicable Netherlands Loan Party, Mexico Loan Guarantor or Portugal Loan Guarantor in care of the Process Agent. Each Netherlands Loan Party, each Mexico Loan Guarantor and the Portugal Loan Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and the Process Agent hereby accepts its appointment to act as process agent on behalf of the Netherlands Loan Parties, the Mexico Loan Guarantors and the Portugal Loan Guarantor.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)     Notwithstanding any other provision of this Section 9.09, the Bankruptcy Court shall have exclusive jurisdiction over any action or dispute involving, relating to or arising out of this Agreement or the other Loan Documents.

Section 9.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12     Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary in connection with the exercise of any remedies hereunder or the Existing Loan Documents or any suit, action or proceeding relating to this Agreement, any other Loan Document or any Existing Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis other than through a breach of this Section from a source other than the Borrowers. For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13     Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14     USA PATRIOT Act. Each Lender that is subject to the requirements of the Act hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 9.15     Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16     Appointment for Perfection. Each Lender hereby appoints the Administrative Agent and each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.

Section 9.17     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.18     Judgment Currency.

(a)     If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)     The obligation of each Loan Party in respect of any sum due from it to any Lender, the Administrative Agent or the Issuing Bank hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such Lender, Administrative Agent or Issuing Bank of any sum adjudged to be so due in the Judgment Currency such Lender, Administrative Agent or Issuing Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender, Administrative Agent or Issuing Bank in the Agreement Currency, such Loan Party agrees notwithstanding any such judgment to indemnify such Lender, Administrative Agent or Issuing Bank against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, Administrative Agent or Issuing Bank, such Lender, Administrative Agent or Issuing Bank agrees to remit to such Loan Party such excess.

Section 9.19     DIP Netherlands Parallel Debt.

(a)     For the purpose of this Section 9.19, "DIP Netherlands Principal Obligations" means the Netherlands Secured Obligations (other than the guaranties of the US Secured Obligations and the Existing US Secured Obligations provided by the Netherlands Loan Parties) as they may exist from time to time (but, for the avoidance of doubt, excluding each DIP Netherlands Parallel Debt (as defined below)).

(b)     Each Loan Party irrevocably and unconditionally undertakes to pay to the European Collateral Agent amounts equal to the DIP Netherlands Principal Obligations as they may exist from time to time (each a "DIP Netherlands Parallel Debt"). Each DIP Netherlands Parallel Debt will become due and payable at the same time as the corresponding DIP Netherlands Principal Obligation becomes due and payable.

Section 9.20     DIP US Parallel Debt.

(a)     For the purpose of this Section 9.20 "DIP US Principal Obligations" means the US Secured Obligations (other than the guaranties of the Netherlands Secured Obligations and the Existing Netherlands Secured Obligations provided by the US Loan Parties) as they may exist from time to time (but, for the avoidance of doubt, excluding each DIP US Parallel Debt (as defined below)).

(b)     Each Loan Party irrevocably and unconditionally undertakes to pay to the European Collateral Agent amounts equal to the DIP US Principal Obligations as they may exist from time to time (each a "DIP US Parallel Debt"). Each DIP US Parallel Debt will become due and payable at the same time as the corresponding DIP US Principal Obligation becomes due and payable.

Section 9.21     Prepetition Parallel Debt.

(a)     For the purpose of this Section 9.21 "Prepetition Principal Obligations" means the Existing US Secured Obligations as they may exist from time to time (but, for the avoidance of doubt, excluding each Prepetition Parallel Debt (as defined below)).

(b)     Each Loan Party irrevocably and unconditionally undertakes to pay to the European Collateral Agent amounts equal to the Prepetition Principal Obligations as they may exist from time to time (each a "Prepetition Parallel Debt"). Each Prepetition Parallel Debt will become due and payable at the same time as the corresponding Prepetition Principal Obligation becomes due and payable.

Section 9.22     Parallel Debts

(a)     The rights of the European Collateral Agent under each relevant Parallel Debts are its own claims to receive payment from the relevant Loan Party, several and independent from any right that any other party may have under the Loan Documents or the Existing Loan Documents.

(b)     An amount received by the European Collateral Agent in discharge of a Parallel Debt will discharge the corresponding Principal Obligation in an equal amount.

(c)     The aggregate amount outstanding under the Parallel Debts will never exceed the aggregate amount outstanding under the Principal Obligations.

(d)     For purposes of any Netherlands Collateral Document any resignation by the European Collateral Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned to and assumed by the successor agent.

(e)     The European Collateral Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights and obligations under any Netherlands Collateral Document (as the case may be) to such successor agent.

(f)     Each of the parties hereto agrees to and acknowledges the provisions set forth in any Netherlands Collateral Document relating to the Parallel Debts.

Section 9.23     Forbearance Agreement with respect to Netherlands Loan Parties. The Administrative Agent, the Lenders, each Existing Administrative Agent and Existing Lenders hereby agree that, notwithstanding the terms of the Existing Credit Agreement to the contrary, the Existing Netherlands Secured Obligations are deemed not to have been accelerated and become automatically due and payable by virtue of the filing of the Bankruptcy Cases (but rather may continue to remain outstanding, bear interest and be subject to repayment pursuant to the terms and conditions set forth in this Agreement), and none of the Administrative Agent, the Lenders, each Existing Administrative Agent and the Existing Lenders shall exercise any rights and remedies under the Existing Credit Agreement or other Existing Loan Documents against the Netherlands Loan Parties unless and until such time that an Event of Default shall occur under this Agreement (in which case all rights and remedies may be exercised against the Netherlands Loan Parties under the Existing Loan Documents and/or the Loan Documents as determined by Administrative Agent or Required Lenders). In addition, the Administrative Agent, the Lenders, each Existing Administrative Agent and Existing Lenders hereby agree that, notwithstanding the terms of the Existing Credit Agreement to the contrary, the failure of the Loan Parties to timely deliver the quarterly financial statements and corresponding compliance certificate for the fiscal quarter ending March 31, 2020 as required by Section 5.01(b) and (c) of the Existing Credit Agreement shall not constitute a Default or Event of Default under the Existing Credit Agreement or this Agreement, provided, however, the Loan Parties shall deliver such financial statements and corresponding compliance certificate for the fiscal quarter ending March 31, 2020 no later than the time period set forth in Section 5.01(b) and (c) of this Agreement, and if the Loan Parties fail to do so, such failure shall be a Default hereunder and under the Existing Credit Agreement.

Section 9.24     Euro Loans. If by reason of internal policies, legal requirements and limitations or lack of ready access to certain currencies, certain Lenders may not be able to make and maintain Commitments to or make Loans to certain of the Borrowers or make Loans in Euros to Netherlands Borrower, Chase may agree to assume such Commitments or make such Loans in place of such Lenders. If Chase agrees to make such Commitments, it shall agree with each such Lender that it will make or maintain one or more Commitments in the place of such Lender and shall record its agreement with respect thereto in the Register and such Lender shall thereby be released from such Commitment or shall not be required to make or maintain such Loans and such Commitment shall thereafter be included within Chase's Commitment for all purposes hereunder.

Section 9.25     Netherlands Security. Any security (whether in rem, contractual or otherwise) granted pursuant to or in connection with any Collateral Document governed by Netherlands law is intended to secure the Secured Obligations and the Existing US Secured Obligations, as amended, novated, supplemented, extended or restated from time to time (including by way of an increase of the credit made available under the relevant Loan Document or the accession or exit of a party to that document), and references in any such Collateral Document governed by Netherlands law to "Secured Obligations", "DIP Netherlands Secured Obligations", "DIP US Secured Obligations", "Prepetition Secured Obligations" (or similar wording) should therefore be construed to include any obligations as amended, novated, supplemented, extended or restated from time to time as described above.

Section 9.26     Existing Administrative Agents and Lenders. By their execution of this Agreement, each Existing Administrative Agent and Existing Lender consents, acknowledges and agrees to each of the provisions of this Agreement containing the agreement of or otherwise applicable to such Existing Administrative Agent, such Existing Lender, the Existing Credit Agreement and/or the other Existing Loan Documents, as applicable.

Section 9.27     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.28     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents or the Existing Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "US Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents, the Existing Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents or the Existing Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents or the Existing Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.29     Orders Control. In the event of any conflict between the terms of the Financing Order and the terms of this Agreement or any other Loan Document (including the Intercreditor Agreement), the terms of the Financing Order shall govern and control.

ARTICLE X

Loan Guaranty

Section 10.01     Guaranty.

(a)     Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at Stated Maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and the Existing Secured Obligations and all reasonable, documented out-of-pocket costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Existing Administrative Agents, the Issuing Bank, the Lenders and the "Existing Lenders" in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations or Existing Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the "Guaranteed Obligations") provided, however, that the definition of "Guaranteed Obligations" shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations or "Excluded Swap Obligations" (as defined under the Existing Credit Agreement) of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Existing Lender that extended any portion of the Guaranteed Obligations. Notwithstanding anything to the contrary set forth herein, the Portugal Loan Guarantor shall not be a Loan Guarantor solely for purposes of this Article X.

Section 10.02     Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or any Lender or Existing Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an "Obligated Party"), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03     No Discharge or Diminishment of Loan Guaranty.

(a)     Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, including, without limitation, the Bankruptcy Cases, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)     The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)     Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or any Lender or Existing Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Existing Administrative Agents, the Issuing Bank or any Lender or Existing Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04     Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations other than any Unliquidated Obligations for which no definite claim has been submitted. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Loan Guarantor confirms that it shall not raise any surety law as a defense (if applicable) to its obligations hereunder. The Administrative Agent and the Existing Administrative Agents may, at its election, foreclose on any Collateral or "Collateral" (as defined in the Existing Credit Agreement) held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral or "Collateral" in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security. Without limiting the generality of the foregoing, each Mexico Loan Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all rights and benefits of orden, excusión, división, quita, novación, espera and/or modificación and any other rights specified in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849, and any other related or applicable Articles of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes applicable in the States of Mexico (or any successor provisions) and in Mexico City, Mexico. Each Mexico Loan Guarantor hereby expressly and irrevocably represents that it has full knowledge about the content of such Articles described above, and therefore, such Articles are not required to be transcribed herein.

Section 10.05     Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Existing Administrative Agents, the Issuing Bank and the Lenders and Existing Lenders.

Section 10.06     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, including, without limitation in connection with the Bankruptcy Cases, each Loan Guarantor's obligations under this Loan Guaranty (if any) with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Existing Administrative Agents, the Issuing Bank and the Lenders and Existing Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, including, without limitation, by the Bankruptcy Cases, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors to the extent such Loan Guarantor has guaranteed such Guaranteed Obligation forthwith on demand by the Lender or the Existing Lender.

Section 10.07     Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Existing Administrative Agents, the Issuing Bank nor any Lender or Existing Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08     Termination. The Lenders and Existing Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders and the Existing Lenders for any Guaranteed Obligations which such Loan Guarantor has guaranteed, created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations which such Loan Guarantor has guaranteed.

Section 10.09     Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Existing Administrative Agents, Lenders, Existing Lenders or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had such payment been made by the applicable Borrower in accordance with the terms of this Agreement, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 10.10     Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, including, without limitation, the Bankruptcy Code, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders or the Existing Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor's "Maximum Liability"). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders and Existing Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations guaranteed by such Loan Guarantor may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders or the Existing Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor's obligations hereunder beyond its Maximum Liability.

Section 10.11     Contribution.

(a)     In the event any Loan Guarantor (a "Paying Guarantor") shall make any payment or payments under this Loan Guaranty in respect of the Guaranteed Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty in respect of the Guaranteed Obligations, each other Loan Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Applicable Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor's "Applicable Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date in respect of the Guaranteed Obligations (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability in respect of the Guaranteed Obligations has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder in respect of the Guaranteed Obligations (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor in respect of the Guaranteed Obligations, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor's Maximum Liability in respect of the Guaranteed Obligations).

(b)     [Reserved].

(c)     Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Paying Guarantor or Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Existing Administrative Agents, the Issuing Bank, the Lenders, the Existing Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12     Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Existing Administrative Agents, the Issuing Bank and the Lenders and the Existing Lenders under this Agreement, the Existing Credit Agreement and the other Loan Documents and Existing Loan Documents to which such Loan Party is a party without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13     Effect of Netherlands Civil Code. Notwithstanding the foregoing provisions of this Article X, no Loan Party residing or incorporated in The Netherlands shall, or shall be deemed to, guarantee any Obligations or otherwise bind itself (whether by indemnification or otherwise) to the extent that if included, such act would constitute unlawful financial assistance within the meaning of Article 98c or 207c of Book 2 of the Netherlands Civil Code.

Section 10.14     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a CEA Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the termination of all CEA Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative

Section 11.01     Appointment; Nature of Relationship. Libbey Glass Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the "Borrower Representative") hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. The Administrative Agent, the Existing Administrative Agents and the Lenders and the Existing Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02     Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03     Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 11.04     Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05     Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 11.06     Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07     Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each week to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: LIBBEY GLASS INC. By: /s/ Michael P. Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LIBBEY EUROPE B.V. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Authorized Signatory

Signature Page to Debtor-In-Possession Credit Agreement

OTHER LOAN PARTIES: LIBBEY INC. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LGA3 CORP. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

THE DRUMMOND GLASS COMPANY By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer
LGA4 CORP. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

SYRACUSE CHINA COMPANY By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LGFS INC. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

Signature Page to Debtor-In-Possession Credit Agreement

WORLD TABLEWARE INC. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LGC CORP. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LGAC LLC By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LIBBEY.COM LLC By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

LGAU CORP. By: /s/ Michael P Bauer Name: Michael P. Bauer Title: Chief Executive Officer

Signature Page to Debtor-In-Possession Credit Agreement

LIBBEY INTERNATIONAL C.V. represented by its general partner LIBBEY GLASS INC. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Senior Vice President, General Counsel and Secretary

B.V. KONINKLIJKE NEDERLANDSCHE GLASFABRIEK LEERDAM By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Authorized Signatory

LIBBEY EUROPE FINANCE COMPANY B.V. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Authorized Signatory

LIBBEY MEXICO HOLDINGS B.V. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Authorized Signatory

LIBBEY MÉXICO, S. DE R.L. DE C.V. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Attorney-In-Fact

CRISA LIBBEY MÉXICO, S. DE R.L. DE C.V. By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Attorney-In-Fact

Signature Page to Debtor-In-Possession Credit Agreement

CRISAL-CRISTALARIA AUTOMÁTICA, SA By: /s/ Jennifer Michele Jaffee Name: Jennifer Michele Jaffee Title: Chairman of the Board of Directors with delegated powers

Signature Page to Debtor-In-Possession Credit Agreement

JPMORGAN CHASE BANK, N.A., individually,

as Administrative Agent, Lender, Issuing Bank,

Swingline Lender, Existing US Administrative

Agent and an Existing Lender

By: /s/ Donna DiForio
Name: Donna DiForio
Title:   Authorized Officer

J.P. MORGAN EUROPE LIMITED, in its

capacity as an affiliate of JPMorgan Chase Bank,

N.A. designated as Administrative Agent for

purposes of the Portugal Collateral Documents

and Netherlands Collateral Documents and as

Existing Netherlands Administrative Agent with

respect to Section 9.23

By: /s/ Matthew Sparkes
Name: Matthew Sparks
Title:   Authorized Officer

Signature Page to Debtor-In-Possession Credit Agreement

BARCLAYS BANK PLC, as a Lender and Existing Lender By: /s/ Arvind Admal Name: Arvind Admal Title: Vice President

CITIBANK, N.A., as a Lender and Existing Lender By: /s/ Christopher Marino Name: Christopher Marino Title: Director & Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION as a Lender and Existing Lender By: /s/ Donald K. Mitchell Name: Donald K. Mitchell Title: Vice President

Signature Page to Debtor-In-Possession Credit Agreement